Technical Report Summary, Greenbushes Mine, Western Australia Albemarle Corporation Date: 10 February 2025 Exhibit 96.1 | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | | Page i of vii | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 TABLE OF CONTENTS 1. EXECUTIVE SUMMARY .................................................................................................................. 1 1.1 Report Scope ..................................................................................................................................... 1 1.2 Property Description and Location .................................................................................................... 1 1.3 Geology and Mineralization ............................................................................................................... 2 1.4 Exploration Status ............................................................................................................................. 2 1.5 Development and Operations ............................................................................................................ 2 1.6 Mineral Resources and Mineral Reserves ........................................................................................ 4 1.7 Market Studies................................................................................................................................... 6 1.8 Environmental, Permitting, and Social Considerations ..................................................................... 6 1.9 Economic Evaluation ......................................................................................................................... 7 1.10 Recommendations ............................................................................................................................ 9 1.11 Key Risks ......................................................................................................................................... 10 2. INTRODUCTION ............................................................................................................................. 11 2.1 Report Scope ................................................................................................................................... 11 2.2 Site Visits ......................................................................................................................................... 11 2.3 Sources of Information .................................................................................................................... 11 2.4 Forward-Looking Statements .......................................................................................................... 12 2.5 List of Abbreviations ........................................................................................................................ 12 2.6 Independence .................................................................................................................................. 16 2.7 Inherent Mining Risks ...................................................................................................................... 16 3. PROPERTY DESCRIPTION AND LOCATION .............................................................................. 17 3.1 Location ........................................................................................................................................... 17 3.2 Land Tenure .................................................................................................................................... 19 3.3 Surface Rights and Easement ......................................................................................................... 24 3.4 Material Government Consents ....................................................................................................... 24 3.5 Significant Limiting Factors ............................................................................................................. 24 4. ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY 25 4.1 Accessibility ..................................................................................................................................... 25 4.2 Climate ............................................................................................................................................ 25 4.3 Local Resources .............................................................................................................................. 25 4.4 Infrastructure ................................................................................................................................... 25 4.5 Physiography ................................................................................................................................... 26 5. HISTORY ......................................................................................................................................... 27 5.1 Past Production ............................................................................................................................... 27 5.2 Exploration and Development of Previous Owners or Operators ................................................... 28 6. GEOLOGICAL SETTING, MINERALIZATION AND DEPOSIT .................................................... 29 6.1 Regional Geology ............................................................................................................................ 29 6.2 Local Geology .................................................................................................................................. 29 6.3 Mineralization .................................................................................................................................. 35 6.4 Deposit Types .................................................................................................................................. 35 7. EXPLORATION............................................................................................................................... 37 7.1 Exploration ....................................................................................................................................... 37 7.2 Drilling .............................................................................................................................................. 37

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | | Page ii of vii | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 7.3 Hydrogeology .................................................................................................................................. 40 7.4 Geotechnical Data, Testing, and Analysis ...................................................................................... 40 8. SAMPLE PREPARATION, ANALYSES AND SECURITY ........................................................... 42 8.1 Analytical and Test Laboratories ..................................................................................................... 42 8.2 Sample Preparation and Analysis ................................................................................................... 42 8.3 Sample Security .............................................................................................................................. 42 8.4 Density Determination ..................................................................................................................... 43 8.5 Quality Assurance and Quality Control ........................................................................................... 43 9. DATA VERIFICATION .................................................................................................................... 47 10. MINERAL PROCESSING AND METALLURGICAL TESTING ..................................................... 49 10.1 Mineralogy ....................................................................................................................................... 49 10.2 Metallurgical .................................................................................................................................... 49 10.3 LOM Plan ......................................................................................................................................... 50 11. MINERAL RESOURCE ESTIMATES ............................................................................................. 51 11.1 Resource Areas ............................................................................................................................... 51 11.2 Statement Of Mineral Resources .................................................................................................... 51 11.3 Initial Assessment ........................................................................................................................... 52 11.4 Resource Database ......................................................................................................................... 55 11.5 Geological Modelling ....................................................................................................................... 55 11.6 Basic Statistics ................................................................................................................................ 57 11.7 Treatment of High Grade ................................................................................................................. 57 11.8 Geospatial Analysis ......................................................................................................................... 58 11.9 Kriging Neighborhood Analysis ....................................................................................................... 61 11.10 Block Model ..................................................................................................................................... 63 11.11 Grade Dependent Search ............................................................................................................... 64 11.12 Bulk Density ..................................................................................................................................... 64 11.13 Block Model Validation .................................................................................................................... 64 11.14 Resource Classification ................................................................................................................... 68 11.15 Mining Depletion .............................................................................................................................. 70 11.16 Reconciliation .................................................................................................................................. 70 11.17 Comparison to Previous Mineral Resource Estimate...................................................................... 71 12. MINERAL RESERVES ESTIMATES .............................................................................................. 72 12.1 Summary ......................................................................................................................................... 72 12.2 Statement of Mineral Reserves ....................................................................................................... 72 12.3 Approach ......................................................................................................................................... 73 12.4 Planning Status ............................................................................................................................... 74 12.5 Modifying Factors ............................................................................................................................ 74 12.6 Comparison to Previous Mineral Reserve Estimate ........................................................................ 80 13. MINING METHODS ........................................................................................................................ 81 13.1 Mine Method .................................................................................................................................... 81 13.2 Mine Design ..................................................................................................................................... 81 13.3 Geotechnical Considerations .......................................................................................................... 81 13.4 Hydrogeological Considerations ...................................................................................................... 84 13.5 Mining Strategy................................................................................................................................ 84 13.6 Life of Mine Plan .............................................................................................................................. 89 13.7 Mining Equipment ............................................................................................................................ 91 | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | | Page iii of vii | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 14. PROCESSING AND RECOVERY METHODS ............................................................................... 92 14.1 Process Overview............................................................................................................................ 92 14.2 Technical Grade Plant ..................................................................................................................... 95 14.3 Chemical Grade 1 Processing Circuit ............................................................................................. 99 14.4 Chemical Grade 2 Processing Circuit ........................................................................................... 102 14.5 Chemical Grade 3 Processing Circuit ........................................................................................... 105 14.6 Tailings Reprocessing Plant .......................................................................................................... 108 14.7 Final Product ................................................................................................................................. 110 14.8 Plant Yield ..................................................................................................................................... 111 15. INFRASTRUCTURE ..................................................................................................................... 113 15.1 Site Access .................................................................................................................................... 115 15.2 Power Supply ................................................................................................................................ 116 15.3 Water Supply ................................................................................................................................. 116 15.4 Highway Crossing Infrastructure Option ....................................................................................... 122 15.5 Flood Risk ...................................................................................................................................... 122 15.6 Maintenance Service Area ............................................................................................................ 122 15.7 Propane ......................................................................................................................................... 123 15.8 Diesel Storage and Dispensing ..................................................................................................... 124 15.9 Site-Camp Accommodation Facilities ........................................................................................... 124 15.10 Communications and SCADA Systems ........................................................................................ 124 15.11 Tailings Storage ........................................................................................................................... 124 16. MARKET STUDIES ...................................................................................................................... 129 16.2 16.1.4 Lithium prices ..................................................................................................................... 134 17. ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS OR AGREEMENTS LOCAL INDIVIDUALS OR GROUPS .................................................................................................... 138 17.1 Environmental Studies .................................................................................................................. 138 17.2 Environmental Management ......................................................................................................... 147 17.3 Mine Waste and Water Management ............................................................................................ 147 17.4 Operation Permitting and Compliance .......................................................................................... 148 17.5 Social or Community Requirements .............................................................................................. 160 17.6 Mine Closure Requirements .......................................................................................................... 163 18. CAPITAL AND OPERATING COSTS .......................................................................................... 164 18.1 Capital Costs ................................................................................................................................. 164 18.2 Mine Closure and Rehabilitation ................................................................................................... 165 18.3 Operating Costs............................................................................................................................. 165 18.4 Safeguard Mechanism .................................................................................................................. 167 19. ECONOMIC ANALYSIS ............................................................................................................... 168 19.1 Economic Criteria .......................................................................................................................... 168 19.2 Cash Flow Analyses ...................................................................................................................... 168 19.3 Sensitivity Analysis ........................................................................................................................ 171 20. ADJACENT PROPERTIES ........................................................................................................... 172 21. OTHER RELEVANT DATA AND INFORMATION ....................................................................... 173 21.1 Standalone Ore Sorting Plant ........................................................................................................ 173 21.2 Underground Mine ......................................................................................................................... 173

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | | Page iv of vii | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 22. INTERPRETATION AND CONCLUSIONS .................................................................................. 174 22.1 Geology ......................................................................................................................................... 174 22.2 Mining ............................................................................................................................................ 174 22.3 Processing ..................................................................................................................................... 174 22.4 Environmental, Social, and Governance ....................................................................................... 174 22.5 Water ............................................................................................................................................. 175 23. RECOMMENDATIONS ................................................................................................................. 176 23.1 Geology and Mineral Resources ................................................................................................... 176 23.2 Mining ............................................................................................................................................ 176 23.3 Processing ..................................................................................................................................... 176 23.4 Infrastructure ................................................................................................................................. 177 23.5 ESG ............................................................................................................................................... 177 23.6 Tailings Storage............................................................................................................................. 177 23.7 Water ............................................................................................................................................. 177 24. REFERENCES .............................................................................................................................. 178 25. RELIANCE ON INFORMATION PROVIDED BY REGISTRANT ................................................. 181 25.1 Macroeconomic Trends ................................................................................................................. 181 25.2 Marketing ....................................................................................................................................... 181 25.3 Legal Matters ................................................................................................................................. 181 25.4 Environmental Matters .................................................................................................................. 181 25.5 Stakeholder Accommodations ....................................................................................................... 181 25.6 Governmental Factors ................................................................................................................... 182 26. DATE AND SIGNATURE PAGE .................................................................................................. 183 | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | | Page v of vii | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 LIST OF TABLES Table 1-1 Nameplate and LOM Plant Capacities .................................................................................... 3 Table 1-2 LOM Physicals ......................................................................................................................... 4 Table 1-3 Statement of Mineral Resources at 30 June 2024 .................................................................. 4 Table 1-4 Statement of Mineral Reserves as at 30 June 2024 ............................................................... 5 Table 1-5 Summary of Capital Costs ....................................................................................................... 8 Table 1-6 Summary of Economic Evaluation ........................................................................................... 8 Table 2-1 Site Visit Summary ................................................................................................................ 11 Table 2-2 List of Abbreviations .............................................................................................................. 12 Table 3-1 Greenbushes Mine Land Tenure ........................................................................................... 21 Table 7-1 Lode Resource Drilling Summary .......................................................................................... 38 Table 8-1 Central Lode Density Statistics .............................................................................................. 43 Table 8-2 Summary of CRM Submissions for Li2O ............................................................................... 44 Table 10-1 Greenbushes Mineralogical Report Summary .................................................................. 49 Table 10-2 Greenbushes Metallurgical Testwork Summary ................................................................ 50 Table 11-1 Statement of Mineral Resources at 30 June 2024 ............................................................ 52 Table 11-2 Mineral Resources Marginal Cut-off Grade Assumptions ................................................. 53 Table 11-3 Interpreted Variogram Models ........................................................................................... 60 Table 11-4 Block Model Size and Extents ........................................................................................... 63 Table 11-5 Bulk Density Assigned ....................................................................................................... 64 Table 11-6 Global Statistical Comparison of Grades of Blocks and Composites by Domain ............. 68 Table 11-7 Comparison with Previous Mineral Resources Estimates ................................................. 71 Table 12-1 Statement of Mineral Reserves as at 30 June 2024 ......................................................... 73 Table 12-2 Pit Optimization Parameters .............................................................................................. 75 Table 12-3 Pit Design Parameters ....................................................................................................... 77 Table 12-4 Ramp and Pit Standoff Parameters ................................................................................... 77 Table 12-5 Mineral Reserves Mass Yield ............................................................................................ 79 Table 12-6 LOM Plant Feed Yield ........................................................................................................ 79 Table 12-7 Reserves Marginal Cut-off Grade Assumptions ................................................................ 79 Table 12-8 Comparison with Previous Mineral Reserve Estimates ..................................................... 80 Table 13-1 Waste Dump Capacity ....................................................................................................... 86 Table 13-2 LOM Physicals ................................................................................................................... 89 Table 13-3 LOM Schedule as at 30 June 2024 ................................................................................... 90 Table 13-4 Major Production Mine Fleet .............................................................................................. 91 Table 13-5 Major Mining Fleet Summary ............................................................................................. 91 Table 14-1 Nameplate and LOM Plant Capacities .............................................................................. 92 Table 17-1 Current Key Operation E&S Approvals and Licenses/Permits ........................................ 150 Table 17-2 Future Key E&S Approvals and Licences/Permits .......................................................... 155 Table 17-3 Status with Material E&S Non-Compliance ..................................................................... 158 Table 18-1 LOM Capital Cost Estimate ............................................................................................. 164 Table 18-2 Annual Capital Costs Summary ....................................................................................... 165 Table 18-3 Annual Operating Costs Summary .................................................................................. 166 Table 18-4 LOM Opex Excluding Royalties ....................................................................................... 166 Table 18-5 LOM Average Annual Cost Excluding Distribution .......................................................... 167 Table 19-1 Summary of Economic Evaluation ................................................................................... 169 Table 19-2 Annual Cashflow .............................................................................................................. 170 Table 19-3 Sensitivities Applied to NPV Sensitivity Analysis ............................................................ 171

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | | Page vi of vii | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 LIST OF FIGURES Figure 1-1 Lithium supply-demand balance ('000 tonnes LCE) ................................................................ 6 Figure 3-1 Greenbushes General Location Plan .................................................................................... 18 Figure 3-2 Greenbushes Regional Location Map ................................................................................... 20 Figure 3-3 Greenbushes Mine Operation Layout .................................................................................... 23 Figure 6-1 Regional Geology .................................................................................................................. 30 Figure 6-2 Generalized Geology Map with inset Cross Section (Partington, 1990) ............................... 31 Figure 6-3 E-W Cross-Section across the Central and Kapanga Zones ................................................ 32 Figure 6-4 Simplified Stratigraphic Column ............................................................................................ 33 Figure 6-5 Generalized Cross Section (looking north) Showing Greenbushes Pegmatite Mineral Zoning 35 Figure 7-1 Plan View of Drilling Type ...................................................................................................... 38 Figure 8-1 Scatter Plot showing CRM SORE 2 performance for Li2O (warning = 2xSD, error = 3xSD) 44 Figure 8-2 CRM Scatter plot showing SORE 3 performance for Li2O. (warning = 2xSD, error = 3xSD) .. 44 Figure 8-3 Scatter plot of RC Field Duplicates ........................................................................................ 45 Figure 8-4 Scatter Plot of DD Field Duplicates ....................................................................................... 46 Figure 8-5 Q-Q' Plots for RC Pulp Duplicate ........................................................................................... 47 Figure 8-6 Q-Q' Plots for DD Pulp Duplicate ........................................................................................... 47 Figure 11-1 Exclusion Zone for Mineral Resources .............................................................................. 54 Figure 11-2 Cross Section View Main Modelled Lithologies ................................................................. 56 Figure 11-3 Histogram of sample lengths ............................................................................................. 56 Figure 11-4 Log Histogram for Li2O for the Central lode pegmatite (Top), and Kapanga pegmatites (Bottom) 57 Figure 11-5 Log Probability curve for Li2O, (central lode pegmatite high-grade and low-grade samples combined). 58 Figure 11-6 Combined Log Probability Plot. ......................................................................................... 58 Figure 11-7 Variography for Central Lode high-grade Domain ............................................................. 59 Figure 11-8 Variography for Kapanga high-grade Domain ................................................................... 59 Figure 11-9 QKNA results for Block Sizes. ........................................................................................... 61 Figure 11-10 QKNA analysis for min/max number of composites to use for estimation ........................ 62 Figure 11-11 QKNA additional analysis (negative kriging weights), for min/max number of composites to use for estimation .................................................................................................................................. 62 Figure 11-12 QKNA assessment for search ellipsoid distances ............................................................. 63 Figure 11-13 Example East-West Cross Sections Looking North. ......................................................... 65 Figure 11-14 Central Swath Plots on 50m Spacing ................................................................................ 66 Figure 11-15 Kapanga Swath Plots 50 m Spacing ................................................................................. 67 Figure 11-16 Classification Central (Left) and Kapanga (Right) ............................................................. 69 Figure 11-17 Long sections Showing Central (Left) and Kapanga (Right) Resource Classification ...... 69 Figure 11-18 Tonnage and Grade, Grade Control Reconciliation ............................................................. 70 Figure 12-1 Pit Optimization Shell ......................................................................................................... 76 Figure 12-2 Mineral Reserve Pit Shell Slope Design ............................................................................ 78 Figure 13-1 LOM Final Pit Design (Adopted from 2023) ....................................................................... 83 Figure 13-2 LOM Total Material Movement .......................................................................................... 85 Figure 13-3 LOM Feed and Operational Mass Yield ............................................................................ 85 Figure 13-4 LOM Active Mining Areas .................................................................................................. 86 Figure 13-5 LOM Active Dumping Areas .............................................................................................. 87 Figure 13-6 Location of S8 Waste Dump .............................................................................................. 88 Figure 14-1 Greenbushes Processing Overview – Block Flow Diagram .............................................. 93 Figure 14-2 Greenbushes Process Plants – Aerial Image .................................................................... 94 Figure 14-3 Crushing Circuit 1 TGP – Block Flow Diagram.................................................................. 96 Figure 14-4 Technical Grade Plant – Block Flow Diagram ................................................................... 97 Figure 14-5 Technical Grade Plant ....................................................................................................... 98 Figure 14-6 Crushing Circuit 1 CGP1 – Block Flow Diagram ............................................................... 99 Figure 14-7 CGP1 – Block Flow Diagram ........................................................................................... 100 Figure 14-8 Chemical Grade Plant 1 – External View ........................................................................ 101 Figure 14-9 Crushing Circuit 2 – Block Flow Diagram ........................................................................ 103 Figure 14-10 CGP2 – Block Flow Diagram ........................................................................................... 104 Figure 14-11 Chemical Grade Plant 2 – Exterior View ......................................................................... 105 Figure 14-12 Crushing Circuit 3 – Block Flow Diagram ........................................................................ 106 Figure 14-13 CGP3 – Block Flow Diagram ........................................................................................... 107 | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | | Page vii of vii | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 Figure 14-14 Chemical Grade Plant 3 – Under Construction ............................................................... 108 Figure 14-15 TRP – Block Flow Diagram.............................................................................................. 109 Figure 14-16 TRP Concentrate Storage Sheds .................................................................................... 110 Figure 15-1 Overall Layout (Source: Google Earth, 2024) ................................................................. 114 Figure 15-2 Port of Bunbury - Berth 8 ................................................................................................. 116 Figure 15-3 Water Storages ................................................................................................................ 118 Figure 15-4 Simplified Water Flow Sheet ........................................................................................... 119 Figure 15-5 Water Pipe Route Saltwater Gully to Clearwater Dam .................................................... 121 Figure 15-6 South Western Highway Underpass Option (Source: Aurecon, 2024) .......................... 122 Figure 15-7 Mine Services Area (MSA) .............................................................................................. 123 Figure 15-8 TSF 2 ............................................................................................................................... 125 Figure 15-9 Greenbushes TSFs .......................................................................................................... 127 Figure 16-1 EV sales and penetration rates (000 vehicles, %) ............................................................... 130 Figure 16-2 Lithium demand in key sectors ('000 LCE tonnes) .............................................................. 130 Figure 16-3 Forecast mine supply ('000 tonnes LCE) ............................................................................. 133 Figure 16-4 Lithium supply-demand balance ('000 tonnes LCE) ............................................................ 134 Figure 16-5 Spodumene prices (6% lithia, spot, CIF China, US$/tonne ................................................. 135 Figure 16-6 Spodumene long-term price forecast scenarios (6% LiO spot, CIF China, US$/tonne, real (2024)) 137 Figure 19-1 Cashflow and Pre-Tax NPV Summary (100% Basis) ...................................................... 169 Figure 19-2 NPV Sensitivity Analysis .................................................................................................. 171

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 1 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 1. Executive Summary Greenbushes is held within the operating entity, Talison Lithium Australia Pty Ltd (“Talison” or the “Company”) of which Albemarle is a 49% owner, with the remaining 51% ownership controlled by the Tianqi/IGO Joint Venture (JV) between Tianqi Lithium (Tianqi) and IGO Ltd (IGO) with ownership of 26.01% and 24.99%. Talison engages in and carries out work at the Operation, while each party manages the marketing and sales of its attributable share of spodumene concentrate. RPM’s technical team (the Team) consisted of Senior, Principal, and executive-level Consultants in geology, mining, processing, infrastructure, environment, health, safety, and social (EHSS) relevant experience in the project's styles of mineralization, mining methods, and regional setting. RPM, as the QP, was responsible for compiling or supervising the compilation of this Report and the Statements of Mineral Resources and Mineral Reserves stated within. It should be noted that all costs are presented in Australian dollars ($) unless otherwise stated, the economics have been detailed and evaluated on a 100% equity basis, and no adjustment has been made for inflation (real terms basis). 1.1 Report Scope The purpose of this Report is to provide a Technical Report Summary for Greenbushes, which includes a statement of Mineral Resources and Mineral Reserves at Greenbushes as at 30 June 2024, reported to reflect the ownership in the relevant holding companies that own the Project. This TRS conforms to the United States Securities and Exchange Commission’s (SEC) Modernized Property Disclosure Requirements for Mining Registrants as described in Title 17 Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601 (b)(96) Technical Report Summary. The Report was prepared by RPM as a third-party firm in accordance with S-K 1300. References to the QP are references to RPM and not to any individual employed or engaged by RPM. In addition to work undertaken to generate independent Mineral Resources and Mineral Reserves estimates, the TRS relies largely on information provided by Talison or the Client, either directly from the site and other offices or from reports by other organizations whose work is the property of the Talison or the Client or its subsidiaries. The data relied upon for the Mineral Resources and Mineral Reserves estimates independently completed by RPM have been compiled primarily by the Client and Talison and subsequently reviewed and verified as well as reasonably possible by RPM. The TRS is based on information made available to RPM as at 30 June 2024. Neither the Client, nor Talison has advised RPM of any material change, or event likely to cause material change, to the underlying data, designs, or forecasts since the date of asset inspections. It is noted that references to quarterly, half-yearly or annual time periods are based on a calendar year commencing 1 January each year, unless otherwise noted. 1.2 Property Description and Location Greenbushes is a medium-scale open cut mining operation located 250 km south of Perth in Western Australia directly adjacent the Southwest Highway. The highway allows access to a third-party-owned and operated major bulk handling port capability located 90 km to the northwest at Bunbury. Greenbushes is one of the largest known high grade spodumene pegmatite resources in the world and extracts lithium and tantalum products. The Operation’s property area is approximately 3,500 hectares (ha), which is a smaller subset of a larger 10,067 ha land package controlled 100% by Talison. RPMGlobal USA, Inc., acting as the Qualified Person (“QP”), has been engaged by Albemarle Corporation (“Albemarle” or the “Client”) to prepare a Technical Summary Report on the Greenbushes Lithium Mine (“Greenbushes” or the “Operation” or the “Mine”) located in Western Australia (Figure 3-1). The purpose of this Report is to provide a Technical Report Summary (“TRS” or the “Report”) in accordance with the United States Securities and Exchange Commission (SEC) S-K Regulations. | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 2 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 The Operation is accessible year-round via sealed bitumen roads, and there is sufficient road, air and port infrastructure in place with sufficient capacity to support the planned mining operations. The climate is characterized as temperate, and RPM considers there to be no limitations on mining or exploration at the site due to the climate. 1.3 Geology and Mineralization The intrusive rocks of the Greenbushes Pegmatite District lie within the Balingup metamorphic belt which lies within the Southwest Gneiss Terrains of the Yilgarn Craton. The pegmatites are spatially associated with and controlled by the Donnybrook-Bridgetown Shear Zone which is central to this belt, and potentially controls both the regional and local emplacement of the mineralization. The Greenbushes pegmatite deposit consists of several large pegmatite intrusive bodies which are separated into two main lodes, namely the Central and Kapanga lodes. Both areas consist of several pegmatite bodies; however, the Central lode displays significantly more continuity and thickness as compared to the Kapanga lode. Five distinct mineralogical zones have been defined in the Greenbushes central lode pegmatite. Generally, the pegmatite shows a contact zone, a K-feldspar (Potassium)-rich zone, an albite (sodium)-rich zone, a mixed zone and a spodumene (Lithium)-rich zone. The bulk of the lithium in the deposit is contained within the spodumene-rich zone, generally towards the center of the Central lode pegmatite. 1.4 Exploration Status The Greenbushes deposit is well explored and understood, with exploration drilling programs completing 1,572 holes since drilling commenced in the early 1970s. Exploration has been continuous throughout the life of the Operation, with recent exploration focused on the mining areas within the Life of Mine (LOM) pit limits. These exploration programs have gathered geological and geochemical data, with the bulk of this data collected from surface drilling activities. However, some drilling has been undertaken via underground methods. Greenbushes’ forward-looking exploration strategy focuses on increasing the geological confidence within the footprint of the tenement holdings to expand the current resource base. 1.5 Development and Operations The Operation utilizes conventional open-cut mining techniques optimized for the deposit's geological characteristics, with targeted extraction from the Central Lode and Kapanga pegmatite zones. Mining is forecast to be within a single open cut with the final pit design incorporating staged cutbacks to balance cost efficiency, recovery and safety. The mining fleet is expected to remain fully contractor-operated, consisting of a mixed fleet of hydraulic excavators and 140-tonne haul trucks. Contractors manage equipment supply, maintenance, replacement, and workforce logistics, subsequently, all mining costs are based on unit rates. 1.5.1 Key Site Infrastructure The Operation currently has four operating processing plants and associated infrastructure – Chemical Grade Plant #1 (CGP1), Chemical Grade Plant #2 (CGP2), a Tailings Retreatment Plant (TRP) and a Technical Grade Plant (TGP). Combined, these plants produce various technical-grade lithium concentrates and a 6% lithium-grade concentrate (SC6.0). As outlined in Table 1-1, the plants combined have a total nameplate processing capacity of 6.55 Mtpa producing up to 1.5 Mtpa of lithium mineral concentrate. A third Chemical Grade Plant #3 (CGP3) is currently being constructed and is forecast to commence commissioning in mid-2025, which will increase nameplate processing capacity to 8.95 Mtpa. RPM highlights that several of the plants have failed to achieve nameplate capacity, as such RPM has assumed lower throughputs for the LOM plan as noted in Table 1-1.

RPMGLOBAL

Table 1-1 Nameplate and LOM Plant Capacities

Asset	Nameplate (Mtpa)	RPM Capacity (Mtpa)
CGP1	1.8	1.8
CGP2	2.4	2
TRP	2	1.7
TGP	0.35	0.35
Current Capacity	6.55	5.85
CGP3	2.4	2.4
LOM Capacity	8.95	8.25

The Operation is powered by a 132 kV transmission line from the Hester substation to the on-site Greenbushes Lithium Mine Substation, with a capacity of 120 MVA and a current load of 21 MVA. The contracted maximum demand is 40 MVA, with a request to increase to 65 MVA to support future growth.

The water supply system relies entirely on rainfall and surface water runoff to a network of relatively small dams, with the majority of rainfall occurring during winter. Nine water storage dams are operating on site, with a planned additional dam currently pending approval for construction. The S8 Salt Water Gully (SWG) Expansion Project is a key component of the five-year LOM plan as it includes both waste storage and water storage areas as well as establishing a highway crossing over the South Western Highway.

Typical storage within the current dams is approximately 5 to 6 GL which is considered very low compared to annual process water demand of 25 GL or more (before taking into account decant return). Water supply is a key risk to the achievability of the LOM plan and is detailed further in Section 1.11. Four (4) tailings storage facilities (TSFs), namely TSF 1, TSF 2, TSF 3 and TSF 4 have been developed at Greenbushes as part of the mining operations. TSF 2's remaining capacity was consumed in H1 2024 with all material after this time placed in TSF 4. At the start of July 2024, the remaining capacity of TSF 4 was 40.4 Mbcm which, based on the current LOM, is sufficient until 2034. After this time, tailings are planned to be stored in a new TSF 5 facility proposed to be located in an off-site location with a design capacity of 77 Mbcm. Further details are provided in Section 1.8, 1.11, and Section 17 regarding approvals and risks associated with TSFs.

There is currently one (1) operating waste dump, S1 (Floyds), which has a current capacity of 77.8 Mbcm and is due to reach capacity by 2028 with other approved areas allowing operations to continue until 2033. Following this, a number of waste dumps are planned to be constructed to support the LOM waste storage requirements. As detailed in Section 1.8, 1.11, and Section 17 , a number of approvals are required for each of these.

1.5.2 Life of Mine Physicals

The key physicals relevant to the LOM plan have been summarized in Table 1-2. Active mining in the LOM plan extends to 2047, with stockpile processing continuing until 2050. Total annual material movement is projected to progressively ramp up in 2025 and peak at 48.6 Mt in 2028, sustaining steady production rates thereafter.

Each of the five plants that form the basis for the LOM plants has a different yield forecast which is detailed in Section 14.

The mining operation is spatially constrained, with the current approved dump capacity sufficient only until 2033. To achieve the full LOM, it is essential to secure the necessary regulatory approvals, biodiversity offsets, and land acquisitions for additional dump capacity. While it is common for mining operations with a 20+ year LOM to require future approvals, RPM highlights an elevated risk at Greenbushes due to spatial limitations, regulatory requirements, and the need for capital investment. RPM considers these areas to be material risks to achieve the LOM plan as noted in Section 1.11, and Section 17.

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 3 of 183 |

This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025

RPMGLOBAL

Table 1-2 LOM Physicals

Parameter	Units (metric)	LOM
LOM Active Mine Period	Years	23.5
LOM Plant Period	Years	26.5
Waste Material Moved	Mt	916.0
Ore Mined (ex-pit)	Mt	148.8
Ore Mined (reprocessed tailings)	Mt	4.4
Ore Processed (Feed total)	Mt	155.9
Feed Grade (Total average)	%	1.8
Strip Ratio (ROM)	t:t	6.2
LOM Operational Yield	%	21.5
Concentrate Tonnes (SC6.0)	Mt	33.6

1.6 Mineral Resources and Mineral Reserves

Unless otherwise stated in this Report, the Mineral Resources and Mineral Reserves reported reflect the Company's 49% interest in the asset, and Mineral Resources are reported exclusive of Mineral Reserves (i.e. Reported Mineral Resources are in addition to reported Mineral Reserves).

The Mineral Resources as at 30 June 2024 summarized in Table 1-3 have been estimated and classified in accordance with S-K 1300 and have reasonable prospects for eventual economic extraction in line with an Initial Assessment. The Mineral Resources have been estimated with reference to a cut-off grade (COG) 0.55% Li_2O, employing an open cut mining method. The COG was determined with regard to estimated mining and processing costs, product qualities, and long-term benchmark pricing. It is highlighted that the long-term benchmark price provided by third-party experts Fastmarkets (as discussed in Section 11.5) is over a timeline of 7 to 10 years, which was selected based on the Mineral Resource's reasonable long-term prospect rather than its short-term viability (0.5 to 2 years).

RPM considers the geological model to be based on adequate structural and geochemical data that has been reviewed and verified by geologists over a long period of time, as well as by RPM. Deposit modeling has been carried out using industry-standard geological modeling software and procedures. The estimation and classification of the Mineral Resource reflect the QP's opinion of a substantial quantum of in situ material with reasonable prospects for eventual economic extraction remaining available.

RPM notes that the stockpiles and TSF material are included in Mineral Reserves and hence excluded from Mineral Resources.

Table 1-3 Statement of Mineral Resources at 30 June 2024

Type	Classification	Quantity (100%) (Mt)	Attributable Quantity (49%) (Mt)	Li_2O (%)
Open Pit	Indicated	76.7	37.6	1.5
	Inferred	16.7	8.2	1.7

Notes:

1. The Mineral Resources are reported exclusive of the Mineral Reserves.
2. The Mineral Resources have been compiled under the supervision of RPM as the QP.
3. All Mineral Resources figures reported in the table above represent estimates at 30 June 2024. Mineral Resource estimates are not precise calculations, being dependent on the interpretation of limited information on the location, shape and continuity of the occurrence and on the available sampling results. The totals contained in the above table have been rounded to reflect the relative uncertainty of the estimateand rflect the view of the QP. Rounding may cause some computational discrepancies.
4. Mineral Resources are reported in accordance with S-K 1300.
5. The Mineral Resources reflects the 49% ownership in the relevant holding companies.
6. The Mineral Resources are reported at a cut-off grade of 0.55 % Li_2O. Refer to Section 11 for determinations of the cut-off grade applied.

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The Mineral Reserves have been estimated as at 30 June 2024 as summarized in Table 1-4 Statement of Mineral Reserves as at 30 June 2024. Mineral Reserves are subdivided into Proven Mineral Reserves and Probable Mineral Reserves categories to reflect the confidence in the underlying Mineral Resource data and modifying factors applied during mine planning. A Proven Mineral Reserve can only be derived from a Measured Mineral Resource, while a Probable Mineral Reserve is typically derived from an Indicated Mineral Resource as well as Measured Resources dependent on the QP's confidence in the underlying Modifying Factors. No Measured Mineral Resources have been reported for the Operation, as such no Proven Mineral Reserves are reported.

The conversion of Mineral Resources to Mineral Reserves incorporated systematic mine planning and analysis, including pit optimization, detailed pit design, the application of modifying parameters, LOM scheduling, and cost analysis. All Mineral Reserve calculations are in metric units, with Li_2O grades reported in percentage (%).

Mineral Reserve quantities were estimated using a marginal cut-off grade of 0.7% Li_2O and a selling price of US$ 1,300, based on Fastmarkets Market Study Guidance in Section 16.

Table 1-4 Statement of Mineral Reserves as at 30 June 2024

Classification	Type	Quantity (100%) (Mt)	Attributable Quantity (49%) (Mt)	Li_2O%
Probable	In situ	148.8	72.9	1.8
Probable	Stockpiles	2.8	1.4	2.4
Probable	TSF 1	4.3	2.1	1.4
	Total	155.9	76.4	1.8

Notes:

1. The Mineral Reserves are additional to the reported Mineral Resources.
2. The Mineral Reserves have been estimated by RPM as the QP.
3. Mineral Reserves are reported in accordance with S-K 1300.
4. The Mineral Reserves have been reported at a 49.0% equity basis.
5. Mineral Reserves are reported on a dry basis and in metric tonnes.
6. The totals contained in the above table have been rounded with regard to materiality. Rounding may result in minor computational discrepancies.
7. Mineral Reserves are reported considering a nominal set of assumptions for reporting purposes:
   - Mineral Reserves are based on a selling price of US$1,300/t for chemical grade concentrate (6% Li_2O), and concentrate transport and selling cost of US$9.75/t. RPM has relied on third-party and expert opinions and notes the selling price is below the Fastmarkets CIF China, Japan, Korea (CJK) low-case 10-year average price of US$1,333 .
   - Mineral Reserves assume a 98% global grade factor.
   - Mineral Reserves are diluted by approximately 3.5% (2% grade reduction + 1.5% internal dilution).
   - All Inferred material (3.3 Mt) with reported Li2O content greater than zero, is allocated to waste.
   - Ore blocks with a Li_2O grade greater than or equal to 0.7% and less than or equal to 1.9%, and an iron oxide (Fe_2O_3) content greater than or equal to 2.9% are classified as contaminated ore . This material is included in the Mineral Reserves and LOM plan; however, is processed separately to clean ore, and at a decreased concentrate grade. Material above 1.9% Li2O is considered clean or irrespective of the Iron grade.
   - Costs estimated in Australian Dollars were converted to U.S. dollars based on an exchange rate of AU$1.00:US$0.68.
   - The economic CoG calculation is based on an estimated US$2.67/t-ore incremental ore mining cost, US$35.77/t-ore processing cost, US$10.03/t-ore G&A cost, and US$3.54/t-ore sustaining capital cost.
   - The price, cost and mass yield parameters produce a calculated economic COG of 0.62% Li_2O. However, due to the internal constraints of the current operations, an elevated Mineral Reserves COG of 0.7% Li2O has been applied.
   - The mass yield for ore processed through the Chemical and Technical plants is estimated based on formulas that vary depending on Li_2O%. For CGP1, the formula is MY%=9.362 × Feed Li_2O%^1.319. For CGP2 and CGP3, the formula is MY%=(9.362 × Feed Li_2O%^1.319)+(Feed Li_2O% × 0.82). The TGP formula is MY%=41.4 and the TRP formula is MY%=13.6.
   - Waste tonnage within the reserve pit is 916.0 Mt at a strip ratio of 6.2:1 (waste to ore – not including reserve stockpiles).

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1.7 Market Studies

Fastmarkets has developed a marketing study on behalf of Albemarle to support lithium pricing assumptions utilized in this Report. This market study does not consider by- or co-products that may be produced alongside the lithium production process.

Battery demand is now responsible for 85.0% of all lithium consumed. Looking forward, Fastmarkets expects demand from eMobility, especially battery electric vehicles (BEVs), to continue to drive lithium demand growth. Supply is still growing despite the low-price environment and some production restraint. This has coincided with a period of weaker-than-expected demand growth. Ironically, the industry is still growing healthily; Fastmarkets expects demand growth from electric vehicles (EVs) to average 25% over the next few years, but this is slower than >40% growth in demand from EVs the market was used to in the early post-Covid years. The high prices in 2021-2022 triggered a massive producer response with some new supply still being ramped up, while at the same time, some high-cost production is being cut, mainly by non-Chinese producers.

The combination of weaker-than-expected demand at a time when supply is still rising means the market is likely to be in a supply surplus until 2026. Based on supply restraint and investment cuts, Fastmarkets forecasts the market to swing back into a deficit in 2027. This could change relatively easily should demand exceed expectations and supply expansion disappoint to the downside.

Fastmarkets recommends that a real price of US$1,300/tonne for spodumene SC6.0 CIF China should be utilized by Albemarle for Mineral Reserve estimation. Recommended prices are on the lower end of Fastmarkets' low-case scenario.

Figure 1-1 Lithium supply-demand balance ('000 tonnes LCE)


Total apparent demand
Balance
Total supply
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
-500
2022
2023
2024f
2025f
2026f
2027f
2028f
2029f
2030f
2031f
2032f
2033f
2034f

Source: Fastmarkets

Based on the Fastmarkets report, RPM has adopted the following to support Mineral Resource and Mineral Reserve Estimation:

- Mineral Resources: US$1,500/t for spodumene SC6.0 CIF China
- Mineral Reserves: US$1,300/t for spodumene SC6.0 CIF China; and
- Financial Modelling: US$1,300/t for spodumene SC6.0 CIF China from 2027, increased from spot price in line with the Fastmarkets forecast.

1.8 Environmental, Permitting, and Social Considerations

The Operation is generally in compliance with the current E&S approvals and permits. However, there have been some operational incidents and non-compliance issues such as chemical spills, unauthorized land disturbance, infrastructure damage, pollution control equipment malfunction and a fauna strike. In addition, the Department of Energy, Mines, Industry Regulation and Safety (DEMIRS) issued a notification of a

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potential breach of the tenement conditions 61 on M 01/06 and 41 on M 01/07 (dated 28 August 2024). This potential breach relates to the deviation from the approved design for TSF 4. Talison submitted its response to this notification to DEMIRS on 24 September 2024. Talison provided a detailed justification as to why it does not consider tenement conditions have been breached, which is supported by proposed corrective action measures. The reply from DEMIRS is pending.

There are several key project approvals required for near to medium term mining in the LOM Plan, including the S8 Saltwater Gully Water (SWG) waste rock landform (WRL), (SWG) Dam, S2 WRL, S7 WRL, CGP3 CR3, CGP3, TSF5, TSF 4 Cell 2 (wall lifts), Cowan Dam Raise, Southampton / Austin Dam Raise, WTP/ARU Expansion and TSF 5. Further details are provided in Section 17.

RPM notes there are three (3) potential sites for TSF 5 and Talison anticipates the site location to be confirmed by the end of 2025. RPM considers that the key risks that will need to be resolved to secure land access for TSF 5 are:

- Extensive existing and proposed state forest and high conservation values will complicate securing offsets and approvals.
- Potential for heritage values have not been evaluated.
- Potential existence of third-party infrastructure on the selected area will further impede or constrain approvals, though to some extent this may be mitigated through monetary compensation and engineering. This is expected to be only farm related infrastructure.
- Acquisition of freehold land will entail landholder negotiation, though to some extent this may be expedited with adequate monetary compensation.

There are environmental and social (E&S) values that may place limitations on the Operation. Continuously monitored elevated dust or noise levels may result in temporary modifications to some operational activities, and the existence of currently unknown cultural heritage sites or biodiversity values may result in exclusion zones within future project development areas. RPM notes that the known areas are excluded from the LOM plan and native title studies have been completed.

There are potential future E&S limits, constraints and obligations that may be difficult or costly to meet. These are associated with land access (including biodiversity offsets) for tails and waste storage areas, meeting ambient noise/air quality requirements, maintaining zero surface water discharge, and meeting greenhouse gas emissions/safeguard mechanism obligations. RPM considers that the identified potential future E&S constraints will require careful management if the proposed LOM plan is to be realized in the near to medium term.

Talison has assessed and is managing the Aboriginal cultural heritage issues associated with the Operation. Talison has Heritage Agreements in place with the local indigenous groups, which will facilitate and guide any future required heritage surveys for the Operation. With the renewal of the mining leases pending, in 2026, renegotiation of these agreements may potentially be required.

Talison has established an extensive stakeholder engagement and community development program. The stakeholder engagement is guided by an overarching Stakeholder Engagement Plan (SEP) and Stakeholder Management System, which is managed by a dedicated Stakeholder Engagement Team (SET). Talison has also developed the 2024 Stakeholder Engagement & Community Relations Business Plan, which outlines and guides the current specific stakeholder engagement and community development activities for future plans.

A current approved Mine Closure Plan (MCP) is in place, and RPM considers that the 2024 financial liability estimate for closure of $195M ($236M with contingency 100% basis) is representative of the level of disturbance and associated closure requirements detailed in the MCP.

1.9 Economic Evaluation

RPM highlights that the opex and capital estimates for the next 5 years, along with the sustaining capital, are based on first principle cost build-ups and are considered to be at least to a pre-feasibility level of accuracy. The remainder of the capital expenditures are based on built-up using typical costing methods for an operation of the scale, long mine life, and operation requirements to meet the LOM plan. In addition,

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various contingencies are built into the cost estimates. As such RPM considers the basis of costs reasonable for an Operation.

Operating Costs

The LOM operating costs are built up from first principles with reference to historical actuals (cost and production performance), the LOM physical schedule, and forecast product estimates. The total Free on Board (FOB) operating costs (which exclude royalties and shipping costs) are $20,723M over the LOM and the average LOM FOB cost is $599/t product.

Mine Closure of $236M is included in addition to the operating costs and allows for the total planned closure costs, ongoing closure holding costs and workforce redundancy.

Capital Costs

The economic evaluation summarized in Table 1-5 includes:

- Sustaining capital for equipment purchase and replacement, and other general sustaining capital costs, which are typical for an operating asset of this scale.
- Growth capital to support the LOM production ramp up, CGP3 and upgrades, TSF 5 and other mine infrastructure projects, EPCM and associated contingency.
- Mobile equipment leases

Table 1-5 Summary of Capital Costs

Capital Expenditure Item	$ M
Sustaining Capital Expenditure	1,310
Growth Capital Expenditure	2,120
Leases (Mobile Equipment)	5
Total	3,440

RPM highlights that the majority of operating infrastructure is in place to support the 26.5-year Operation's life which includes 3 years of processing stockpiles.

1.9.1 Economic Evaluation

The economic evaluation of the asset was completed using a discounted cash flow analysis and confirmed the robust economics of Greenbushes. Table 1-6 Summary of Economic Evaluation provides a summary of the economic evaluation.

Table 1-6 Summary of Economic Evaluation

Economic Evaluation	Units	LOM ($) 100%	LOM (US$#) 100%	LOM (US$#) 49%
Gross Spodumene Revenue	$M	61,640	41,920	20,540
Free Cashflow	$M	20,020	14,010	6,900
Total Operating Costs*	$M	22,050	15,000	7,350
Total Capital Costs	$M	3,440	2,340	1,150
Avg. Free on Board Costs*	$/Prod t	600	410	410
All-In Sustaining Costs**	$/Prod t	790	540	540
Discount Rate	%	10.0%	10.0%	10.0%
Pre-Tax NPV	$M	12,000	8,200	4,000
Post-Tax NPV	$M	8,900	6,100	3,000

* excluding royalties
** including royalties
# Based on an exchange rate of 1US$:0.68$

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| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 9 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 The economic model was tested for sensitivity regarding lithium prices, and capital and operating cost estimates. The results of this analysis indicate that profitability is most sensitive to variations in price and operating costs and least sensitive to changes in capital costs. 1.9.2 Conclusions The Greenbushes deposit is well explored with exploration drilling programs having been conducted since the early 1940s and more systematically in 1970. RPM considers that the geological model is based on adequate geological and geochemical data and has been sufficiently reviewed and verified. RPM has determined that the estimation and classification of the Mineral Resources have reasonable prospects for eventual economic extraction in line with an Initial Assessment. Greenbushes is an established open cut mine that is a conventional truck and shovel operation employing industry-standard mining methods. RPM considers the major mining fleet assumptions to be reasonable when benchmarked to industry standards and historical performance. RPM is of the opinion that the Mineral Reserves and associated equipment fleet numbers are reasonable to achieve the forecasts and reflect an appropriate level of accuracy. The geological model, detailed mine plans, and technical studies that underpin the LOM plan are supported by historical performance, well-documented systems and processes, and reconciliation and review. Where available, RPM has reviewed this data and determined it to be adequate to support the Statements of Mineral Resources and Mineral Reserves reported in this TRS. Tenure critical to the declared Mineral Resources and Mineral Reserves, the associated infrastructure and the LOM plan are currently in good standing and are subject to routine renewal processes. However, additional approvals and land acquisition are required to achieve the LOM plan. The surface area of the existing Operation is almost wholly owned by the Company, and RPM is of the opinion that there are no material surface rights and easement issues, with the exception of the required additional areas for future development plans beyond 2033. All key permits and approvals are in place for mining to continue until June 2028, however several minor approvals are required. Receipt of approvals is a key risk associated with achieving the LOM plan. Documents associated with approvals required for ongoing works beyond 2028 have been submitted, and RPM is of the opinion that these approvals have fair prospects to be granted in line with the required timeframe to allow ongoing operations. If a delay occurs in granting these approvals, the LOM plan as presented in this Report will need to be revised. 1.10 Recommendations RPM has the following key recommendations ▪ Approvals: Carefully monitor and amend as required, the implementation of the proposed future approval strategy and schedule. Taking into consideration the comments that RPM has made on the proposed future approval strategy and schedule in this review. − Compare the proposed future approval program/schedule against a confirmed detailed integrated project schedule/mine plan, so that timing limitations on the individual storage facility capacities can be compared against the approvals schedule. ▪ Water: Complete and execute the design to expand water storage and distribution, including the Salt Water Gully Dam expansion. There is still a high probability of water shortages, and the Operation needs to continue to focus on improving water supply security. The most recent analysis suggests that the probability of water demand exceeding supply is high, starting as early as the first half of 2025, with shortfalls continuing even after additional water supplies are included. ▪ TSF: RPM recommends increasing planning and design confidence of TSF5, as well as land acquisition to ensure sufficient tailings storage capacity is available for the current processing needs and for the LOM plan. This planning needs to thoroughly consider the storage capacity of TSF 1 and TSF 4 as well as other alternative technology such as dry stack of tailings. ▪ Ore Sorters: Complete geotechnical studies for the placement of mechanical ore sorters and assess the potential economic benefits of processing mineralized waste with grades between 0.5% and 0.7% | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 10 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 Li2O as well as contaminated ore. RPM notes that a technical feasibility study has been completed with geotechnical studies required to ensure they can be incorporated into the LOM to support Mineral Reserves. RPM notes material between 0.5% to 0.7% Li2O is currently stockpiled. ▪ Fleet Productivity: RPM notes the Operation is ramping up production to meet the requirements of the plants. This ramp up allows optimization of the fleet management and productivity systems to ensure the LOM can be achieved. ▪ Strategic studies: a number of studies are recommended to both optimize the Operation and mitigate key risks associated with waste and tail storage: − Review TSF1 and TSF 2, along with the TRP (when completed) for potential location of waste and TSFs to offset off-site requirements. − Investigate raising TSF 4 beyond the planned height. − Progress the underground mining study, including open cut underground trade off studies which are currently at a conceptual level. The inclusion of an underground operation has the potential to offset waste mining and TSF requirements through paste fill. 1.11 Key Risks ▪ Approvals: granting of approvals is a key risk for the continued operations to achieve the LOM plan. Key milestones for achieving the LOM plan include securing regulatory approvals for various WRLs and TSFs at critical intervals. S2 WRL construction must be completed by 2028, S8 WRL with biodiversity offsets by 2033, and S7 WRL with biodiversity offsets by 2037. Additional approvals include backfilling TSF 1 by 2033, TSF 5 construction by 2037, and raising S2 and S7 WRLs by 2044. Further, the current consents do not permit mining in some areas and otherwise constrain mining in others that are critical to the LOM plan. The approvals risk to the Operation are: − If the mine is unable to meet the necessary conditions for constructing the S8 WRL and the additional dump lift at S2 and S7, the LOM ore production, and consequently the Mineral Reserves, would decrease by 84.9 Mt (100% basis). ▪ Land acquisition: Landholder acquisitions are necessary for S7, S8 WRLs, and TSF 5. While provisions have been included in the economic evaluation, these may change for various reasons and could result in material changes to the capital required. ▪ Water Supply: Dynamic probabilistic water balance modeling was used to simulate the system and to support risk-based decision-making. A GoldSim model was revised by GHD (2024) with a focus on security of process water supply. − The analysis suggests that the probability of water demand exceeding supply is high, starting as early as the first half of 2025, with shortfalls continuing even after additional water supplies are included. With dry climatic conditions (a 10% chance of being drier) the annual water shortfall could be as much as 8 to 12 GL. Such an occurrence would have an immediate impact on production and financial forecasts for the Operation. − Increased water supply capacity is critical to the ongoing operations, of which Saltwater Gully serving as the medium-term solution. As noted above, approvals are required, as June 2024 these are at an early stage of progression. ▪ Forecast Production Rates: Achieving planned truck productivity rates is critical to meeting waste and ore targets, and failure to do so will result in increased operating costs. Of note is the critical waste movement until 2026, if this is not achieved potential feed source to the plants will be compromised. RPM notes that the TRS is at an effective date of 30 June 2024, and while additional information was incorporated beyond this date until October 2024, RPM is aware changes to key management positions have taken place in H2 2024. These changes have instigated a complete review of the Operation, expenses and costs, production requirements, along with the strategic planning. While RPM has no visibility over the outcomes of this review, during recent discussions RPM has been made aware the above risks identified by RPM are a key focus of the Company with mitigation plan underdevelopment.

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 11 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 2. Introduction RPM, acting as the QP, has been engaged by Albemarle Corporation to prepare a Technical Summary Report on the Greenbushes Lithium Mine located in Western Australia (Figure 3-1). The purpose of this Report is to provide a Technical Report Summary (“TRS”, or the “Report”) in accordance with the Securities and Exchange Commission (SEC) S-K Regulations. Greenbushes is held by the operating entity, Talison Lithium Australia Pty Ltd (Talison) which is owned by Albemarle (49%) with the remaining 51% ownership controlled by Tianqi/IGO Joint Venture. 2.1 Report Scope This Report has been prepared for Albemarle to provide an independent view of Greenbushes in the form of relevant public disclosure documentation. This Technical Report conforms to United States Securities and Exchange Commission’s (SEC) Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601 (b)(96) Technical Report Summary. This Report was prepared by RPM at the request of Albemarle and is intended for use by the Registrant subject to the terms and conditions of the contract with RPM and relevant securities legislation. The contract permits Albemarle to file this Report as a Technical Report Summary with the SEC. Except for the purposes legislated under United States securities law, any other uses of this Report by any third party are at that party’s sole risk. The Report was prepared by RPM representatives as a third-party firm consisting of mining, geology, processing and E&S experts in accordance with S-K 1300. RPM has used appropriate QPs to prepare the content summarized in this Report. References to the Qualified Person or QP are references to RPM and not to any individual employed or engaged by RPM. This Report is not considered to be an update to any previous report filed by Albemarle. 2.2 Site Visits RPM’s team of specialists completed a site visit of the Greenbushes from the 27 to 29 August 2024. Table 2-1 provides further details. Table 2-1 Site Visit Summary Technical Discipline Details of Inspection Resource / Geology Site Overview, meeting with resource / geology team, pit inspection, review of core, site laboratory Mining / Reserves Site Overview, meeting with mining / reserves team, pit inspection, inspection of area infrastructure Metallurgy / Process Site Overview, meeting with processing team, pit inspection, inspection of CGP1, CGP2, TRP, Tailings Storage Facility and projects overview Infrastructure / Water / Tailings Site Overview, meeting with infrastructure / TSF 4 project team / CGP3 team, pit inspection, Tailings Storage Facility and projects overview. Inspection of the buttress at TSF 2 under drainage on the west side of TSF 2 to capture seepage. Visited Cowan Brook Dam. Overview of the Water Treatment Plants. Water capture points at Floyds waste dump. Environmental, Social, Governance, Closure Site Overview, meeting with ESG team, pit inspection, inspection of processing facilities, Tailings storage facility, water infrastructure and future expansion areas, town monitoring areas. 2.3 Sources of Information RPM's review was based on various reports, plans and tabulations provided by the Client either directly from the mine site and other offices, or from reports by other organizations whose work is the property of the Client, as cited throughout this Report and listed in Section 24 and Section 25. | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 12 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 The types of information used to develop the Report include feasibility studies, plans, maps, technical reports, independently verified test results, emails, memorandums, presentations and meetings completed with company personnel. The Client has not advised RPM of any material change, or event likely to cause material change, to the operations or forecasts since the date of assets inspections. The Report has been produced by RPM in good faith using information that was available to RPM as at the date stated on the cover page. 2.4 Forward-Looking Statements This TRS contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934, that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding Albemarle‘s expectation for the Operation and any related development or expansions, including estimated cash flows, production, revenue, EBITDA, costs, taxes, capital, rates of return, mine plans, material mined and processed, recoveries and grade, future mineralization, future adjustments and sensitivities and other statements that are not historical facts. Forward-looking statements address activities, events, or developments that Albemarle expects or anticipates will or may occur in the future and are based on current expectations and assumptions. Although Albemarle’s management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Such assumptions include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans, including, without limitation, receipt of export approvals; (iii) political developments in any jurisdiction in which Albemarle operates being consistent with its current expectations; (iv) certain exchange rate assumptions being approximately consistent with current levels; (v) certain price assumptions for lithium ore; (vi) prices for key supplies being approximately consistent with current levels; and (vii) other planning assumptions. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that estimates of Mineral Reserves and Mineral Resources are uncertain and the volume and grade of ore actually recovered may vary from our estimates, risks relating to fluctuations in commodity prices; risks due to the inherently hazardous nature of mining-related activities; risks related to the jurisdictions in which the Mine operates, uncertainties due to health and safety considerations, including COVID-19, uncertainties related to environmental considerations, including, without limitation, climate change, uncertainties relating to obtaining approvals and permits, including renewals, from governmental regulatory authorities; and uncertainties related to changes in law; as well as those factors discussed in Albemarle’s filings with the U.S. Securities and Exchange Commission, including the factors described under the heading “Risk Factors” contained in Part I, Item 1A. in Albemarle’s latest Annual Report on Form 10-K for the period ended December 31, 2023, which is available on albemarle.com. Albemarle does not undertake any obligation to publicly release revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this document, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk. 2.5 List of Abbreviations A list of abbreviations used throughout the Report is presented in Table 2-2 List of Abbreviations. The units of measurement conform to the metric system. All currency in this Report is Australian dollars ($) unless otherwise noted. Table 2-2 List of Abbreviations Abbreviation Description µ micron(s) µg microgram(s) µm micrometre(s) % percent

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 13 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 Abbreviation Description º Degrees a Annum A Ampere AAS Atomic Absorption Spectroscopy AC air core AHD Australian Height Datum (m) ANZECC Australian and New Zealand Environment and Conservation Council AQ diamond drill core with a nominal diameter of 27 mm ARMCANZ Agriculture and Resource Management Council of Australia and New Zealand AUD/$ Australian Dollar(s) B Boron bgl below ground level BTW diamond drill core with a nominal diameter of 48 mm BQ diamond drill core with a nominal diameter of 36.5 mm °C degrees Celsius CAPEX capital expenditure CIF Cost, Insurance and Freight CIM Categorical Indicator Modelling CJK China, Japan and Korea cm centimetre(s) cm2 square centimetre(s) CO2 Carbon dioxide CO2eq Carbon dioxide equivalent CPG Chemical Grade Plant CRM Certified Reference Materials Cs Cesium CV Coefficient of Variation d Day D Disturbance Factor (Hoek-Brown) dB decibel(s) DD diamond drill DDH diamond drill hole(s) dGPS Differential Global Positioning System DMIRS/DEMIRS Department of Mines, Industry Regulation and Safety / Department of Energy, Mines, Industry Regulation and Safety (Western Australia) dmt dry metric tonne(s) DMS dense media separation DN diameter (nominal) mm DPIRD Department of Primary Industries and Regional Development (Western Australia) DTM Digital Terrain Model DSO Direct Shipping Ore E East F Fluorine Fe Iron FIFO fly-in/fly-out FOB Free on Board g gram(s) g/m3 grams per cubic meter | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 14 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 Abbreviation Description G giga (billion) Ga giga-annum (billion years) GC grade control GL/yr gigalitre(s) per year GPS Global Positioning System GSI Geological Strength Index (Hoek-Brown) H1 Half one (first half of the calendar year) H2 Half two (second half of the calendar year) H2O Water hr Hour HQ diamond drill core with a nominal diameter of 63.5 mm HQ3 diamond drill core with a nominal diameter of 61.1 mm HV high voltage ISO International Organization for Standardization K Potassium k kilo (thousand) kg kilogram(s) km kilometre(s) km2 square kilometre(s) km/h kilometres per hour kN/m3 kilonewton(s) per cubic meter kt kilotonne(s) (thousand tonne(s)) ktpa kilotonne(s) (thousand tonne(s)) per annum (year) kVA kilovolt-ampere(s) kW kilowatt(s) kWh kilowatt-hour(s) L litre(s) LCT lithium-cesium-tantalum L/s litres per second Li lithium Li2O lithium oxide LIMS Laboratory Information Management System LOM life of mine Lithium Resources Lithium Resources Pty Ltd M mega (million) Mt million tonne(s) Mtpa million tonne(s) per annum (year) m meter(s) m2 square meter(s) m3 cubic meter(s) m3/h cubic meters per hour mASL meters above sea level Max. Maximum mE meters East mN meters North Mg Magnesium mi Material constant (Hoek-Brown)

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 15 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 Abbreviation Description min minute(s) Min. Minimum mm millimetre(s) m/m meters per minute MPa megapascal(s) MRD Waste Rock Dumps MRF Mining Rehabilitation Fund mRL Metres Relative Level (i.e., elevation) MVA megavolt-amperes MW megawatt MWh megawatt-hour N North Na Sodium NAF non-acid forming NAGROM NAGROM Laboratory, Perth Ni Nickel NPV net present value NQ diamond drill core with a nominal diameter of 47.6 mm NQ3 diamond drill core with a nominal diameter of 45 mm OPEX operating expenditure P Phosphorus PAF potentially acid forming PEC Priority Ecological Community ppb parts per billion ppm parts per million PQ diamond drill core with a nominal diameter of 85 mm PQ3 diamond drill core with a nominal diameter of 83 mm Q1 Quarter one (first quarter of the calendar year) Q2 Quarter two (second quarter of the calendar year) Q3 Quarter three (third quarter of the calendar year) Q4 Quarter four (fourth quarter of the calendar year) QAQC Quality Assurance/Quality Control QP Qualified Person RC Reverse Circulation RF Revenue Factor RL relative elevation RLE rehabilitation liability estimate ROM run-of-mine RQD Rock-quality Designation S South s second(s) SC 6 eq spodumene concentrate 6% Sn Tin SRM Standard Reference Materials t metric tonne(s) Ta Tantalum TARP Trigger Action Response Plans TEC Threatened Ecological Community | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 16 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 Abbreviation Description TGP Technical Grade Plant tpa metric tonnes(s) per annum (year) tpd metric tonnes(s) per day TRP tailings retreatment plant TSF tailings storage facility UCS Unconfined compressive strength USD/US$ United States Dollar(s) UTM Universal Transverse Mercator V volt(s) W watt(s) W West WA Western Australia wmt wet metric tonne(s) WRL waste rock landform wt% weight percent XRF X-Ray Fluorescence yr year(s) 2.6 Independence RPM provides advisory services to the mining and finance sectors. Within its core expertise, it provides independent technical reviews, resource evaluation, mining engineering and mine valuation services to the resources and financial services industries. RPM as the Qualified Person have independently assessed the Operation by reviewing pertinent data, including Mineral Resources, Mineral Reserves, manpower requirements and the life of mine plans relating to productivity, production, operating costs and capital expenditures. All opinions, findings and conclusions expressed in this Report are those of RPM, the Qualified Persons and specialist advisors. Drafts of this Report were provided to the Client, but only for the purpose of confirming the accuracy of factual material and the reasonableness of assumptions relied upon in this Report. RPM has been paid, and has agreed to be paid, professional fees for the preparation of this Report. The remuneration for this Report is not dependent upon the findings of this Report. RPM has no economic or beneficial interest (present or contingent) in the Operation or in securities of the companies associated with the Operation or the Client. 2.7 Inherent Mining Risks Mining is carried out in an environment where not all events are predictable. Whilst an effective management team can identify the known risks and take measures to manage and mitigate those risks, there is still the possibility for unexpected and unpredictable events to occur. It is therefore not possible to totally remove all risks or state with certainty that an event that may have a material impact on the operation of a mine will not occur. It is therefore not possible to state with certainty, forward-looking production and economic targets, as they are dependent on numerous factors that are beyond the control of RPM and cannot be fully anticipated by RPM. These factors include but are not limited to, site-specific mining and geological conditions, the capabilities of management and employees, availability of funding to properly operate and capitalize the operation, variations in cost elements and market conditions, developing and operating the mine in an efficient manner. Unforeseen changes in legislation and new industry developments could also substantially alter the performance of any mining operation.

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 17 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 3. Property Description and Location The Greenbushes mining operation has been continuously operating since 1888, initially via alluvial mining for tin. Tantalum production began in 1942, with lithium concentrate production beginning in 1983. The Operation currently produces a number of lithium concentrates, including a chemical-grade 6% concentrate as well as premium technical-grade concentrates (5 to 7%). Greenbushes is considered to be a Tier 1 spodumene pegmatite deposit and has previously been exploited by both open cut and underground mining methods. Currently, all mining is undertaken by conventional truck and shovel open cut methods with all Run of Mine (ROM) ore from the pit hauled to one of four on- site plants which have a combined nameplate capacity of 6.55 Mtpa. This capacity will expand to 8.95 Mtpa upon the construction of a CGP3 plant in 2025. RPM highlights that several of the plants have failed to achieve nameplate capacity, as such RPM has assumed lower throughputs for the LOM plan as detailed in Section 14. Following processing, concentrate is transported to various customers within Western Australia and internationally through the port of Bunbury. In H2 2024, the Operation is forecast to produce circa 0.8 Mt of spodumene concentrate 6% (SC6.0- equivalent) concentrate from 3 Mt ROM ore (6 months only and includes 1 Mt of TSF 1 feed). However, upon completion of the commissioning of the third chemical-grade plant, this is forecast to expand to a capacity of 1.8 Mt of concentrate over the next three years. This increased processing capacity results in a forecasted typical production rate of 1.8 Mtpa of Saleable concentrate over the LOM. As at 30 June 2024, the Operation has a 26.5 year mine life producing a total of 33.6 Mt of lithium concentrate (SC6.0-equivalent). 3.1 Location Greenbushes is located 250 km south of Perth and adjacent to the regional town of Greenbushes in Western Australia (WA) (Figure 3-2) with approximate location of 33°51'24"S 116°03'44"E. A major bulk handling port (operated by a Government Trading Enterprise, Southern Ports) is located 90 km to the northwest at Bunbury in Western Australia which is used by the Greenbushes mine for international export of product. Figure 3-1 provides details of the location of Greenbushes along with the Bunbury port and key infrastructure locations. Figure 3-1 depicts key elements of the regional setting, incorporating natural and built features such as rivers and creeks, water supply dams, conservation reserves, state forests, main roads and highways, rail lines, and towns and villages. Cattle and equine industries (studs), vineyards, and tourist accommodation are present throughout the region and are considered the major source of growth in the region. CLIENT PROJECT NAME GENERAL LOCATION PLAN DRAWING FIGURE No. PROJECT No. ADV-DE-007023.1 February 2025 Date LEGEND DO NOT SCALE THIS DRAWING - USE FIGURED DIMENSIONS ONLY. VERIFY ALL DIMENSIONS ON SITE N 0 500 1000 km State Boundary State Capital Railway Town Highway 10 ° 0 0' 0 " S 12 ° 3 0' 0 " S 15 ° 0 0' 0 " S 17 ° 3 0' 0 " S 20 ° 0 0' 0 " S 22 ° 3 0' 0 " S 25 ° 0 0' 0 " S 27 ° 3 0' 0 " S 30 ° 0 0' 0 " S 35 ° 0 0' 0 " S 32 ° 3 0' 0 " S 10° 00' 0" S 12° 30' 0" S 15° 00' 0" S 17° 30' 0" S 20° 00' 0" S 22 ° 3 0' 0 " S 25° 00' 0" S 27° 30' 0" S 30° 00' 0" S 35° 00' 0" S 32° 30' 0" S 117° 30' 0" E115° 00' 0" E112° 30' 0" E 125° 00' 0" E122° 30' 0" E120° 00' 0" E 130° 00' 0" E127° 30' 0" E 117° 30' 0" E115° 00' 0" E112° 30' 0" E 125° 00' 0" E122° 30' 0" E120° 00' 0" E 130° 00' 0" E127° 30' 0" E Perth Kalgoorlie Albany Esperance Manjimup Margaret River Geraldton WilunaMeekatharra Mount Magnet Leinster Carnarvon Tom Price Karratha South Hedland Broome Derby Newman I N D I A N O C E A N 1 G R E A T A U S T R A L I A N B I G H T T I M O R S E A 95 95 94 1 1 1 1 1 SOUTH AUSTRALIA NORTHERN TERRITORY GREAT CENTRAL ROAD GOLDFIELDS HIGHWAY GREAT N ORTH ERN H IG HW AY G RE AT N O RT HE RN H IG HW AY GR EA T NO RT HE RN H IG HW AY NW CO ASTAL HIG HW AY GREAT EASTERN HIGHWAY SOUTH COAST HIGHWAY MOUNT MAGNET-SANDSTONE ROAD GERALDTON - MOUNT MAGNET ROAD W E S T E R N A U S T R A L I A Greenbushes Lithium Mine Darwin Perth Adelaide Melbourne Canberra Sydney Brisbane Hobart A U S T R A L I A TASMANIA NORTHERN TERRITORY WESTERN AUSTRALIA SOUTH AUSTRALIA QUEENSLAND NEW SOUTH WALES VICTORIA ACT GREENBUSHES TECHNICAL SUMMARY REPORT

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 19 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 3.2 Land Tenure Greenbushes is approximately 3,500 ha covered by mining lease M 01/16 and surrounding mining leases M 01/3, M 01/6 and M 01/7. Figure 3-2 provides details of the tenements controlled by Talison totaling 10,067 ha. Minerals tenure for the Operation as granted under Mining Act 1978 (WA) and recorded in the Department of Energy, Mines, Industry Regulation and Safety (DEMIRS) 1 database as at 25 October 2024 is summarized in Table 3-1 and shown in Figure 3-3. Table 3-1 identifies four current tenement types at Greenbushes, these include: ▪ Mining Lease – The lessee of a Mining Lease may work and mine the land, take and remove minerals, and do all of the things necessary to effectually carry out mining operations in, on, or under the land, subject to conditions of title. ▪ Miscellaneous Licence – For purposes such as roads, pipelines, power lines, a bore/bore field, and a number of other special purposes outlined in Section 42B of the Mining Regulation 1981. ▪ General Purpose Lease – For purposes such as operating machinery, depositing or treating tailings, etc., with a maximum area of 10 hectares and are limited to a depth of 15 m (unless otherwise specified and agreed with the Minister for Mines and Petroleum). ▪ Exploration Licence – Permitting minerals exploration though activities such as geological mapping, geophysical surveys, and drilling to determine the presence, quality, and quantity of mineral resources. Mining Leases, Miscellaneous Licenses and General Purpose Leases may be renewed for terms of 21 years, subject to satisfactory compliance with tenement conditions, and are subject to (FY 2024 rates, effective 1 July 2023): ▪ Mining Lease: $26/ha/year rent and $100/ha/year minimum $5,000 if 5ha or less otherwise $10,000 minimum expenditure. ▪ Miscellaneous Licence: $24/ha/year rent; covenant in lieu of expenditure. ▪ General Purpose Lease: $24/ha/year rent; covenant in lieu of expenditure. ▪ Exploration Licence: rent $72/km2/year for years 1-7, $240/km2/year for subsequent years; expenditure $300/km2/year, minimum $20,000/year for years 1-5, $50,000/year for years 6-7, $100,000/year thereafter. 1 Department of Mines, Industry Regulation, and Safety: the state mining regulator. CLIENT PROJECT NAME REGIONAL LOCATION PLAN and TENEMENTS DRAWING FIGURE No. PROJECT No. ADV-DE-007023.2 February 2025 Date LEGEND DO NOT SCALE THIS DRAWING - USE FIGURED DIMENSIONS ONLY. VERIFY ALL DIMENSIONS ON SITE N 0 2 4km GREENBUSHES TECHNICAL SUMMARY REPORTTalison Tenement Highways / Roads River/Creek Town Disused Railway Dam 6255000 m 6260000 m 6250000 m 6245000 m 6255000 m 6260000 m 6250000 m 6245000 m415000 m410000 m 415000 m410000 m Wilga Road Hay Road South Western Highway Stanifer Street Catterick Road Maranup Ford Road Cowan Dam Ha ine s R oa d ya wh gi H nr et se W ht uo S Huitson Road Da nie ls Ro ad South Western Highway L70/244 G70/268 L20/246 L01/1 M01/18 M01/16 G01/4 G01/1 M01/2 M01/3 M01/6 M01/7 M01/10 M01/5 M01/4 M01/9 M01/8 M01/11 L70/232 M70/765 E70/5540 G70/267

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Table 3-1 Greenbushes Mine Land Tenure

Tenement ID	Tenement Status	Area Quantity (Ha)	Commencement Date	Expiry Date	Holder
E 70/5540	Live	2	8/03/2021	7/03/2026 23:59	TALISON LITHIUM AUSTRALIA PTY LTD
G 01/1	Live	9.99550	17/11/1986	5/06/2028 23:59	TALISON LITHIUM AUSTRALIA PTY LTD
G 01/4	Live	9.99000	21/04/2022	20/04/2043 23:59	TALISON LITHIUM AUSTRALIA PTY LTD
G 70/267	Live	15.07706	28/11/2022	27/11/2043 23:59	TALISON LITHIUM AUSTRALIA PTY LTD
G 70/268	Live	32.04796	28/11/2022	27/11/2043 23:59	TALISON LITHIUM AUSTRALIA PTY LTD
L 01/1	Live	9.30780	19/03/1986	27/12/2026 23:59	TALISON LITHIUM AUSTRALIA PTY LTD
L 70/232	Live	66.31127	21/04/2022	20/04/2043 23:59	TALISON LITHIUM AUSTRALIA PTY LTD
L 70/244	Live	1.03594	16/08/2023	15/08/2044 23:59	TALISON LITHIUM AUSTRALIA PTY LTD
L 70/246	Live	0.93581	15/11/2023	14/11/2044 23:59	TALISON LITHIUM AUSTRALIA PTY LTD
M 01/2	Live	968.90000	28/12/1984	27/12/2026 23:59	TALISON LITHIUM AUSTRALIA PTY LTD
M 01/3	Live	999.60000	28/12/1984	27/12/2026 23:59	TALISON LITHIUM AUSTRALIA PTY LTD
M 01/4	Live	998.90000	28/12/1984	27/12/2026 23:59	TALISON LITHIUM AUSTRALIA PTY LTD
M 01/5	Live	999.40000	28/12/1984	27/12/2026 23:59	TALISON LITHIUM AUSTRALIA PTY LTD
M 01/6	Live	984.10000	28/12/1984	27/12/2026 23:59	TALISON LITHIUM AUSTRALIA PTY LTD
M 01/7	Live	997.10000	28/12/1984	27/12/2026 23:59	TALISON LITHIUM AUSTRALIA PTY LTD
M 01/8	Live	998.95000	28/12/1984	27/12/2026 23:59	TALISON LITHIUM AUSTRALIA PTY LTD
M 01/9	Live	997.25000	28/12/1984	27/12/2026 23:59	TALISON LITHIUM AUSTRALIA PTY LTD
M 01/10	Live	999.60000	28/12/1984	27/12/2026 23:59	TALISON LITHIUM AUSTRALIA PTY LTD
M 01/11	Live	998.90000	28/12/1984	27/12/2026 23:59	TALISON LITHIUM AUSTRALIA PTY LTD
M 01/16	Live	18.00500	6/06/1986	5/06/2028 23:59	TALISON LITHIUM AUSTRALIA PTY LTD
M 01/18	Live	3.03650	28/09/1994	27/09/2036 23:59	TALISON LITHIUM AUSTRALIA PTY LTD
M 70/765	Live	70.38500	20/06/1994	19/06/2036 23:59	TALISON LITHIUM AUSTRALIA PTY LTD
P 01/2	Pending	10.47984			TALISON LITHIUM AUSTRALIA PTY LTD

As shown in Figure 3-3, the site comprises a large open cut mine, four processing plants – Chemical Grade Plant #1 (CPG1), Chemical Grade Plant #2 (CGP2), a tailings retreatment plant (TRP) and a Technical Grade Plant (TGP) which produces technical grade lithium concentrates and associated infrastructure. A third Chemical Grade Plant #3 (CGP3) is currently in construction due for completion in mid-2025.

The main open cut is located south of the Greenbushes township with the processing plants, Run of Mine Stockpiles and major water storage facilities are located to the west of the open cut. Tailings Storage Facilities (TSF) have been developed south of the open cut with mineral Waste Rock Dumps (WRD) established to the east. The future S8 waste dump and Saltwater Gully water storage is located east of the South Western Highway. The future planned TSF 5 Tailings storage facility is expected to be located south current land holding; however, this is not confirmed at the time of writing this Report.

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This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025

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RPM notes that several tenements, including mining lease over the central mining and processing area, are due for their second renewal by July 2026, with most of the others due over the proposed LOM to 2048. The mining regulator (DEMIRS) has recently made clear its position (which RPM understands to be based on recent legal precedent), that second renewals are subject to negotiation and agreement with native title claimants. If, as the Company reports, the native title parties are essentially satisfied with the current native title agreements and relations are sound, the prospects of timely tenure renewal without onerous new agreement conditions appear good, although risk cannot be entirely discounted.

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 22 of 183 |

This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025

CLIENT PROJECT NAME SITE LAYOUT and PROPOSED EXPANSION DRAWING FIGURE No. PROJECT No. ADV-DE-007023.3 February 2025 Date LEGEND DO NOT SCALE THIS DRAWING - USE FIGURED DIMENSIONS ONLY. VERIFY ALL DIMENSIONS ON SITE GREENBUSHES TECHNICAL SUMMARY REPORT 1 2 28 32 3 7 8 9 10 11 13 15 30 16 17 18 19 20 21 22 23 24 25 26 29 31 33 34 27 27 35 36 38 37 39 41 40 42 43 45 44 47 46 62 55 00 0 m 62 50 00 0 m 62 55 00 0 m 62 50 00 0 m 415000 m410000 m 415000 m410000 m Expansion Project Processing Plants 16 Crusher 4 17 CGP4 35 CR3/CGP3 36 CGP2 Debottlenecking Phase 1 CR1 Refurbishment 18 Standalone Ore Sorting Plant 38 CGP1 and 2 - On Stream Analysis 37 CGP1-HMS WHIMS Mining 1 Floyds WRL, current approved, SI 2 Floyds WRL, Southern Expansion, S2 4 Potential WRL, S7, South 5 Potential WRL, S5, Cl backfill 6 Potential WRL, S6, Cornwall backfill 7 Potential WRL, S8 19 Expanded ROM Pad 28 Southern Pit Extensions 47 RMS Haul Rd to Lot 5244 48 Underground Tailings 3 TSF1 Tailings Redeposition 14 TSF5 Water 8 Cowan Brook Dam Raise 9 Southampton/Austins Dam Raise 11 Salt Water Gully Dam 39 ARU expansion and WTP/ARU effluent filtering 44 Pipeline from SWG to CWD 46 Eastern Water Management from Floyds Accommodation, Offices and Parking 13 Accommodation Village Expansion 20 Former Timber Mill Site 21 CSB (Gate 1) Office Block & Carpark 22 Maintenance Workshop Expansion 23 New Production Office at CGP2 40 TSF3 Offices 25 New Environmental Complex 41 Admin Building Overhaul 24 Gate 1 Carpark Extension 43 Gate 2 Carpark Enabling Infrastructure 26 Noise Bund 10 Mine Access Road (MAR) 27 Rehab Material Stockpiles 45 Realignment of Spring Gully Rd for Dam Raise 29 Solar Farm 30 BESS 15 CGP3 & CGP4 Laydown Area Exploration 31 Northern PoW Exploration Drill Program 32 Southern PoW Exploration Drill Program 33 Exploration Lease Hand Sampling 34 New Zealand Gully Exploration Program 42 Eastern (SWG) Exploration Program Current Mine Development Envelope Proposed Development Envelope LOM Pit outline Talison tenements N 0 1 2km | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 24 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 3.3 Surface Rights and Easement The mining leases entitle the tenement holder to operate a mining operation. Talison holds the mining rights for all lithium minerals on these tenements, while Global Advanced Metals (GAM) holds the mining rights to all minerals other than lithium through a reserved mineral rights agreement dated November 13, 2009. All mining leases have been surveyed and constituted under the Mining Act 1978 (WA). Talison actively reviews the conditions of the leases to ensure compliance with requirements and has paid the appropriate fees to maintain the tenements. RPM is not aware of any material encumbrances that would impact the current resource or reserve disclosure as presented herein. The Western Australia State Government requires a feedstock royalty rate of 5% for lithium hydroxide and lithium carbonate, where those are the first products sold, and the feedstock is spodumene concentrate. The royalty is prescribed under the amendments to Regulation 86 of the Mining Regulations 1981 which were gazetted on 27 March 2020. The royalty value is the difference between the gross invoice value of the sale and the allowable deductions on the sale. The gross invoice value of the sale is the Australian dollar value obtained by multiplying the amount of the mineral sold by the price of the mineral as shown in the invoice. Allowable deductions are any costs in Australian dollars incurred for transport of the mineral quantity by the seller after the shipment date. For minerals exported from Australia, the shipment date is deemed to be the date on which the ship or aircraft transporting the minerals first leaves port in WA. 3.4 Material Government Consents Development of the tenements is subject to submission and approval of mining proposals and closure plans under Western Australia’s Mining Act 1978, in addition to regulatory permitting under several other state or federal acts, addressed in Section 17. 3.5 Significant Limiting Factors RPM is not aware of any other significant factors or risks that may affect access, title, or the right or ability to perform work at Greenbushes. GAM holds non-lithium mineral rights at Greenbushes and currently exercises its right to receive tantalum extracted by Talison during its lithium-bearing spodumene mining at the site. Talison has entered into a mining agreement with GAM. RPM has relied upon the legal information regarding titles provided by the Client.

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 25 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 4. Accessibility, Climate, Local Resources, Infrastructure and Physiography 4.1 Accessibility Greenbushes township is located adjacent to the Southwestern Highway between Bunbury and Bridgetown. The Southwestern Highway is a major road constructed to a high standard and is maintained and owned by the Western Australian government. It is an established heavy haulage route with the Operation accessed by the Maranup Ford Road within the Greenbushes township. The Perth International Airport is approximately 250 km north of the Mine and connects to all major centers in Australia as well as international destinations. Port access is available at Bunbury (90 km), Fremantle (250 km) and a smaller facility located at Albany (150 km). The Operation does not utilize a rail network; however, there is an existing railway line between Bunbury and Greenbushes. This line is not in operation and would require significant rehabilitation to support freight movements. Heavy vehicles routinely service the South Western Highway with well-defined transport corridors to ports and regional centers. 4.2 Climate Greenbushes and the surrounding region have a temperate climate with the area experiencing a distinct dry summer and wet winter season: ▪ January is the hottest month with a mean maximum temperature of 30ºC. ▪ July is the coldest month with a mean minimum temperature of 4.8ºC. ▪ The majority of rainfall occurs during May to October. July has the highest mean rainfall at 165 mm. February typically receives the lowest mean rainfall at 15.7 mm. Median rainfall for the area is 918 mm per annum with historical records (1893-2024) confirming a range between 471 mm to 1,687 mm. Mining and processing operations at Greenbushes operate 24 hours per day throughout the year. 4.3 Local Resources Talison has an established workforce with skilled labor. Greenbushes is located within the Bridgetown - Greenbushes shire. Skilled labor to support the operation is located within local communities at Greenbushes, Bridgetown and Balingup, which are within a 30 minutes’ drive of the operation. Talison has established camps to accommodate additional workforce from outside the region. The current labor levels are approximately 1,350 people with over 700 additional construction contractors. Plant material and supplies are readily available within the local area and regions surrounding the operations. Vendors are well established and supported by regular freight routes through the region, state and nation. 4.4 Infrastructure 4.4.1 Water Water is supplied to the Greenbushes Mine through developed water storage dams located within the operational footprint. The storage dams capture rainfall and runoff from local catchments. In addition, water is reclaimed from Tailings Storage Facilities and pumped to the water storage dams. The operation of the water storage dams is discussed separately in Section 15.3. | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 26 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 A series of sumps have been developed at the base of tailings storage facilities and waste rock dumps which support pumping to water storage dams. In addition, water is reclaimed from the Cornwall open cut as required and pumped to the water treatment plants and storage dams as required. An extensive pipe and pump network has been developed to convey water around the Operation to support ongoing activities. No mine water is sourced directly from groundwater aquifers, bore systems or dewatering wells, nor from local rivers or spring-fed water storage. Potable water is supplied by the Greenbushes town supply. 4.4.2 Power Western Power maintains and operates a 132 kV network within the Southwest region. Power to Greenbushes is provided by utility line power from the existing Western Power Southwest Interconnected System (SWIS). The primary supply is a 132 kV transmission line from Bridgetown's Hester (HST) substation, spanning 14 km to the Greenbushes Lithium Mine Substation (GLM) on site. Greenbushes manages this transmission line and the internal site network. This line has a 120 MVA capacity, currently handling about 21 MVA, and uses two 132/22 kV transformers with redundancy. The current contracted maximum demand (CMD) is 40 MVA, with a request to increase to 65 MVA for future needs. RPM notes with the Collie power station forecast to close in 2026, baseload power will be required from alternate sources. As all power is provided by the statewide grid, additional power is expected to be provided by the third-party operator to meet the required demands. The secondary supply is a 22 kV distribution line from Bridgetown to the Northern Incomer Substation SB16, serving only the Mine Services Area. This line has a current load of about 500 kVA and a CMD of 1 MVA. This supply will be decommissioned after the internal 22 kV network upgrade, consolidating all power through the 132 kV network by late 2025 or early 2026. 4.5 Physiography Greenbushes is located within the Southwest Australia Woodlands ecoregion. The land use surrounding Greenbushes is characterized by farming, State Forests and timber reserves. The dominant overstory tree within the forests is typically Jarrah, with an open understory. Marri is a prevalent canopy species, and the Jarrah forest is commonly called Jarrah-Marri forest. Blackwood River is located West of the Greenbushes township and Mine. Blackwood River is the largest river in the Southwest region. The river begins at the junction of Arthur River and Balgarup River near Quelarup. It travels in a southwesterly direction until it discharges into the Southern Ocean.

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 27 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 5. History Initial operations commenced via handheld methods in 1888 following the discovery of tin in 1886 and has been in almost continuous production at various levels to the current scales. The below summarizes the history of the Operation to date. 5.1 Past Production Excerpted from BDA, 2012. 5.1.1 Tin Since it was first discovered in 1886, tin has been mined almost continuously in the Greenbushes area. Recent market economics have relegated tin to be a by-product which is currently not produced at the Operation. A timeline of production can be summarized as follows: ▪ Tin was first mined at Greenbushes by the Bunbury Tin Mining Co in 1888. Tin production gradually declined between 1914 and 1930. ▪ Vultan Mines pioneered sluicing operations of the weathered tin oxides between 1935 and 1943 following which ‘modern’ earthmoving equipment was introduced between 1945 and 1956 to support tin dredging. ▪ Greenbushes Tin NL was formed in 1964 and open cut mining of the softer oxidized rock commenced in 1969. ▪ Greenbushes Tin Ltd was in operation from 1982 – 1985. 5.1.2 Tantalum Tantalum has been mined at Greenbushes since the 1940s. Hard rock tantalum mining operations commenced in 1992 with the Cornwall Pit nearing completion in the late 1990s. An underground operation commenced in 2001 to access high grade for blending with lower grade ore and meet market demand. A downturn in the Tantalum market occurred in 2002 resulting in the underground mine being placed in care and maintenance. The underground operation was restarted in 2004 due to increased demand but again placed on care and maintenance the following year. 5.1.3 Lithium Minerals Lithium production commenced in 1983 with a 30,000 tpa lithium mineral concentrator commissioned in 1984. Lithium Australia Ltd acquired the lithium assets in 1987 followed by Sons of Gwalia in 1989. The operations at Greenbushes (Greenbushes Tin NL and Lithium Australia) merged to become Gwalia Consolidated Ltd in 1990. Production capacity increased to 100,000 tpa of lithium concentrate in the early 1990s and to 150,000 tpa by 1997. In 1999 Gwalia Consolidated merged with Sons of Gwalia Ltd and by 2001 a tantalum expansion Operation had begun at Greenbushes. In 2004 Sons of Gwalia Ltd went into administration, however operations continued until Talison Minerals Group acquired the Greenbushes operation in 2007. In 2009 Talison Lithium Pty Ltd was formed as a Western Australian based mining company which is now owned by shareholders Tianqi Lithium Corporation / IGO Limited (51%) and Albemarle Corporation (49% via wholly owned subsidiaries). Talison’s processing plants were upgraded in 2009 to produce 260,000 tpa of lithium concentrates, and in late 2010, capacity was increased to approximately 315,000 tpa. In 2017 Talison Lithium commenced construction of a second chemical grade lithium processing plant (CGP2) which was officially opened in 2019. Construction of a third processing plant commenced in 2023 and is continuing as at the time of this TRS. CGP3 will have a processing capacity of 2.4 Mtpa, producing up to 500,000 tpa lithium mineral concentrate and is expected to be completed in mid-2025. | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 28 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 Over the past 30 years, Greenbushes has undergone a number of expansions to maintain its position as a major supplier of lithium mineral concentrates to the global market. The site comprises a large open cut mine, four processing plants – CGP1, CGP2, TRP and a TGP which produces technical grade lithium concentrates, and associated infrastructure. These plants combined have a total nominal processing capacity of 6.5 Mtpa, producing up to 1.5 Mtpa of lithium mineral concentrate. The Operation has been in almost continuous production since 1888, however, the current (lithium-focused) mining operation commenced in 1983. In H1 2024 the Operation processed 2.5Mt for 613kt of concentrate. 5.2 Exploration and Development of Previous Owners or Operators As noted in Section 7.1, Greenbushes has an extensive operational and exploration history. Previous owners of the Operation have completed exploration work to support the various commodities over time. Types of exploration work have included surface and underground drilling, surface sampling, geological mapping, trenching and geophysics. Development of enabling infrastructure such as roads, ramps, waste dumps, tailings facilities, surface water storages etc. have been completed as required to support the various programs over time.

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6. Geological Setting, Mineralization and Deposit

6.1 Regional Geology

The Regional Geology of the area containing the Mine has been described in detail by G.A. Partington in Economic Geology (1990) and is considered to be well understood. The Intrusive rocks of the Greenbushes Pegmatite District lie within the Balingup metamorphic belt which lies within the Southwest Gneiss Terrains of the Yilgarn Craton. The pegmatites are spatially associated with and controlled by the Donnybrook-Bridgetown Shear Zone which is central to this belt and potentially controls both the regional and local emplacement of the mineralization. The pegmatites are Archaean in age (~2.53 Ga) and are intruded into a 15 to 20 km wide sequence of medium-pressure, medium-to-high temperature gneiss, orthogneiss, amphibolite and migmatite following the lineament of the regional shear. The pegmatites contain the same shear fabrics as the host rocks, providing evidence of syntectonic crystallization during movement of the Donnybrook-Bridgetown Shear Zone (Figure 6-1).

6.2 Local Geology

The Greenbushes pegmatite deposit consists of several large pegmatite intrusive bodies which are separated into two main lodes, namely the Central and Kapanga lodes (Figure 6-2). Both areas consist of several pegmatite bodies, however, the Central lode displays significantly more continuity and thickness as compared to the Kapanga lode as shown in geology plan in Figure 6-2 and a generalized cross-section in Figure 6-3.

The host rock on the Greenbushes property are variably deformed Archean amphibolite and metasediments, locally referred to as the hanging wall Amphibolite and Footwall Granofels. Numerous Archean granitoid intrusions are also present (particularly to the west, with all units cut by the roughly N-S striking Donnybrook-Bridgetown Shear zone gneiss (Figure 6-2). Pegmatite bodies are the youngest of the Archaean package of rocks in the area, dated at approximately 2.53 Ga (Figure 6-4) suggesting they were emplaced during the end of the orogeny during this period (see Section 6.2.1).

The Central lode consists predominately of a single main body which is currently defined by drilling over a strike length of 3 km with thickness ranging from a few 10 m's to up 300 m and dips moderately to steeply 40-60º to the southwest. This body contains the majority of the reported Mineral Resource; however, recent drilling (but not included in the Mineral Resource estimate) supports the interpretation of a southern plunge (see Section 11). The westerly extent of the Central lode is limited by a north south structure which potentially offsets mineralization.

The Kapanga lode is located 300 m to the east of the Central lode and consists of a series of subparallel bodies that strike to the northwest and dip between 40-60º to the southwest. The Kapanga pegmatite lodes consist of a series of relatively continuous semi-parallel bodies interpreted over a northerly strike of approximately 1.8 km with a combined thickness ranging between 120-150 m up to 450 m below surface.

Both the host and pegmatite bodies are intruded by a series of cross-cutting dolerite dykes and sills. The intrusions range from 1 to 50 m wide. Both the host and dolerite intrusives have iron (Fe) content ranging from 9 to 20% with averages of approximately 15%. The inclusion of iron in dilution and feed to the plants has a significant impact on processing recoveries, and as such, has been the subject of significant review and incorporation into the Mineral Resources and Reserves presented in this Report (refer to discussion in Section 11 and Section 12).

Weathering and oxidation are prevalent in the area reaching depths of up to 40 m. Oxidation has also produced an extensive lateritic cap across the region. RPM notes that the oxidation of lithium-bearing minerals results in the inability to achieve a marketable product, and as such, these oxidized areas are excluded from the Mineral Resources. The majority of rocks in the area are typically covered to shallow depths (a few meters) by lateritic conglomerates and alluvium (Figure 6-4). Of note, the alluvial cover in close proximity to the pegmatite bodies has been notably enriched in tin, which were historically mined via handle held methods during the late 19th century.

Figure 6-3 shows a generalized cross-section through the Central Lode and Kapanga lodes. The section (looking north) shows orientation and relationship of the lithium-bearing pegmatites and the cross-cutting dolerite dykes.

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Figure 6-1 Regional Geology


Capricorn Orogen
Marymia Inlier
Capricorn Orogen
Officer Basin cover
Narryer Terrane
Darling Fault
Meekatharra
Wiluna
Cue
Youanmi Terrane
Mt Magnet
Murchison Domain
Leinster
Leonora
Kurnalpi Terrane
Burtville Terrane
Yamarna Terrane
Laverton
Geraldton
Kalgoorlie Terrane
Yamarna Fault
30°S
Perth Basin
INDIAN OCEAN
Southern Cross
Southern Cross Domain
Kalgoorlie
Hootanui Fault
Orogen
N
Perth
Norseman
Fraser
Ockerburry Fault
Ida Fault
Albany
South West Terrane
Bunbury
Esperance
34°S
SOUTHERN OCEAN
0 100 Kilometres
116°E
Albany
122°E
Proterozoic cover sequence over the craton
Undifferentiated granitic rocks. Emplaced at >3.0 to 2.9 Ga in Youanmi and Narryer terranes, ~2.8 Ga and 2.76 to 2.65 Ga in all terranes
Undifferentiated sedimentary rocks. Includes some volcanosedimentary, rocks, chert-banded iron formation and late clastic sequences
Felsic volcanic rocks, includes lavas, tuffs, volcaniclastic, subvolcanic and extensive siliciclastic sedimentary rocks reworked from the volcanics. Temporal and spatial distribution as for mafic volcanic sequences
Komatiitic, basaltic to andesitic volcanic rocks, with lesser interbedded sedimentary rocks and abundant mafic (commonly doleritic sills) to ultramafic intrusions; mainly 3.1 to 2.9 and 2.8 Ga in Youanmi Terrane, and 2.8 and 2.76 to 2.6 Ga in Kalgoorlie Terrane and further east
Layered mafic to ultramafic complex
Granulite and migmatite of South West Terrane; 2.64 to 2.62 Ga. / Granite gneiss, locally migmatised; South West Terrane; 3.01 to 2.60 Ga
Undifferentiated gneiss. In western Yilgarn margin, vary from those that are >3.2 and others between 2.95 and 2.64 Ga. In Burtville and Yamarna terranes 2.75 to 2.65 Ga foliated quartzofeldspathic gneiss
Meta-sedimentary gneisses including siliciclastic and chemically precipitated rocks in the South West Terrane; 3.2 to 2.8 Ga
Narryer Gneiss Complex - mainly pre-3.3 Ga granitic gneiss and gneissic granite
Supracrustal metamorphosed sedimentary, mafic to ultramafic rocks and iron formations; dated at 3.2 to 3.28 and 3.05 to 3.25 Ga
Meeberrie Gneiss - 3.73 to 3.62 Ga monzogranitic to tonalitic gneiss with inclusions of layered anorthosite, leucogabbro and ultramafic rocks
Terrane/domain boundary
Major terrane bounding fault zone
Fault
Geology modified after 1:500 000 interpreted bedrock geology, 2016, from Geological Survey of Western Australia GeoVIEW.WA, extracted August, 2019; Blewett et al. (2010); Mole et al. (2014); Wyche and Wyche (2017); Vearncombe and Elias (2017).
Tectonic and Geological setting of the Yilgarn Craton, Western Australia

Source: PorterGeo Database - Ore Deposit Description
Source: Talison Lithium Limited, 2022

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| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 31 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 Figure 6-2 Generalized Geology Map with inset Cross Section (Partington, 1990) | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 32 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 Figure 6-3 E-W Cross-Section across the Central and Kapanga Zones

Time (Ga)
Age
Units
Pegmatite Mineralisation
0.0025
Quaternary
Alluvium
Older Alluvium
Laterite
1.1?
Proterozoic
Dolerite Intrusions
2.53
Ductile - Shear Zone Gneiss
2.61 - 2.58
Archean
Granitoid Intrusions
Amphiboles and Metasediments
3.1
Bridgetown Gneiss
Pegmatite Group Intrusion (2.53 Ga)
CLIENT
Albemarle
PROJECT
NAME
GREENBUSHES TECHNICAL SUMMARY REPORT
DRAWING
SIMPLIFIED STRATIGRAPHIC COLUMN
FIGURE No.
6.4
PROJECT No.
ADV-DE-00702
Date
February 2025
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6.2.1 Structure

The emplacement of pegmatites is controlled by the Donnybrook-Bridgetown Shear zone, within the broader Balingup Metamorphic Belt (Figure 6-1). Shear fabrics in the pegmatites are mostly developed at margins and in albite-rich zones which is consistent with the emplacement method. Shear-parallel fabrics are evidence for syntectonic emplacement of the intrusives with this deformational event. Late-stage Sn-Ta-Ni mineralization in dilational zones from folding are noted in the albite-rich zone, showing that folding was still occurring at the late stages of Pegmatite intrusion. Much younger, discordant structures such as the "Footwall Fault", (sub vertical, striking north south) impact the continuity of the mineralization. The intensity of the damage zone surrounding this planar feature varies significantly from some heavily jointed dares to locally disintegrated rock greater than 30 m in width. Some localized oxidation and weathering controlled by structures such as this have led to local depletion of lithium by the breakdown and leaching of soluble lithium ions.

6.2.2 Pegmatite Zonation

Five distinct mineralogical zones have been defined in the Greenbushes central lode pegmatite. Generally, the pegmatite shows a contact zone, a K-feldspar (Potassium)-rich zone, an albite (sodium)-rich zone, a mixed zone and a spodumene (Lithium)-rich zone. The bulk of the lithium in the deposit is contained within the spodumene-rich zone, generally towards the center of the Central lode pegmatite. Similar to other major lithium-bearing pegmatites in Western Australia, the zonation is not concentric from outside to inside, but does occur conformably to the overall pegmatite trends, both along strike and down dip. These zonation's often interfinger along strike and down dip and can occur on small 1 m sized scales. During the site visit, these zones were observed within recent drilling, and while this fractionation zonation can be used as a guide, variations do occur, which potentially impact processing.

Within the thinner stacked Kapanga pegmatites, zonation varies as expected for the style of mineralization. Generally, these pegmatites are less fractionated, with only three distinct zones defined. The elevated spodumene (lithium-rich), zones in individual pegmatite lenses are generally located near the footwall contacts (and to a lesser extent the hanging wall contacts), usually a K-feldspar rich zone occurs close to the hanging wall contact with the core regions generally being albite rich zones. Variation and zonation in mineralogy (and importantly in spodumene), between individual lenses within the Kapanga group of pegmatites is also evident, with the higher lithium concentrations generally in the upper part (hanging wall). Figure 6-5 details a generalized cross-section looking north.

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Figure 6-5 Generalized Cross Section (looking north) Showing Greenbushes Pegmatite Mineral Zoning


CENTRAL LODE STAGE 3 PEGMATITE ZONATION
Li^2O >3%
Ta^2O^5 - 200g/t
Hanging Wall Amphibolite
Lithium Zone
Potassic Feldspar Zone
High Grade Lithium >4%
Mixed Zone
Ta^2O^5 - 150g/t
Contact Zone
Hanging Wall Pegmatite
Dolerite Sill
Lithium Zone
Footwall Granofels
Albite Zone
12200mN Section
9500
9600
9700
9800
9900
10000
10100
10200
1400
1300
1200
1100
1000
900

Source: BDA, 2012

6.3 Mineralization

The primary lithium ore mineral within the main mineralized areas is spodumene ($LiAlSi_2O_6$) with very little lithium-bearing micas observed. While the mineral rights for non-lithium minerals are not owned by the Company, the sodium-rich zone contains the highest concentrations of tantalum (tantalite) and tin (cassiterite). This zone is characterized by dominant mineralogy of albite (sodium-plagioclase), tourmaline and muscovite mica. The mixed zone contains lower concentrations of tantalum and lithium, and intermediate values of sodium and quartz, showing variable mineralogy partly similar to both the lithium-rich zone and the sodium-rich zone.

The potassium-rich zone, which is dominated by the Feldspar microcline, does not have any minerals currently of economic interest.

The Kapanga pegmatites show less distinction in mineralogy, spodumene content does not necessarily align with specifically low potassium as in the Central lode, which is a common feature in regional pegmatite field fractionation.

6.4 Deposit Types

The pegmatites that form the Mineral Resources are interpreted to be zoned albite-spodumene pegmatites of the LCT (Li-Cs-Ta) type. It is generally accepted that pegmatites form by a process of fractional crystallization of an initially granitic composition melt. The fractional crystallization concentrates incompatible elements, such as light ion lithophile elements and volatiles (such as B, Li, F, P, H_2O and CO_2) into the late-stage melt phase. The volatiles lower the viscosity of the melt and reduce the solidification temperature to levels as low as 350°C to 400°C. This permits fractional crystallization to proceed to extreme levels, resulting in highly evolved end-

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member pegmatites. The fluxing effect of incompatible elements and volatiles allows rapid diffusion rates of ions, resulting in the formation of very large crystals characteristic of pegmatites.

The less-dense pegmatitic magma may rise and accumulate at the top of the intrusive granitic body. However, typically, the more fractionated pegmatitic melt phases escape into the surrounding country rock along faults or other structures to form pegmatites external to the parent intrusive, which is the case at Greenbushes.

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7. Exploration

7.1 Exploration

The primary method of exploration on the property has been sub-surface drilling for almost 50 years. Surface geological mapping, geochemical sampling, and limited geophysics have been considered or applied since exploration commenced.

The Operation has been mapped and surface sampling completed over many campaigns; however, Mineral Resources is underpinned by predominately surface diamond drilling (DD) or reverse circulation drilling (RC). While in-pit mapping and sampling do occur, this is typically used only as a guide to geological interpretation.

7.2 Drilling

The drilling database used in this Mineral Resource Estimate contains drilling dating back to 1977. Drilling techniques, procedures and protocols have been modernized since this time, with industry standards changing. RPM notes that the vast majority of the earliest holes are located in areas of depletion or have been replicated by recent drilling. No twinning of the historical holes has been undertaken; however, this is not considered to be material to the resource given these holes are located in the upper mined-out portion of the deposit and do not underpin the majority of the LOM Plan. Figure 7-1 provides details of the drilling which extends across the property.

A review of these holes, which are shown in Figure 7-1, indicates that several holes were drilled within the LOM pit, however these did not intersect significant mineralization outside the current Mineral Resource and are consistent with the reported Mineral Resources. The majority of holes were targeting the down-dip extension of the Central lode and were aimed at defining a maiden Underground Mineral Resources when applicable. Further discussion is provided in Section 11.

The holes are drilled in a variety of orientations with over half the drilling vertically and the remainder drilled perpendicularly to the mineralization and pegmatite interpreted zonation's. A total of approximately 300 km of drilling has been utilized to estimate the Mineral Resources.

Holes are spread relatively uniformly throughout the Central and Kapanga lode, with mineralization generally defined by resource drilling at between 25 and 50 m drill spacings. As shown in Table 7-1, the Central lode has significantly more DD meters than RC, whereas Kapanga, which was drilled mostly in the last 6 years, contains approximately 75% of DD versus RC. See Section 11 for discussion regarding drilling techniques and interpretation impacts.

Underground holes used BTW diameter (~42mm) drill core compared to the majority of the surface DD which were NQ (~48mm). Underground DD holes were very clustered due to drill position locations available underground and were generally used for stope definition (similarly to the short-term planning and grade control RC drilling from surface). Closer spaced drilling has been conducted for operational grade control and short-term planning purposes in the Central lode deposit in near-term production planning areas, and blast hole sampling is often carried out for similar purposes during production. These holes have not been included for Mineral Resource Estimation purposes; however, they are included in grade control modeling which forms the basis of the mining areas. There are no close-spaced RC holes for grade control and no blast holes in the Kapanga database as no mining has been conducted on this deposit to date. Table 7-1 provides a summary of the drilling across the Central lode and Kapanga areas.

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Figure 7-1 Plan View of Drilling Type


N
+9500 E
+10000 E
+10500 E
+12500 N
+12000 N
+11500 N
+11000 N
Hole Type
DDH
RC

Geological logging included details of lithology type and unit boundary depths, color, mineralogy, grain size, texture, alteration, weathering and hardness. DDH were orientated, and the core was logged for geotechnical qualities (e.g., RQD, rock strength, structural defect characteristics & angles). Holes were logged into Excel spreadsheets.

Table 7-1 Lode Resource Drilling Summary

Lode	Method	Holes	Meters
Central	RC	619	91,862
	DD	680	145,521
	Total	1,299	237,391
Kapanga	RC	226	45,102
	DD	47	16,635
	Total	273	58,737
All	1,572	296,128	

Source: Talison, 2024

Of note, as at the reporting date of Mineral Resources, 119 holes had been completed since the model was constructed and were not included. A review of these holes indicates that the majority of the holes are located

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| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 39 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 within the southern plunge extension of the reported Mineral Resources below and to the south of the open cut. Given the early stage of the review of this data, further work is required to validate, and studies are underway, to meet the minimum reporting requirements and support reporting of Mineral Resources in this area. A minor number of holes were collared in the currently reported resource area; however, these do not have a material impact on the Mineral Resource at either a local or global scale 7.2.1 Collar Position Surveys The methodology for surveying the collar position has not been recorded in the database for historic drilling, though it is likely that industry-standard theodolite surveys at the time were employed, based on the authors' knowledge during that period. Some validation of position of historic collars using the database positions and handheld GPS to find holes for environmental rehabilitation purposes have shown the coordinates to be accurate to the level of the handheld GPS, and as such are considered reasonable. All recent drilling was surveyed by mine surveyors using differential global positioning system (dGPS) accurate to less than 10 cm. 7.2.2 Downhole Surveys Holes prior to 2000 do not include information regarding the method of downhole survey. RPM is aware of the techniques utilized by the operator at the time of this drilling and considers it to be industry standard reflex multi-shot camera when the hole was inclined. No downhole surveys were typically undertaken for vertical holes. From 2000, downhole surveys were taken for diamond holes using an Eastman single-shot survey camera, at 25 m from surface, and then on 30 m intervals to the end of hole. RC holes continued to be unsurveyed prior to 2006. These holes were assumed to have a linear hole path from their design and set up at surface. While deeper RC drilling is known to deviate significantly, these holes were generally quite shallow, and so the risk in sample position for these holes is considered not to be material. Since 2006, gyroscopic downhole surveys have been taken for RC holes. 7.2.3 Diamond Drilling Sampling Diamond core has been collected in trays marked with hole identification and downhole depths at the end of each core run (typically 3 or 6 m). Pegmatite zones are selected while logging the geology and intervals are marked up for cutting and sampling. All pegmatite intersections are sampled for assay and waste sampling generally extends several meters on either side of pegmatite intersections to avoid under sampling/missing of mineralization and to enable the estimate to be informed by detrital elements. Internal waste zones separating pegmatite intersections are routinely sampled, although in a small proportion of holes drilled prior to 2000, some waste zones separating pegmatite lenses have not been assayed. RPM notes the majority of these holes occur in the depletion zone. Core recovery is generally above 95%. A line of symmetry is drawn on the core and subsequently cut by diamond saw. Historically BWT and NQ core have been half core sampled with more recent HQ core (~96mm) has been quarter cut and sampled to ensure similar sample support. Typical core sampling interval for assay is 1 m, but shorter intervals are sampled to honor geological boundaries and structural or mineralogical variations. Core is collected sequentially in pre-numbered sample bags and submitted to the on-site laboratory for assay 7.2.4 RC Drilling Sampling Historical RC hole size has varied between 4.5 inches and 5.25 inches. All recent RC drilling has been 5.25- inch. Samples are collected downhole by face sampling hammer. Areas of Central lode samples were collected using 1 m sample intervals, though some areas use longer 1.5 or 2 m intervals. Recent drilling, including Kapanga has used 1 m intervals as per industry standard for the style of mineralization. A sample is collected at surface via a cyclone and generally a rotary cone splitter attached to the rig, or either a riffle splitter or stationary cone splitter to reduce the size of the sample to 3 to 4 kg for submission to the laboratory. RC holes are sampled from top to bottom of hole, including logged internal waste intersections. Samples are collected in sequential pre-numbered sample bags. Field duplicates are collected every 20 m and submitted to the laboratory for quality assurance and quality control (QA/QC) purposes. | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 40 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 Drill cutting reject piles are reviewed by site geologists when geological logging and intervals with poor recoveries are recorded. The drill samples are generally dry, and recoveries are consistently within suitable levels based on weight. 7.2.5 Qualified Person Statement on Exploration Drilling The QP is not aware of any drilling, sampling, or recovery factors that could materially affect the accuracy and reliability of the results of the historical or recent exploration drilling. The review of the drilling and sampling procedures indicates that international standard practices are being utilized with no material issues being noted by RPM. While the historical drilling is not in line with current procedural record keeping and digital recording, RPM is aware of the procedures of the operators at the time. Furthermore, historical pulp samples are consistent with the infill drilling undertaken using current procedures, and a visual comparison does not indicate any systematic bias. The data has been organized into a current and secure spatial relational database. RPM considers that there is sufficient geological logging, assay data and bulk density determinations to enable estimation of the geological and grade continuity of the deposit to accuracy suitable for the classification applied. RPM notes that no density data was provided for the Kapanga area, however, this is not considered material to the Mineral Resource estimate and mineralogy information provided. 7.3 Hydrogeology Greenbushes is located on elevated ground (Figure 3-1) such that surface run-off flows northeast, east and southeast towards tributaries of Hester Brook, south to Woljenup Creek, and west and northwest towards tributaries of Norilup Brook. All surface runoff, if not captured by dams on site, ultimately flows south to the Blackwood River and then to the Southern Ocean. Surface elevations and surface flows are important indicators of local hydrogeology because both surface water and groundwater flow from higher elevations towards lower elevations, or technically towards locations with lower piezometric head. Archaean basement and Proterozoic dolerite intrusions are overlain on site by Quaternary laterite, up to 40 m thick, and alluvium. Groundwater on site occurs in faults and fractures in the basement and also in the weathered lateritic zone above. Alluvium occurs beneath drainage lines radiating from the higher land but has been extensively disturbed by mining activities. It has been suggested that groundwater in laterite is sometimes perched, meaning that shallow saturated zones exist temporarily, perhaps seasonally, above underlying unsaturated zones. In any case, groundwater is not recognized as a resource within the mine site, and groundwater is neither extracted nor utilized at the mine. Locally, there is a tendency for a small amount of seepage to occur towards the pits. Because the whole mine site is elevated relative to surrounding areas, the water table on average is also higher, causing groundwater to flow radially away from the elevated land. Regional groundwater flow is generally from northeast to southwest, so the very small groundwater mound near the mine site contributes to this southwesterly flow. Rates of groundwater flow in laterite and Archaean basement are negligible relative to surface water flows following winter rainfall. Any discharge from waste rock dumps and TSFs is likely to be transported within the alluvial materials beneath drainage lines, as this material will have hydraulic conductivity much greater than the basement materials below. Water quality is measured in groundwater monitoring bores downgradient of the TSFs. For groundwater management and pit dewatering refer to Section 15.3. 7.4 Geotechnical Data, Testing, and Analysis PSM Consult has provided an updated Reserve Pit Geotechnical Assessment and Slope Design Update for Greenbushes in 2023. PSM has been providing Talison with geotechnical support since 2013. Boreholes with vibrating wire piezometers (VWP) have been installed since: ▪ 2018, 2019, 2021 and 2022 within the reserve pit. ▪ 2004, 2018 and 2021 Floyds Waste Dump

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 41 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 The geotechnical data collected is suitable to provide coverage of the LOM pit designs. Nine geotechnical boreholes were completed in 2022. Acoustic and Optical Televiewer imaging and interpretation have been completed for each borehole. Detailed geotechnical logs were developed including Rock Quality Designation, Field estimated strength, Weathering, Lithology and defects. Geomechanical Laboratory Testing was completed for consolidated undrained triaxial tests, uniaxial compressive strength and defect direct shear tests. Additional nested VWP were installed in 4 boreholes. Two major structures have been identified which may impact on slope stability including discontinuities (around pegmatite, granofels, amphibolite and diorite) and faults / shears. Discontinuities between geological units strike parallel to pit walls and dip to the west. There are two primary zones where the structures impact the pit wall including the Northern wall, including the Northern Dolerite Sill fault, and the pegmatite shear zone. PSM has highlighted the following key risks: ▪ Groundwater conditions in the weathered zone. ▪ Undercutting of pegmatite left in the pit wall. ▪ The orientation of major structures may impact on slope design. ▪ Bench scale instabilities are located within Dolerite sill and major structures. ▪ Underground voids. PSM has made recommendations for future work including the following: ▪ Field work to ground-truth major geological structures. ▪ Geotechnical mapping to verify joint sets and foliation. ▪ Review of pit slope stability against major structures identified. ▪ Development of a detailed model of Pegmatite Shear Zone. ▪ Field work to improve the understanding of pore pressure conditions associated with pit wall depressurization. ▪ Installation of additional nested VWP drilled into each pit wall to target specific major structures. ▪ Update of the hydrogeological conceptual model and pore pressure assessment as more VWP data is collected. RPM considers that while additional test work and studies are required, the geotechnical information is suitable to support the LOM plan. RPM notes the slope angles used in the pit design reflect the known structures and differ from the pit optimization. | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 42 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 8. Sample Preparation, Analyses and Security 8.1 Analytical and Test Laboratories All sample preparation and analytical work for the resource models is undertaken at Greenbushes’ on-site laboratory, which is ISO 9001: 2008 certified. Greenbushes internal laboratory also has participated in round- robin interlaboratory check analyses with other certified and trusted independent laboratories to test their internal procedures and analytical processes. A review of the results indicates these are in line with expectations and indicate no material issues. All sample preparation and analysis are carried out by suitably trained employees, utilizing set and documented laboratory procedures. 8.2 Sample Preparation and Analysis Samples are submitted, accompanied by a sample submission form, and entered into the Laboratory Information Management System (LIMS). The lab issues a work order and report to cross-check against the original sample submission form. Any discrepancies noted are dealt with by back-and-forth communication between the laboratory and the responsible geologists until both are satisfied with the sample numbers received. Barcodes are printed out for each sample and scanned at various points in the sample preparation and analysis to avoid, as much as possible, re-ordering (swapping) of samples, which is a common cause of errors in analytical data. The sample preparation procedure for analysis is summarized as follows: ▪ All samples are dried in ovens for at least 12 hours at a nominal 110ºC. ▪ DD samples are passed through a primary crusher to obtain -10 mm maximum particle size. RC samples are generally coarse crushed by the drilling and face sampling methodology, with a nominal maximum particle size of approximately 20 mm. RC samples skip the primary crusher step. ▪ All samples pass through a secondary crusher to 80% passing -5 mm particle size. ▪ A rotary splitter is used to obtain a nominal 1 kg sub-sample. Coarse reject material from this split is generally discarded unless there is a specific immediate requirement for any duplicate work. ▪ The sub-sample is then pulverized for approximately two minutes in a ring mill to obtain 90% passing 100 µm. Historically, ferrous steel bowls were utilized, but recently the procedure has been updated to utilize nonferrous tungsten carbide grinding media to reduce the likelihood of iron contamination. ▪ Metadata about the method for analysis (including its accuracy, precision and any potential bias), does not exist for the older historic analyses. The current standard analytical procedures have been confirmed to have been in place since at least 2006. ▪ Generally, two sets of analyses are performed, a set of 36 elements analyzed by X-ray fluorescence (XRF) following fusion with lithium metaborate, and Li2O, which is analyzed by Atomic Absorption Spectroscopy (AAS), following sodium peroxide fusion. Each analysis requires 2 g or less subsample of the pulverized material. ▪ Unused pulverized material is retained in well-labeled and accessible storage in case of requirement for verification or further testing. ▪ Some of the lower detection limits of the methods have changed slightly due to refinements in the technologies, but this is not material as these are not close to the grades being considered for evaluation for the Mineral Resource Estimate. 8.3 Sample Security Samples do not leave the Greenbushes mine property for sample preparation and analysis. Core and RC samples are received from the contractor at the core yard or rig respectively. Samples remain under the control of the geology team from this point until samples are received, entered into the LIMS system at the laboratory, cross-checked against the sample submission form and accepted by means of creation of a work order to complete the preparation and analysis, which is sent to the geology team to signify this handover.

The responsible geologist must also analyze the reported Quality Assurance Quality Control (QA/QC) results upon receiving them, to either accept the results or provide instruction on any rework required in case of QA/QC failures. Pulp storage is the responsibility of the geology team and so must be recorded as received by the responsible geologist as these are returned from the laboratory.

8.4 Density Determination

2,074 diamond core samples from various lithologies across the Central lode were tested for density using the Archimedes (water immersion) method. Testing was performed on site by trained field assistants using standard industry practices. Table 8-1 outlines the average density for each lithology. RPM notes that no density data has been provided for the Kapanga area, so assumptions are that the measurements at Central lode will be similar. See Section 11 for discussion.

Table 8-1 Central Lode Density Statistics

Lithology	Samples	Density (g/cm^3)			
		Average	Std Dev	Minimum	Maximum
Amphibolite	254	3.03	0.13	2.38	3.98
Dolerite	198	2.98	0.15	2.53	3.71
Granofels	91	2.93	0.17	2.6	3.17
Pegmatite	1,528	2.76	0.14	1.59	3.79

Source:. SRK, 2022

8.5 Quality Assurance and Quality Control

The historical drilling (prior to 2006) has not typically inserted blind QA/QC samples with diamond drill core samples (blanks, certified reference materials (CRMs), field duplicates or pulp duplicates). DD QA/QC instead relied on the internal lab QA/QC procedures, which have included regular pulp duplicates and use of XRF CRMs.

Since 2006 there has been a significant improvement in QA/QC protocols, in line with improvements in industry standard practices. Field duplicates, "check" pulp duplicates, CRMs and certified blank samples have been typically inserted following the below protocols.

- Field duplicates (sourced from splits of RC samples of the rig cyclone, or quarter core samples), were completed at a rate of 1 in 20 samples.
- Pulp (check) duplicates were inserted at a rate of 1 in 20 samples.
- 6 separate CRMs were utilized during the drilling which had Li_2O grades varying from 0.59 to 3.84%. The CRMs were prepared using Greenbushes material by industry-recognized supplier ORE Research and Exploration Pty Ltd (ORE). Of note, 80% of CRMs inserted were in line with the current and proposed ROM grade ranges (between 1.45-4%); however critically, two CRMs are at the approximate ROM and Ore Reserves cut-off grade of 0.7% Li_2O. Insertion rates were approximately 1 in 20 samples.
- Results or insertion rates for "blank" Li_2O material are unknown but suitable numbers were included in the database provided.
- The lower confidence in the historical assay data based on the lack of historic QA/QC and the resulting lower confidence in the areas of the estimate resulting from this data has been considered in the Mineral Resource classification; however, it is noted the majority of these areas are mined out or not material to the Mineral Resource reported.

Below is a summary of the key outcomes of each QA/QC sampling method.

8.5.1 Certified Reference Materials

As can be noted in Table 8-2 Summary of CRM Submissions for Li2O, all six CRMs appear to show limited bias against the expected grade, and as can be seen in the two example plots of SORE 2 and SORE 3 (Figure 8-1 and Figure 8-2), the majority of the samples fall within the two standard deviations for the

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acceptable tolerances; however, some fall outside these limits. The results are considered to be in line with the industry standards and indicate no systematic bias.

Table 8-2 Summary of CRM Submissions for Li_2O

CRM	Count	Assigned Li_2O (%)	Mean Li_2O (%)	Bias (Mean)	% Bias
SORE 1	1,892	3.839	3.837	-0.002	-0.05
SORE 2	2,100	1.459	1.459	0.001	0.04
SORE 3	508	0.586	0.601	0.015	2.58
SORE 4	405	0.627	0.631	0.004	0.65
SORE 5	362	2.136	2.132	-0.004	-0.18
SORE 6	337	2.227	2.217	-0.011	-0.47

Source: SRK, 2023

Figure 8-1 Scatter Plot showing CRM SORE 2 performance for Li_2O (warning = 2xSD, error = 3xSD)


Standards by Sequence : SORE2 : Li2O_pct
Assay Value
RETURNDATE

Figure 8-2 CRM Scatter plot showing SORE 3 performance for Li_2O. (warning = 2xSD, error = 3xSD)


Standards by Sequence : SORE3 : Li2O_pct
Assay Value
RETURNDATE

8.5.2 Field Duplicates

Two types of field duplicates have been utilized dependent on the drilling method. RC duplicates were sourced from samples split via a static riffle splitter directly from the cyclone (either on the rig or separate dependent on the generation of drilling), while DD duplicates were sourced from quarter core. A review of the results indicate some variation occurs, as shown in the Q-Q' plots in Figure 8-3 and Figure 8-4 with a significant amount of samples outside the 15% tolerance lines. This trend is not unexpected for the sample type which is not homogenized and is considered consistent with style of mineralization and the grain size of the spodumene. RPM notes this variability with both deposits having a moderate nugget as noted in Section 11. While variability

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| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 45 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 is noted, these results are considered reasonable. Of note is the higher variability of the RC samples, which potentially relates to the fines loss during drilling. Figure 8-3 Scatter plot of RC Field Duplicates | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 46 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 Figure 8-4 Scatter Plot of DD Field Duplicates 8.5.3 Pulp Duplicates Pulp duplicates have been sourced from samples post pulverization within the laboratory. These are resubmitted under a different sample ID. As can be seen on the Q-Q’ plots, both the RC (Figure 8-5) and DD (Figure 8-6) perform well with no issues noted.

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 47 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 Figure 8-5 Q-Q' Plots for RC Pulp Duplicate Figure 8-6 Q-Q' Plots for DD Pulp Duplicate 9. Data Verification The review of the drilling and sampling procedures by RPM indicates that standard practices were being utilized by Talison for the recent drilling, which underpins a large portion of the Indicated Mineral Resource, | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 48 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 with no material issues being noted by RPM. The QA/QC samples all showed suitable levels of precision and accuracy to ensure confidence in the sample preparation methods employed by Talison and primary laboratory. RPM highlights that the verification of the historical data was not undertaken with the data provided; however, numerous audits and reviews have been completed over time to ensure the veracity of the datasets. As noted previously, while this data is considered reasonable, the majority of the historical data is within the depletion areas or replicated by recent drilling as such a comparison is not deemed required to be disclosed in this Report. The selective original data review and site visit observations carried out by RPM did not identify any material issues with the data entry or digital data. In addition, RPM considers that the on-site data management systems meet industry standards which minimizes potential ‘human’ data-entry errors and has no systematic fundamental data entry errors or data transfer errors; accordingly, RPM considers the integrity of the digital database to be sound. In addition, RPM considers that there is sufficient geological logging and bulk density determinations to enable estimation of the geological and grade continuity of the in-situ deposit to accuracy suitable for the classification applied.

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10. Mineral Processing and Metallurgical Testing

10.1 Mineralogy

The mineralogy of ore processed at Greenbushes over the past 40 years has largely consisted of spodumene in pegmatite, with waste minerals largely consisting of quartz and feldspar minerals. This consistency allowed reliable predictions of plant performance using chemical assays, particularly for lithium and iron, without needing detailed mineralogical analysis. While some mineralogical analysis has begun recently, it remains limited. As mining extends into new areas of the Kapanga pit, mineralogical variations are expected, highlighting a need for better integration of mineralogy in predicting recovery rates and improving communication between mining and processing.

Table 10-1 shows the mineralogical reports presented for review.

Table 10-1 Greenbushes Mineralogical Report Summary

Report Title	Provider	Year
Memo: Routine Mineralogy Progress Memo	Talison Lithium	2022
Memo: Weathered Ore Mineralogy	Talison Lithium	2022

10.2 Metallurgical

Greenbushes has a complex history of metallurgical testing. Much of the work was done during full-scale plant trials rather than in dedicated test facilities. Documentation of these tests is often incomplete, as many results were incorporated into plant modifications over time, and records were lost as personnel changed.

Each processing plant design at Greenbushes has evolved from prior designs rather than through comprehensive test work. It relies primarily on size fractionation to route ore from the coarsest materials in Dense Medium Separation (DMS) circuits to finer particles through multiple flotation circuits. Significant testing was only conducted when the comminution circuit for CGP2 was introduced, a design largely retained in CGP3 with minimal additional testing. For the TRP, it is unclear how much testing occurred, though its flotation circuits are based largely on CGP2's design.

Recent test work has focused on the upcoming CGP3 plant, which plans to incorporate ore sorting for pre-concentration and minor improvements to flotation. However, this design is largely based on the CGP2 design and modelled feed chemical analyses (primarily lithium and iron) rather than mineralogical data from future mining areas.

A consistent challenge for Greenbushes is the lack of a comprehensive metallurgical testing facility capable of replicating the entire flowsheet. This limits the ability to comprehensively test future ore sources, presuming that ore and waste mineralogy will remain within the existing design range of the plants.

Table 10-2 summarizes the metallurgical test work reports provided for review.

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Table 10-2 Greenbushes Metallurgical Testwork Summary

Report Title	Process Area	Provider	Year
Memo: CGP1 Rougher Tail Refloat Tests - Progress Memo	Flotation	Talison Lithium	2018
CGP2 Ore Commissioning Test Summary Report	high-grade	Talison Lithium	2022
Talison Lithium Pty Ltd Geometallurgy Program - Progress Report	Flotation	Minsol Engineering	2023
Memo: Derric Test Work for CGP4 Rev 3	Screening	Talison Lithium	2023
Memo: Ore Optical Sorter Testwork	Ore Sorting	Talison Lithium	2023
Test Report - Wet Screening	Screening	Derreck Corporation	2023
Ore Sorter Optical Testwork 2023	Ore Sorter	Talison Lithium	2023
Memo: Geomet Program - Low Grade Blends	Flotation	Minsol Engineering	2024
Memo: Geomet Program - Scavenger Conditioning	Flotation	Minsol Engineering	2024
Memo: Technical and High-Level Financial Assessment of CGP4 Flowsheet Changes	Whole Circuit	Talison Lithium	2024
Testwork Report: Primary Classifier, CG4 - Process Development	Classification	Talison Lithium	2024

10.3 LOM Plan

The LOM plan anticipates that high-grade feed (>3.2% Li_2O) with low iron content for the TGP will be depleted by around 2027 as the main C3 pit reserves are exhausted. After this, TGP may either continue to produce chemical-grade lithium at a reduced feed rate or be retired, as increased waste material in lower-grade ore would limit its operational capacity.

CGP1 has shown stable performance, with an annual throughput of around 1.7–1.8 million tonnes, achieving feed grades near 2.7% Li_2O. Future throughputs of 1.8 million tonnes per year appear feasible, but a drop in feed grade to around 2.5% could negatively impact yield and recovery.

CGP2 has consistently operated below its design capacity of 2.4 million tonnes per year, currently achieving about 2.0 million tonnes with a 2.0% Li_2O feed grade. Maintaining 2.0 million tonnes per year seems achievable, though a projected reduction in feed grade to 1.8% would likely reduce yield and recovery.

Although CGP3's performance remains untested, projections align with CGP2's throughput and feed grades. Given design improvements, CGP3 is expected to perform slightly better at the lower 1.8% Li_2O feed grade.

The TRP is projected to operate for another two years, with a possible extension if CGP4 is delayed or relocated, and if tailings below TSF 1's 7 m base level are reclaimed. However, the impact of processing these deeper tailings on yield, recovery and product specifications is uncertain.

RPM is of the opinion that there is suitable information that supports the LOM for the currently operating plants based on actuals. Each plant has a separate recovery regression based on recent performance which RPM considers suitable for the LOM planning. The testwork which has been completed for CGP4 highlights the plant design criteria and is suitable to achieve the throughput and recoveries forecast.

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11. Mineral Resource Estimates

This section of the Report summarizes the main considerations in relation to the preparation of the Greenbushes Mineral Resource estimate and provides references to the sections of the study where more detailed discussions of particular aspects are covered. Detailed technical information provided in this section relates specifically to this Mineral Resource estimate and forms the basis of the Mineral Reserve estimate as reported in Section 12.

A "Mineral Resource" is defined in S-K 1300 as "a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction". The location, quantity, grade (or quality), continuity and other geological characteristics of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge, including sampling. Mineral Resources are subdivided, in order of increasing geological confidence, into Inferred, Indicated and Measured categories.

Mineral Resource estimates are not precise calculations, depending on the interpretation of limited information on the location, shape and continuity of the occurrence of mineralization and on the available sampling results.

The Mineral Resource estimates were compiled with reference to S-K 1300 by RPM acting as the QP in accordance with S-K 1300.

For a Mineral Resource to be reported, it must be considered by the QP to meet the following criteria:

- There are reasonable prospects for eventual economic extraction.
- Data collection methodology and record-keeping for geology, assay, bulk density and other sampling information are relevant to the style of mineralization, and quality checks have been carried out to ensure confidence in the data.
- Geological interpretation of the resource and its continuity has been well defined.
- Estimation methodology that is appropriate to the deposit and reflects internal grade variability, sample spacing and selective mining units.
- Classification of the Mineral Resource has taken into account varying confidence levels and assessment, and whether the appropriate account has been taken for all relevant factors, i.e., relative confidence in tonnage/grade, computations, confidence in the continuity of geology and grade, quantity and distribution of the data and the results reflect the view of the QP.
- Further discussion on conversion of Mineral Resource to Mineral Reserves is presented in Section 12.2.

11.1 Resource Areas

The reported Mineral Resource can be separated into three areas:

- Open Pit in situ Pegmatites: These Mineral Resources are the material within the ground with no mining occurring as yet. This consists of the Central and Kapanga lodes within a Resource pit shell. No underground Mineral Resources are reported.
- Tailings storage facilities: TSF 1 has been the subject of drilling and is currently being reprocessed through the Tailings Retreatment Plant.
- Ore stockpiles: several stockpiles occur within the Operation, which have been the subject of grade control.

RPM notes that the Indicated Mineral Resources within the TSF and ore stockpiles are included in the Mineral Reserves, hence are not presented in Table 11-1, which excludes Mineral Reserves.

11.2 Statement Of Mineral Resources

The Mineral Resources statement includes both 100% and 49%, reflecting Albemarle's ownership in the relevant holding companies. Results of the Mineral Resources estimate for the Operation are tabulated in the Statement of Mineral Resources in Table 11-1, which are reported in line with the requirements of S-K 1300;

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as such, the Statement of Mineral Resources is suitable for public reporting. Table 11-1 presents the Mineral Resources exclusive of and additional to the Mineral Reserves presented in Section 12. The stated Mineral Resources account for mining depletion and stockpile movements that have occurred during the period to 30 June 2024. Albemarle's attributable portion of Mineral Resources is 49%.

The in situ Mineral Resource is reported at a cut-off grade of 0.55% Li_2O within the open cut. The cut-off grade is based on estimated mining and processing costs and recovery factors. It is highlighted that the long-term price (as discussed in Section 11.15) of US$1,500 tonne of product over a timeline of 7 to 10 years is well above the current spot price and was selected based on the reasonable long-term prospect of the Mineral Resource rather than the short-term viability (0.5 to 2 years). This price was provided by independent experts Fastmarkets.

Table 11-1 Statement of Mineral Resources at 30 June 2024

Type	Classification	Quantity (100%) (Mt)	Attributable Quantity (49%) (Mt)	Li_2O (%)
Open Pit	Indicated	76.7	37.6	1.5
	Inferred	16.7	8.2	1.7

Notes:

1. The Mineral Resources are reported exclusive of the Mineral Reserves.
2. The Mineral Resources have been compiled under the supervision of RPM as the QP.
3. All Mineral Resources figures reported in the table above represent estimates at 30 June 2024. Mineral Resource estimates are not precise calculations, being dependent on the interpretation of limited information on the location, shape and continuity of the occurrence and on the available sampling results. The totals contained in the above table have been rounded to reflect the relative uncertainty of the estimate. Rounding may cause some computational discrepancies.
4. Mineral Resources are reported in accordance with S-K 1300.
5. The Mineral Resources reflects the 49% ownership in the relevant holding companies.
6. Refer to Section 11 for determinations of the cut-off grade applied.

11.3 Initial Assessment

The Open Pit Mineral Resource is reported at a cut-off grade of 0.55% Li_2O within a combination of the LOM Mineral Reserves pit design reported, as well as a pit shell at a US$1,500 price. Both the LOM pit design and the US$1,500 pit shell were restricted by several areas as shown by the red line on Figure 11-1. These include:

- All current infrastructure to remain in place
- The northern extension of the pit is limited by the current tenement boundary
- The southern extension is limited to the TSF 1 area only, with planned waste dump and TSF 4 not included.

A US$1,500 pit shell was utilized to report the Mineral Resources, along with the LOM pit design which as detailed in Section 12). RPM notes the LOM pit design incorporated additional areas outside the US$ 1,500 pit shell due to the geotechnical parameters as noted in Section 12.

The cut-off grades were based on estimated mining and processing costs and recovery factors as detailed below, along with a price of US$1,500 per tonne of product. It is highlighted that the long-term price is considered over a timeframe of 7 to 10 years, as is consistent with the style of mineralization and typically accepted to justify reasonable prospects for economic extraction based on an Initial Assessment. While a pit design was utilized, RPM highlights that the Operation is in production producing a saleable product from within the currently defined Mineral Resources and has a long life Mineral Reserves defined as reported in this Report from a pit design. As such, is considered to be well advanced beyond an Initial Assessment as defined by S-K 1300.

11.3.1 Reportable Cut-off Grade

The reporting cut-off grade (COG), for open cut mineable Mineral Resources is based on assumptions as well as a significant amount of actual performance of the operation for costs and productivity as noted in Table 11-2.

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| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 53 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 Table 11-2 Mineral Resources Marginal Cut-off Grade Assumptions Parameter Units Value Incremental Ore Mining Cost US$/t Ore 2.67* Processing Cost US$/t Ore 35.77 G&A Cost US$/t Ore 10.03 Sustaining Capital Cost US$/t Ore 3.54 Selling Cost US$/t Ore 9.75 Mass Yield Regression 9.362*Li2O%1.319# Selling Price US$/t of 6% Li2O Conc. 1,500 Note: *RPM estimated based on 10% of total mining cost # average of all Chemical Grade Plants Full mining costs (drill and blast, load/haul/dump) were not included in the COG calculation but were included in the pit optimization. | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 54 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 Figure 11-1 Exclusion Zone for Mineral Resources

11.4 Resource Database

The drill information is stored in an AcQuire geological database which is managed by the site geologists. A total of 1,572 holes have been utilized within the Mineral Resource estimate as at the time of construction. RPM notes that due to their extreme clustering and especially due to (by design) being concentrated in the highest-grade portions of the depleted pegmatite areas, the RC Grade control drilling has been omitted from use in the Mineral Resource Estimate.

Of note, as at the reporting date of Mineral Resources, 119 holes had been completed since the model was constructed and were not included. A review of these holes indicates that the majority of the holes are located within the southern plunge extension of the reported Mineral Resources below and to the south of the open cut. Given the early stage of the review of this data, further work is required to validate, and studies are underway, to meet the minimum reporting requirements and support reporting of Mineral Resources in this area. A minor number of holes were collared in the currently reported resource area; however, these do not have a material impact on the Mineral Resource at either a local or global scale.

11.5 Geological Modelling

11.5.1 Lithology Modelling

The geological model was based on lithologies, alteration and mineralization logged in the drill holes. This information was used to guide the interpretation; however, logged structures, surface and in-pit mapping, plans and cross-sections provided by Talison, and multi-element geochemical data were also used to support the interpretation. Logging from non-resource holes was also used to guide the creation of the geological model; however, it was not used in the estimation of grade within the model.

Lithology modelling was completed in Leapfrog Geo software. Lithological units were modeled, along with alteration, internal zonation/mineralization within the pegmatite, weathering/oxidation surfaces (oxide, transition, fresh). Faults and other structural features such as shears were not modeled, but the structural information was used in modeling of other contacts. The following geology domains were created.

- Fill (unconsolidated backfilled material): these volumes were created based on positive variations between consecutive detailed surface surveys.
- Saprolite: based on weathering logging. Because of the effect of weathering on leaching of Li_2O, pegmatite models used for estimation are truncated against this weathering surface.
- Dolerite: modeled from a combination of detailed in-pit mapping and drill hole logging, two orientations are modeled, striking E-W and N-S. Thicknesses and confidence in these dykes vary significantly. Dykes are often discontinuous both up and down dip and along strike. Because of the similarities in behavior and thin and generally planar to ribbon-like nature, these were modeled using the vein modeling tool in Leapfrog rather than the intrusive modeling.
- Pegmatite: the pegmatite bodies were interpreted based on lithology only, with no differentiation based on grade. Two groups of pegmatite bodies were interpreted, these include:
  - Central lode pegmatite: modeled using the in-pit mapping and lithology logging. Intrusive modeling tool in leapfrog was used due to the more significant thickness and behavior of these intrusives as compared to the thinner dolerite dykes.
  - Kapanga pegmatite: modeled using the detailed surface mapping and lithology logging. Despite being significantly thinner than the Central lode pegmatites, these were still deemed to be better modeled using the intrusive modeling tool rather than the vein modeling. Interpreted trends were added to improve the implicitly modeled geological continuity directions and lengths.
- Amphibolite: was modeled using the surface and in-pit mapping and lithology and structural logging.
- Granofels: The granofels was set as the host rock background from which all the other modeled lithologies were excised.

A cross-section view of the main modeled lithology units is shown Figure 11-2.

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Figure 11-2 Cross Section View Main Modelled Lithologies


+1500
+1200
+900
Central Pegmatite
Kapanga Pegmatites
Dolerites
Amphibolite
Granofels
+9300 E
+9600 E
+9900 E
+10200 E
+10500 E
Plunge 00
Azimuth 000
Looking North
0
100

11.5.2 Weathering Surfaces

As noted in Section 7.2 logging was suitably undertaken to underpin interpretation of the weathering profile. To simplify the interpretation, two zones were interpreted: the extreme- and highly oxidized logging was grouped as "Weathered", and the moderately-oxidized, weakly-oxidized and fresh core was grouped together as "Fresh". Some minor discrepancies were noted but not considered material.

11.5.3 Compositing

The majority of sampling at both deposits has been completed at a 1 m sample interval, however, 1.5 m, 2 m and some 3 m or longer intervals have been utilized. A frequency histogram (Figure 11-3) shows the variation in the samples. Due to this variation samples were composited to 3 m lengths.

Figure 11-3 Histogram of sample lengths


100,000
90,000
80,000
70,000
60,000
50,000
40,000
30,000
20,000
10,000
-
frequency
0-0.25
0.25-0.5
0.5-0.75
0.75-1.0
1.0-1.25
1.25-1.5
1.5-1.75
1.75-2.0
2.0-2.25
2.25-2.5
2.5-2.75
2.75-3.0
+3.0
sample length (m)

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11.6 Basic Statistics

The composites were imported into statistical software to analyze the variability of the assays within the mineralized envelopes per domain. Summary statistics for the combined basal, upper and vein domains are provided in Table 11-2.

Basic Statistical analysis on raw sample data within the pegmatite wireframes indicated a bimodal population of Li_2O both at Central lode pegmatite (Figure 11-4), and at the Kapanga pegmatite (Figure 11-4). Based on this analysis a 0.5% Li_2O threshold was utilized to define mineralization, see Section 11.9 for a discussion of the estimation approach.

Figure 11-4 Log Histogram for Li_2O for the Central lode pegmatite (Top), and Kapanga pegmatites (Bottom)


Log Frequency Li2O Histogram for Central Pegmatite
class (log10 scale)
Log Frequency Li2O Histogram for Kapanga Pegmatite
class (log10 scale)

The bimodal distribution is consistent with the style of mineralization and interpretation that the pegmatites are internally fractionated resulting in zonation and mineralogical differences. Figure 6-3 shows a cross-section and plan view of the 3D modeled domains at Central lode and Kapanga pegmatites.

11.7 Treatment of High Grade

The statistical analysis of the composited samples inside the domains was used to determine the high-grade cuts that were applied to the grades in the mineralized objects before they were used for grade interpolation. This is done to eliminate any high-grade outliers in the assay populations, which would result in conditional bias within the Mineral Resource estimate.

As noted in Section 11.6, lithium has a positively skewed distribution. A log probability plot for Central lode pegmatite (Figure 11-5), shows potential breaks in the population at 5.3%, 5.9% and 6.6% (vs a maximum value of 7.14%). Even with >75,000 samples, the 5.3% cap would affect only 52 samples, spread fairly randomly, though mostly throughout the high-grade domain. The choice between 6.6% cap (which would affect 4 samples) and a 5% cap (which would affect 167 samples), has very little effect on the mean grade or

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Coefficient of Variation (CoV). The decision may make some difference locally, but very minor. A 6.0% top cap was chosen. Mean and CoV analysis shows that these are not sensitive to choice of capping above 5% Li_2O.

Figure 11-5 Log Probability curve for Li_2O, (central lode pegmatite high-grade and low-grade samples combined).


Log Probability Li2O Curve for Central Pegmatite
Cumulative Probability (%)
Grade
CentralPegmatite Li2O
No samples 76,747
Min 0.00
Max 7.14
Mean 1.48
Median 0.99
Geometric Mean 0.74
Variance 1.99
Standard Deviation 1.41
Coefficient of variatio 0.95
Skewness 0.84
Kurtosis 2.47
25.0 Percentile 0.25
50.0 Percentile (med 0.99
75.0 Percentile 2.42
95.0 Percentile 4.32
97.5 Percentile 4.53
99.0 Percentile 4.71
99.5 Percentile 4.83
99.9 Percentile 5.18

A log probability curve for Kapanga (Figure 11-6) shows potential breaks in the population at 5.2%, 5.75% and 6.2% (vs a maximum value of 6.80). A cap of 5.2% Li_2O would affect 38 samples and drop the mean grade by 0.001% Li_2O. Mean and CoV analysis shows that these are not sensitive to choice of capping above 5% Li_2O. A cap of 5.75% Li_2O was chosen.

Figure 11-6 Combined Log Probability Plot.


Log Probability Li2O Curve for Kapanga Pegmatite
Cumulative Probability (%)
Grade
Kapanga Pegmatite Li2O
Number of samples 13,528
Minimum value 0.01
Maximum value 6.80
Mean 1.42
Median 1.09
Geometric Mean 0.70
Variance 1.66
Standard Deviation 1.29
Coefficient of variatio 0.90
Skewness 0.77
Kurtosis 2.62
25.0 Percentile 0.25
50.0 (median) 1.09
75.0 Percentile 2.32
95.0 Percentile 3.91
97.5 Percentile 4.22
99.0 Percentile 4.57
99.5 Percentile 4.88
99.9 Percentile 5.70

11.8 Geospatial Analysis

For each domain, a geospatial analysis was undertaken to determine the spatial variability of each element. Three orthogonal directions (axes) of the ellipsoid were set using variogram fans of composite data and an understanding of the geological orientation of each domain.

A mathematical model was interpreted for each domain to best fit the shape of the calculated variogram in each of the orthogonal directions. Three components were defined for each mathematic model: the nugget effect, the sill, and the range. Downhole variograms showed very low nugget values, as is expected for the style of mineralization. Robust variography was completed for the high-grade domains both at Central Lode and Kapanga. Low-grade domain variography was considered less robust but still deemed adequate for use in OK estimation for the MRE.

Example variograms used for the estimation of the two high-grade domains are given below. RPM found the directions of continuity to be consistent with the trends seen in 3D in the raw data, both in the modeled domains and in the grade trends, which is always a good validation. Continuity is very high, and anisotropy is not particularly strong, as is expected for this style of mineralization and deposit type. RPM was able to reproduce

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similar variograms, and with the level of continuity and anisotropy within the main plain of pegmatite mineralization, estimation is not expected to be sensitive to small differences in variography

Figure 11-7 Variography for Central Lode high-grade Domain



2D Variogram for Li2O_Cap Values NS
Dip = 45.00, Dip Azimuth = 260.00
Pitch
Variogram
27 → 201 Major Axis Variogram for Li2O_Cap Values NS
33 → 310 Semi-major Axis Variogram for Li2O_Cap Values NS
45 → 080 Minor Axis Variogram for Li2O_Cap Values NS
Total Sill: 1.0
(Semi-)Variogram
Distance

Figure 11-8 Variography for Kapanga high-grade Domain



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Table 11-3 Interpreted Variogram Models

Domain	Structure	Nugget	Structure 1							Structure 2						
			Sill	Major	Semi- Major	Minor	Dip	Dip Azi.	Pitch	Sill	Major	Semi- Major	Minor	Dip	Dip Azi.	Pitch
Central high-grade	Spheroidal	0.05	0.21	26.13	26.54	23.97	45	260	28	0.74	318.3	219.9	111.8	45	260	28
Central low-grade	Spherical	0.05	0.48	42.58	42.97	40.47	45	260	28	0.46	329.3	224.9	57.83	45	260	28
Kapanga high-grade	Spheroidal	0.05	0.21	26.13	26.54	23.97	45	260	28	0.74	318.3	219.9	111.8	45	260	28
Kapanga low-grade	Spherical	0.05	0.48	42.58	42.97	40.47	45	260	28	0.46	329.3	224.9	57.83	45	260	28

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11.9 Kriging Neighborhood Analysis

Quantitative Kriging neighborhood analysis (QKNA) is conducted to minimize the conditional bias that occurs during grade estimation as a function of estimating block grades from point data. Conditional bias typically presents as overestimation of low-grade blocks and underestimation of high-grade blocks due to the use of non-optimal estimation parameters and can be minimized by optimizing parameters.

11.9.1 Block sizes

QKNA assessment was compared for various block sizes from a maximum of 20 x 20 x 20 m down to a minimum of 5 x 5 x 5 m, and various permutations in between. Previous models had been completed at 15x15x15 m blocks. However, the QKNA showed that the best balance between producing high slope of regression and also high kriging efficiency was shown with a block size of 10 x 10 x 10 m, so the block size was adjusted.

Figure 11-9 QKNA results for Block Sizes.


Kriging Neighbourhood Analysis
Block Sizes (X x Y x Z)
KE
Slope
Kriging Efficiency (%)
Slope of Regression
20 x 20 x 20-
20 x 20 x 15-
15 x 15 x 20-
20 x 20 x 10-
20 x 20 x 5-
10 x 10 x 20-
15 x 15 x 15-
5 x 5 x 20-
15 x 15 x 10-
10 x 10 x 15-
15 x 15 x 5-
5 x 5 x 15-
10 x 10 x 10-
10 x 10 x 5-
5 x 5 x 10-
5 x 5 x 5-

11.9.2 Number of Samples

The minimum and maximum number of samples to use in estimation was assessed in a similar manner, with estimation using between 2 and 25 composites compared. The minimum number of samples was chosen based on the lowest number of samples that could produce a slope of regression of better than 0.95 on average, which turned out to be 5 samples. The maximum number of samples was chosen from where results for the kriging efficiency and slope of regression stopped improving and also where the sum of negative kriging weights started to fall below 0. A maximum of 15 samples were chosen based on these criteria. A maximum of three composites per hole was also chosen to closely reflect the parent block size (3 x 3 m composites = 9 m, block sizes are 10 m). The combination of the number of comps used and the number of comps per hole means that at least 2 holes are used to estimate grade into any block and a maximum of 15 holes (in practice, most blocks are used between 2 and 8 holes).

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Figure 11-10 QKNA analysis for min/max number of composites to use for estimation


Kriging Neighbourhood Analysis
Samples (Block Size 10 x 10 x 10)
KE
Slope
Kriging Efficiency (%)
Slope of Regression

Figure 11-11 QKNA additional analysis (negative kriging weights), for min/max number of composites to use for estimation


Kriging Neighbourhood Analysis
Samples (Block Size 10 x 10 x 10)
Sum of Negative Weights
Percentage Number of Negative Weights

11.9.3 Search Distances

QKNA was completed on the search ranges, with range values of the three primary orientations of (major, semi major, minor), 45 x 35 x 10 m up to 540 x 375 x 75 m tested. Search distances of 180 x 150 x 25 m were chosen for Central lode and 180 x 125 x 25 m for Kapanga. A 2-pass search was implemented, with the majority of blocks filled by the first search. The first pass also implemented a quadrant search, ensuring that samples from at least 3 of 4 quadrants were used for estimation. The second pass doubled the distances in all directions, as well as removing the quadrant requirement and reducing the minimum number of samples required from 5 to 1, all to ensure that all blocks are filled in the second pass.

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Figure 11-12 QKNA assessment for search ellipsoid distances


Kriging Neighbourhood Analysis
Search (Samples 5 - 20)
KE
Slope
Kriging Efficiency (%)
Slope of Regression

11.10 Block Model

A Leapfrog block model was created to encompass the full extent of the reported Mineral Resources. The block dimensions used in the model included 10 x 10 x 10 m, which was chosen on balance of several parameters based on the QKNA analysis in Section 11.9. Sub-blocking to a minimum of 2.5 x 2.5 x 2.5 m was undertaken to follow the domain wireframes and surfaces.

Table 11-4 Block Model Size and Extents

Type	Northing	Easting	Elevation
Min Coordinate (m)	9,450	8,760	530
Maximum Coordinate (m)	13,500	11,090	2,420
Parent Block Size (m)	10	10	10
Min Block Size (m)	2.5	2.5	2.5
Rotation	0	0	0

11.10.1 Estimation Parameters

Grade estimation was completed using Ordinary Kriging (OK) in the Leapfrog Edge block modeling software. Blocks were estimated in a 2-pass process.

The first pass used strict parameters, searching to ~50% of the variogram ranges (~80% variance), a minimum of 5 and maximum of 18 composites, and an octant search, ensuring that no more than 5 composites were used from any one octant (i.e. a 3D ellipsoid cut in half in the three continuity planes, 8 pieces of ellipsoid). This ensures that all composites are not being drawn from one direction containing clustered data. The high-grade composites were also clamped at a distance of 5% of the search (clamping to 5.5% Li_2O for central and 3.0% Li_2O for Kapanga). This method for controlling the influence of high-grade composites allows them to influence grades very locally, (9 m x 7.5 m x 1.25 m at both Central and Kapanga), to honor the grades very close to drilling, but on a global scale (for the remaining 95% of the search distance) the "clamped" grade acts as the capping grade.

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The second pass is designed to ensure that all blocks are estimated. It removes the stricter parameters imposed to ensure high confidence estimation in the first pass, and therefore any blocks estimated in the second pass are deemed lower confidence, which is dealt with during classification. The maximum search distance is doubled from the first pass, searching out to the full range (100% variance). A minimum of 1 and a maximum of 15 composites are used in estimation, and the octant restrictions are removed for this pass. The high-grade clamping remains at the same distances and thresholds as the first pass.

Search ellipse orientations were variable, to take into account the short-scale variability in the strike and dip of the pegmatite bodies. Several "trend surfaces" were created to mimic the lithology and mineralization trends throughout the deposit, and the local orientation of these trend surfaces at the point closest to the block being estimated was used as the basis for the ellipse orientation for that block. Continuity directions are not affected in the same way, and the ellipses do not curve with the shape of the trend surfaces. Given the size of the search ellipse, estimation is highly unlikely to have been affected by this choice.

11.11 Grade Dependent Search

In addition to this capping, a grade-dependent search was also utilized, which included composites used at their capped grade to a certain distance from the sample of 5% of the search distance for both deposits. At distances greater than 5% of the search ellipse, the high-grade composites were further reduced to 5.5% at Central and to 3.0% at Kapanga. Using the analysis completed for the capping, this additional clamping would not have a material effect at Central, effectively dropping the capping another 0.5%, but at Kapanga, effectively dropping the capping another 2.55% has not been adequately assessed for potential metal loss. At this level of reduction of the influence of high-grade samples, a significant loss of metal would be expected. A cap of 3.0% at Kapanga would affect a 0.11% drop in the mean sample grade. The clamping would have a very similar effect, and likely ~5% metal reduction (within this small part of the resource).

11.12 Bulk Density

A total of 2,074 density determinations from the pegmatites, amphibolite, granofels and dolerite lithologies have been undertaken to date. A review of the data indicates that variation does occur within the pegmatites which is assumed to be directly related to spodumene content. As noted in Section 6.3, all lithium is assumed to be in spodumene as such, a regression to Li_2O was undertaken. Alluvial and Fill were assigned an assumed value of 1.8 g/cm^3 and 1.5 g/cm^3 respectively.

Table 11-5 Bulk Density Assigned

Lithology	Bulk Density (g/cm^3)	Count	Mean SG	Standard Deviation	CV	Minimum	Maximum
All	varied	2,074	2.81	0.17	0.06	1.59	3.98
Amphibolite	3.03	254	3.03	0.13	0.04	2.38	3.98
Dolerite	2.98	198	2.98	0.15	0.05	2.53	3.71
Granofels	2.93	91	2.93	0.17	0.06	2.6	3.17
pegmatite	2.59+(0.071xLi_2O%	1,528	2.76	0.14	0.05	1.59	3.79
Alluvial	1.8	NA					
Fill	1.5	NA					

Source: provided by the Company

11.13 Block Model Validation

A multi-step process was used to validate the estimation for the pegmatites, which includes:

- Drill Hole Plan and Section Review: A visual review of section and plans of model grades versus assay data identifies there is a good spatial correlation across the deposit.
- Composite versus Model Statistics with the average Li_2O grade in the database and in the model are similar at <5%.
  - Declustered data was compared with the block model on an individual block-by-block basis. Correlation and distribution plots show the expected decrease in variance from data to block model;

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however, they have an almost identical mean. This is as expected with the smoothing of the OK algorithm.

- Swath Plots.
  - Swath plots have been prepared by easting, northing and level. All produced acceptable results, as expected.

Statistical validations including checks on estimation quality parameters were completed. Parameters checked included the number of samples used, average distance to samples, slope of regression, number of negative sample weights, Kriging efficiency and Kriging Variance. These validations were also used in the classification process to show the confidence in the block estimation.

Figure 11-13 Example East-West Cross Sections Looking North.


1225Z
1175Z
1125Z
1075Z
1025Z
975Z
9875E
9925E
9975E
10025E
10075E
10125E
10175E
10225E
Li2O% Grade
0 - 0.1
0.1 - 0.25
0.25 - 0.7
0.7 - 1.5
1.5 - 2
2 - 3
3 - 5
5 - 100

Swath plots in the northing direction for the Central high-grade, Central low-grade, Kapanga high-grade and Kapanga low-grade domains are shown below which indicates that Li_2O composite grades are quite variable to the block estimates, however, the OK estimate is similar to the nearest neighbor (NN) results. This result highlights the clustering of the data within this high-grade core of the deposit. Of note is the smoothing within the estimates as presented in Figure 11-14. The cross-section at 11000N above shows a significant area with high-grade samples and no associated blocks.

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Figure 11-14 Central Swath Plots on 50m Spacing


Northing Swaths For Central HG
% Li2O
proportion of tonnage and composites
50m Northing Swath
% of modelled tonnes
% of Comps
Li2O OK
Li2O NN
Li2O COMP
Northing Swaths For Central LG
Li2O%
% of tonnage and composites
50m Northing Swath
% of modelled tonnes
% of Comps
Li2O OK
Li2O NN
Li2O COMP

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Figure 11-15 Kapanga Swath Plots 50 m Spacing


Northing Swaths For Kapanga HG
Li2O%
% of tonnage and composites
50m Northing Swath
% of modelled tonnes
% of Comps
Li2O OK
Li2O NN
Li2O COMP
Northing Swaths For Kapanga LG
Li2O%
% of tonnage and composites
50m Northing Swath
% of modelled tonnes
% of Comps
Li2O OK
Li2O NN
Li2O COMP

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Table 11-6 Global Statistical Comparison of Grades of Blocks and Composites by Domain

Domain	Composites (Li_2O %)		Estimate (Li_2O %)	
	Raw	De-clustered	OK	NN
Central high-grade	1.81	1.64	1.66	1.71
Central low-grade	0.42	0.45	0.35	0.34
Kapanga high-grade	1.29	1.08	1.3	1.39
Kapanga low-grade	0.29	0.3	0.3	0.24

11.14 Resource Classification

Mineral Resources were classified in accordance with S-K 1300. The Mineral Resource was classified as Indicated Mineral Resources and Inferred Mineral Resources on the basis of a range of criteria including geological continuity, data quality, drill hole spacing, modelling technique, and estimation derived properties including search strategy, number of informing data points and distance of data points from blocks. Below is a summary for each Resource area reported.

A number of factors were considered in the classification of the resources, including the confidence in the underlying data, the confidence in modeling of the geological complexities, the method and rate of mining (to understand what resolution and at what scale is required for short and medium term planning), data density and the quality of the estimation, for which factors such as the number of samples and drill holes used to estimate the blocks, average distance to samples, slope of regression, kriging variance and statistical and visual validation compared to surrounding drilling were all used to get an idea on the quality of estimation on a local scale for classification.

High-grade domains:

- Estimated using at least three drill holes.
- Average distance to samples is less than 180m.
- Slope of regression is greater than 0.5.

Low-grade domains

- Estimated using at least three drill holes.
- Average distance to samples is less than 40m.
- Slope of regression is greater than 0.2.

These preliminary classifications were then further refined and smoothed considering other factors mentioned and to give larger more continuous zones of consistently classified material.

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| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | Page 69 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 Figure 11-16 Classification Central (Left) and Kapanga (Right) Figure 11-17 Long sections Showing Central (Left) and Kapanga (Right) Resource Classification | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | Page 70 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 11.15 Mining Depletion The model was depleted based on the mining surface as at the end of June 2024. In addition, the historical underground mining in the northern portion of the Central lode was depleted based on survey shapes. RPM notes the author is aware of the survey procedures during the time of mining and considers them suitable to ensure accurate representation of the underground voids with the classification employed. 11.16 Reconciliation Limited reconciliation data has been provided for the resource estimate reported in this Report, however grade control to truck counts and mine call comparisons have been provided. As can be seen below the reconciliation over the months prior to 30 June 2024 has been challenging with a consistent under call from the mine on the grade as compared to the grade control and typically increased tonnages. While no details are available these challenges and causes are likely not isolated and exist across the mine value chain, so no single factor contributes to the variances observed. RPM was provided with no breakdowns on the monthly reconciliation, rather than a global reconciliation. Figure 11-18 Tonnage and Grade, Grade Control Reconciliation

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11.17 Comparison to Previous Mineral Resource Estimate

In February 2024, Albemarle published a Statement of Mineral Resources dated 31st December 2023 in accordance with S-K 1300 on the New York Stock Exchange (NYSE). A summary of the total Mineral Resources published in these statements in comparison to this Report is presented in Table 11-7.

Note that the below Table 11-7 has been weighted by the 49% equity proportion owned by Albemarle.

Table 11-7 Comparison with Previous Mineral Resources Estimates

Effective Date	COG Li_2O %	QP	Measured		Indicated		Inferred		Total	
			Mt	% Li_2O	Mt	% Li_2O	Mt	% Li_2O	Mt	% Li_2O
31 December 2023	0.7	SRK	n/a	n/a	37.1	1.5	5.8	1.2	42.9	1.5
30 June 2024	0.55	RPM	n/a	n/a	37.6	1.5	8.2	1.7	45.8	1.5

Note: values have been weight-averaged based on reported tonnages.
Effective date refers to the date of the Statement (depletion) not the public release date

There are no material differences between 30 June 2023 and the Mineral Resources reported in the TSR in 2024; however, there is a slightly higher tonnage and grade for Inferred. The difference between the Mineral Resources (2023) estimate and the Mineral Resources (2024) estimate was the result of the following:

- Depletion of approximately 4 Mt of ore from the in-situ pit material predominately in the Indicated class. RPM notes the changes below with respect to the indicated resources.
- While additional drilling was undertaken, no additional drilling was incorporated into the block model and the same block model was utilized to report in 2024. As outlined in Section 11 of the TRS the new drilling focused on areas outside of the mineral resource and is planned to be included in an updated estimate in 2025.
- Lowering the cut-off grade (COG) from 0.7 to 0.55% Li_2O reflects current mining practices and stockpiling for potential future processing. This resulted in the addition of 2.4 Mt to the 2024 Mineral Resource.
- Changing the pit shell utilized to report the quantities. As noted in Section 11.3, a US$ 1,500 pit shell was utilized, which was slightly lower than the US$ 1,525 pit shells used to report in 2023. RPM notes that this price was based on independent expert advice provided by Fastmarkets and is an increase in the US$ 1,300 used to report Mineral Reserves. However, the pit shell also incorporated the area to the south of the Mineral Reserves pit design and in situ material beneath TSF1, which was not included in the 2023 estimate. This is in addition to the TSF1 material which is being reprocessed and included in the Mineral Reserves. This resulted in the addition of approximately 5.5 Mt of predominantly inferred material.

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12. Mineral Reserves Estimates

12.1 Summary

This section of the Report summarizes the main considerations in relation to the preparation of the Mineral Reserve estimate and provides references to the sections of the Report where more detailed discussions of particular aspects are covered. Detailed technical information provided in this section relates specifically to this Mineral Reserve estimate and is based on the Mineral Resource model and estimates as reported in Section 11.

The Mineral Reserve estimate has been independently reported by RPM as the QP in accordance with S-K 1300.

A "Mineral Reserve" is defined in S-K 1300 as "the economically mineable part of a Measured and/or Indicated Mineral Resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted". Appropriate assessments and studies have been carried out and include consideration of and modification by realistically assumed mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors. These assessments demonstrate at the time of reporting that extraction could reasonably be justified. Mineral Reserves are sub-divided in order of increasing confidence into Probable Mineral Reserves and Proven Mineral Reserves.

For a Mineral Reserve to be reported, it must be considered by the QP to meet the following criteria:

- Measured and/or Indicated Mineral Resources have been estimated for the Operation.
- The Operation is at a minimum of a pre-feasibility study level, demonstrating that at the time of reporting, extraction could reasonably be justified. (RPM considers the capital and operating cost estimates to be of a pre-feasibility study level of accuracy)
- There is a mine design and a mine plan in place.
- There is technical and economic viability of the Operation after the application of Modifying Factors (e.g. assessment of mining, processing, metallurgical, infrastructure, economic, marketing, legal, environmental, social and governmental factors, etc.)
- Classification of the Mineral Reserves takes into account varying Mineral Resource confidence levels and assessment, and whether appropriate account has been taken for all relevant factors (e.g. tonnage/grade, computations, etc.) to reflect the view of the QP.

Having noted the above, RPM highlights that Greenbushes is an operating asset, and as such while further improvements are planned, all the required infrastructure is in place to support the current production requirements. Historical data has been utilized in the Mineral Reserves estimate, including operating costs, processing recoveries and production requirements. As such, the basis of the Mineral Reserves is considered to be of a pre-feasibility study level of accuracy.

12.2 Statement of Mineral Reserves

Mineral Resources are reported exclusive of Mineral Reserves (that is, Mineral Reserves are additional to Mineral Resources). Mineral Reserves are subdivided into Proven Mineral Reserves and Probable Mineral Reserves categories to reflect the confidence in the underlying Mineral Resource data and modifying factors applied during mine planning. A Proven Mineral Reserve can only be derived from a Measured Mineral Resource, while a Probable Mineral Reserve is typically derived from an Indicated Mineral Resource as well as Measured Resources dependent on the QP's confidence in the underlying Modifying Factors. Only Probable Mineral Reserves can be declared for Greenbushes as no Measured Mineral Resources are reported.

The Mineral Reserve estimate is based on technical data and information available as at 30 June 2024 and is summarized in Table 12-1. The Mineral Reserves are estimated based on a revision of Talison's LOM plan, LOM modifying factors, Mineral Resource classification, and supporting financial model and reported at 0.7% Li_2O Cut-off Grade.

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Table 12-1 Statement of Mineral Reserves as at 30 June 2024

Classification	Type	Quantity (100%) (Mt)	Attributable Quantity (49%) (Mt)	Li_2O%
Probable	In situ	148.8	72.9	1.8
Probable	Stockpiles	2.8	1.4	2.4
Probable	TSF 1	4.4	2.1	1.4
	Total	155.9	76.4	1.8

Notes:

1. The Mineral Reserves are additional to the reported Mineral Resources.
2. Albemarle's attributable portion of Mineral Resources andMineral Reserves is 49%.
3. The Mineral Reserves have been estimated by RPM as the QP.
4. Mineral Reserves are reported in accordance with S-K 1300.
5. Mineral Reserves are reported on a dry basis and in metric tonnes.
6. The totals contained in the above table have been rounded with regard to materiality. Rounding may result in minor computational discrepancies.
7. Mineral Reserves are reported considering a nominal set of assumptions for reporting purposes:
   - Mineral Reserves are based on a selling price of US$1,300/t for chemical grade concentrate (6% Li_2O), and concentrate transport and selling cost of US$9.75/t. RPM has relied on third-party and expert opinions and notes the selling price is below the Fastmarkets CIF China, Japan, Korea (CJK) low-case 10-year average price of US$1,333 .
   - Mineral Reserves assume a 98% global grade factor.
   - Mineral Reserves are diluted by approximately 3.5% (2% grade reduction + 1.5% internal diilution).
   - All Inferred material (3.3 Mt) with reported Li2O content greater than zero, is allocated to waste.
   - Ore blocks with a Li_2O grade greater than or equal to 0.7% and less than or equal to 1.9%, and an iron oxide (Fe_2O_3) content greater than or equal to 2.9% are classified as contaminated ore . This material is included in the Mineral Reserves and LOM plan; however, is processed separately to clean ore, and at a decreased concentrate grade. Material above 1.9% is treated as direct ore feed irrespective of the iron grade.
   - Costs estimated in Australian Dollars were converted to U.S. dollars based on an exchange rate of AU$1.00:US$0.68.
   - The economic CoG calculation is based on an estimated US$2.67/t-ore incremental ore mining cost, US$35.77/t-ore processing cost, US$10.03/t-ore G&A cost, and US$3.54/t-ore sustaining capital cost.
   - The price, cost and mass yield parameters produce a calculated economic COG of 0.62% Li_2O. However, due to the internal constraints of the current operations, an elevated Mineral Reserves COG of 0.7% Li2O has been applied.
   - The mass yield for ore processed through the Chemical and Technical plants is estimated based on formulas that vary depending on Li_2O%. For CGP1, the formula is MY%=9.362 × Feed Li_2O%^1.319. For CGP2 and CGP3, the formula is MY%=(9.362 × Feed Li_2O%^1.319)+(Feed Li_2O% × 0.82). The TGP formula is MY%=41.4 and the TRP formula is MY%=13.6.
   - Waste tonnage within the reserve pit is 916.0 Mt at a strip ratio of 6.2:1 (waste to ore – not including reserve stockpiles).

RPM is of the opinion that the Mineral Reserves and the underlying modifying factors are supported by suitable studies to at least a pre-feasibility study level of accuracy with the classification applied. The economics of the Operation, as noted in Section 19, are most sensitive to price variation; however, RPM is of the opinion that the economics of the Operation are robust, and variation would not result in material changes to the Mineral Reserves reported. However, material risks of approvals for waste and tailings storage are prevalent as well as water shortages. If approvals are not granted in the timeframes required, these will have a material impact on the Mineral Reserves as noted in Section 1.11 and Section 17.

12.3 Approach

Mineral Reserves were estimated and reviewed by RPM using a suite of specialized open cut mine planning software packages. The input parameters reviewed by RPM are based on the review of the mining studies, actuals from mining and processing operations, discussions with site personnel, and site visit observations. To enable the estimation of Mineral Reserves, RPM has:

- Identified any physical constraints to mining, for example, tenement boundaries, infrastructure, protected zones (flora, rivers, roads and road easements).
- Reviewed approach, assumptions and outcomes from the Company mine planning studies, including the operating and capital cost forecasts.

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- Reviewed information on historical and current mine performance, including operating costs and processing recoveries.
- Reviewed the mining method and current LOM designs (ultimate designs and stage designs).
- Reviewed the methodology used to estimate ore processing parameters in the model.
- Reviewed and verified LOM operating and capital costs; and
- Reviewed and verified the Operation economic model for the LOM schedule which included Measured and Indicated Mineral Resources only.

12.4 Planning Status

Greenbushes follows a structured and systematic mine planning process. The mine plan supporting the Mineral Reserves is reported on an annual basis and is completed to a pre-feasibility study level of accuracy and incorporates current operational productivity assumptions and costs. The plan outlines an average annual ROM ore production of 6.6 Mtpa between 2025 and 2047. Mining from tailings will be completed in 2027, while active open-pit mining will continue until 2047, followed by three years of stockpile processing, extending the mine's lifespan until 2050.

RPM notes that the LOM plan underpinning the Mineral Reserves estimate is an independent assessment of the LOM plan based on the Talison proposed schedule. As the QP, RPM modified various aspects of the plan to align with suitable approvals and practical approach of the Operation. These changes include the approach to waste dump sequencing, production throughput, and capital expenditure. RPM considers the estimation methodology to align with industry standards.

RPM considers the underlying studies, as well as capital and operating cost estimates, to be of a pre-feasibility level of accuracy.

12.5 Modifying Factors

The in situ Mineral Resources used to define the Mineral Reserves are based on the block model as described in Section 11 of this Report. The block model is depleted to 30 June 2024.

12.5.1 Pit Optimization

Talison conducted an economic pit limit analysis as part of its previous 2023 LOM, utilizing the GEOVIA Whittle pit optimizer software. This tool applies the Lerchs-Grossman algorithm to determine economically feasible extraction boundaries based on the parameters specified in Table 12-2. RPM highlights the notes below for reference on verification of the pit shell used as the basis for the Pit Design.

The resulting pit shell, derived from optimization, serves as the basis for the final pit design. This design ultimately sets the boundary for converting Mineral Resources to Mineral Reserves. Indicated Mineral Resources within this boundary may qualify as Mineral Reserves if they satisfy the relevant classification and cut-off grade criteria.

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Table 12-2 Pit Optimization Parameters

Parameter	Unit	Value
Mining Cost		
Ore Material	US$/BCM	-0.0023 × bench RL + 16.969
Waste Material	US$/BCM	-0.0045 × bench RL +19.072
Processing Cost		
Chemical Grade Plant	US$/t Ore	52
Technical Grade Plant	US$/t Ore	32
G&A Cost	US$/t Ore	11
Sustaining Capital Cost	US$/t Ore	4
Mass Yield		
Chemical Grade Plant 1	%	16.255 × Li_2O – 10.081
Chemical Grade Plant 2,3,4	%	12.697 × Li_2O – 1.526
Technical Grade Plant	%	38.2%
Tech Grade Product		
Tech Grade Product Sales Price	US$/t	3,032
Tech Grade Product Selling Cost	US$/t	251
Chemical Grade Product		
Selling Costs	US$/t	306
Minerals Conversion Costs	US$/t	2,522
Lithium Chemicals – net price	US$/t	22,921
Conversion Factor	US$/t	7.56
Chemical Grade Product	US$/t	3,032
Selling Cost	US$/t	193
Exchange Rate	AU$/US$	0.75

Material with a grade less than 0.7% Li_2O has been considered as waste for the reserve optimization because of the limited knowledge of processing of lower grade spodumene ore. Further metallurgical testing would be required to confirm if a grade of 0.5 to 0.7% Li_2O could be processed.

Whittle pit optimizer software was used to generate optimized pit shells based on Revenue Factor (RF) for the Greenbushes deposit. The results of the Whittle analysis were used to better understand the relative economics of the Greenbushes resource areas and to inform the development of mine designs and pit development strategies. The final pit shell and pit limits were determined by the Company through an assessment of the Whittle optimizer results and considerable surface constraints. The Company has selected an RF 0.3 pit shell which RPM has reviewed and agrees is suitable based on all pit surface constraints and market conditions. Of note, the pit limits are restricted by the surface infrastructure to the west and southwest, the Greenbushes township to the north and waste stripping to the east. These limits are shown in Figure 12-1.

Figure 12-1 outlines the pit limits. The figure includes annotations that further describe surface features and constraints that determine pit limits, including topographical lease boundaries and existing infrastructure.

The metal price used in this pit optimization is higher than the current prices; however, the selected whittle optimization shell is at a RF of 0.3. RF 0.3 of the current optimization yields a metal price which the QP considers as a reasonable assumption. Based on this pit shell selection the metals prices used in this pit optimization are consistent with those in the economic analysis, which the QP considers a reasonable assumption. Additional details are provided in Section 16 on price selection.

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412000 m
414000 m
6254000 m
6252000 m
M01/9
M01/8
M01/6
M01/7
South Western Highway
Maintenance Services Area (MSA)
Greenbushes
Stanifer Street
Admin. Services
Carpark
Cornwall Pit
M01/16
Crusher Plant 1 (CP1)
ROM
Water Treatment Plant
G01/1
Maintenance Workshops
Chem Grade Plant 1
Technical Grade Plant (TGP)
Chem Grade Plant 2
G01/4
Wilkes Road
Chem Grade Plant 3
Crusher Plant 2 (CP2)
Maranup Ford Road
Crusher Plant 3 (CP3)
TSF2
TSF1
Tailings Retreatment Project
RPMGLOBAL
LEGEND
Mining Lease Boundary
Town
Road
0
500
1000m
DO NOT SCALE THIS DRAWING – USE FIGURED DIMENSIONS ONLY. VERIFY ALL DIMENSIONS ON SITE
CLIENT
Albemarle
PROJECT
NAME
GREENBUSHES TECHNICAL SUMMARY REPORT
DRAWING
GREENBUSHES PIT OPTIMISATION SHELL
FIGURE No.
12-1
PROJECT No.
ADV-DE-00702
Date
February 2025

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12.5.2 Dilution and Recovery

For open cut mine planning and Mineral Reserve reporting, the block model was regularized after estimation to a Selective Mining Unit (SMU) size of 5.0 m x 5.0 m x 5.0 m to achieve a whole-block grade by factoring in the volume inclusion percentage, with dilution set to a zero Li_2O % grade. This regularization method averages the grade according to the volume of sub-blocks or parts of sub-blocks that fit within the SMU dimensions.

RPM has applied a 98% grade factor to the Mineral Reserves. The 98% grade factor accounts for dilution introduced during mining across all ore blocks. The regularized block model accounts for 1.50% internal dilution across all Indicated Mineral Resource sub-blocks (size of 2.5 x by 2.5 x by 2.5 m) within the final pit shell. Therefore, the total block dilution rate was set at 3.5% (2% external dilution + 1.5% internal dilution).

RPM has considered historical information, plant processing performance and the most recent operational information and applied the following modifying adjustments as part of the Mineral Reserve estimation:

- All Inferred material (3.3 Mt) with reported Li_2O content greater than zero is allocated to waste.
- Ore blocks with a Li_2O grade greater than or equal to 0.7% and less than or equal to 1.9%, and an iron oxide (Fe_2O_3) content greater than or equal to 2.9% are classified as contaminated ore . This material is included in the Mineral Reserves and LOM plan; however, is processed separately to clean ore, and at a decreased concentrate grade. This material is termed 'contaminated ore', see below.

RPM highlights that ore with iron oxide grade exceeding 2% negatively affects processing performance, with the impact intensifying as iron content increases. As part of the Mineral Reserves and LOM plan, material between 2% and 2.9% iron can be blended to achieve the recoveries forecast, any material over 2.9% iron is considered contaminated and stockpiled separately. In practice onsite, as part of the ore mining procedure material estimated (during digging) to contain over 15% dilution is diverted to a separate stockpile. RPM notes that the primary host rock contains an average iron oxide content of 14%, as such, as such the inclusion of 15% waste material increased the iron grade to approximately 2.9% iron and is considered contaminated ore to align with the LOM plan.

12.5.3 Pit Design and Geotechnical Parameters

The Mineral Reserves pit design parameters, including berm widths, face angles, berm spacing, and haul road gradients and widths are summarized in Table 12-3 and Table 12-4. The pit design is based on the optimized pit shell (RF 0.3), with the slope design parameters are based on the Company's updated geotechnical study completed in 2023.

Table 12-3 Pit Design Parameters

	Maximum Inter-Ramp Angle	Bench Height (m)	Minimum Berm Width (m)	Bench Face Angle
Weathered Zone	26°	20	12	35°
North Wall (NW)	52°	20	8.5	70°
East Wall (EW)	46°	20	10	65°
South Wall (SW)	59°	20	8.5	80°
West Wall (WW)	55°	20	8.5	75°

Table 12-4 Ramp and Pit Standoff Parameters

Design	Parameter
Road Width	40 m
Road Gradient	10%
Floyd Waste Dump Offset to EW Crest	35 m

RPM notes that the pit design is slightly larger than the optimized pit shell (RF 0.3), based on geotechnical recommendations to mine out the eastern footwall sheared pegmatite contact zone. Ultimately, the pit design is considered to be a more conservative outcome, with additional waste.

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Figure 12-2 Mineral Reserve Pit Shell Slope Design


Known underground voids
Zone of elevated stability risk
NW
52°
70° 8.5 m
WW
55°
75° 8.5 m
EW
46°
65° 10 m
WW
55°
75° 8.5 m
EW
46°
65° 10 m
59°
80° 8.5 m
SW
IRA
55°
75° 8.5 m
BFA Berm width
Mine out Pegmatite
Weathered Zone (above BOCO)
C1 LoM Design
Note: All Fresh Rock (below BOCO) bench heights are 20 m

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12.5.4 Processing Recovery

Mineral Resources were converted to Mineral Reserves using three mass yield regressions, provided by the Company (Table 12-5). The regressions depend on the Li_2O% and are based on regressions of actual plant data.

Greenbushes produces both a chemical and technical-grade product, although the technical grade product only accounts for a very small quantity (1.6%) of total ore mined.

Processing recovery is further discussed in Section 14. Please note these Mass Yields vary from those used in the pit optimization and reflect the current operational performance.

Table 12-5 Mineral Reserves Mass Yield

Processing Plant	Mass Yield (MY) Equation (%)
Chemical Grade Plant 1 (CGP1)	9.362 × Feed Li_2O%^1.319
Chemical Grade Plants 2 and 3 (CGP2 and CGP3)	(9.362 × Feed Li_2O%^1.319) +(Feed Li_2O% × 0.82)
Technical Plant (TGP1)	41.4

Table 12-6 summarizes the LOM Mass Yield and average plant feed.

Table 12-6 LOM Plant Feed Yield

Plant*	Average Feed Grade (Li_2O %)	Average Plant Yield (%)
CGP1	2.5	31.7
CGP2	1.6	19.0
CGP3	1.5	17.3
TGP	3.9	40.0
TRP	1.4	13.6

*Where CCP is Chemical Grade Plant, TGP is Technical Grade Plant, and TRP is Tailings Reprocessing Plant.

12.5.5 Cut-off Grade

For reporting of the Mineral Reserves, the marginal COG was estimated to be 0.62% Li_2O based on recent actual costs, historical data, and performance assumptions. Marginal COG utilizes an incremental ore mining cost to determine whether an already mined block is treated as waste or ore. This should not be confused with a break-even cut-off grade that includes the cost of waste stripping.

Although the calculated marginal COG is 0.62% Li_2O, based on operational constraints and historical performance, a nominal 0.7% Li_2O marginal COG was applied for the purpose of reporting Mineral Reserves.

The parameters used in the marginal COG are outlined in Table 12-7.

Table 12-7 Reserves Marginal Cut-off Grade Assumptions

Parameter	Units	Value
Incremental Ore Mining Cost	US$/t Ore	2.67*
Processing Cost	US$/t Ore	35.77
G&A Cost	US$/t Ore	10.03
Sustaining Capital Cost	US$/t Ore	3.54
Selling Cost	US$/t Ore	9.75
Mass Yield	Regression	9.362*Li2O%$^{1.319\#}$
Selling Price	US$/t of 6% Li_2O Conc.	1,300

Note: *RPM estimated based on 10% of total mining cost
Based on the average of all the Chemical Grade Plants

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12.6 Comparison to Previous Mineral Reserve Estimate

In March 2024, Albemarle published a Statement of Mineral Resources dated 31st December 2023 in accordance with S-K 1300 on the New York Stock Exchange (NYSE). A summary of the total Mineral Reserves published in these statements in comparison to this Report is presented in Table 12-8.

Note that Table 12-8 compares the in situ Mineral Reserves only and has been weighted by the 100% equity basis of which Albemarle holds 49%.

The Mineral Reserves are estimated based on a revision of Talison's Life Of Mine (LOM) plan, LOM modifying factors, Mineral Resource, and supporting financial model are reported at 0.7% Li_2O cut-off Grade. Note that the table below compares the in situ Mineral Reserves only as no Mineral Reserves were declared for TSF1 in 2023.

Table 12-8 Comparison with Previous Mineral Reserve Estimates

Effective Date#	COG Li_2O %	QP	Proved		Probable		Total	
			Mt	% Li_2O	Mt	% Li_2O	Mt	% Li_2O
31 December 2023	0.7	SRK	n/a	n/a	148.3	1.8	148.3	1.8
30 June 2024	0.7	RPM	n/a	n/a	151.6	1.8	151.6	1.8

Note: values have been weight-averaged based on reported tonnages.
Effective date refers to the date of the Statement (depletion) not the public release date

As noted in Table 12-8, there are only minor variations in quantities between the reporting of the 2023 and 2024 Mineral Reserves. These variations can be attributed to the following:

- The Pit Design was changed to incorporate additional material in the Kapanga areas; however, this resulted in the addition of material waste movement.
- Minor changes to the application of ore loss and dilution factors within both the central and Kapanga lodes (Section 12.5.2). This was based on known issues with the contact zones and Fe contamination of the clean pegmatite ore. This contamination is expected to increase within the Kapanga lode as compared to the Central lode, resulting in an adjustment in the factors applied.
- Depletion via mining of approximately 3.7Mt from in-situ material and 0.2Mt from within the stockpiles.
- The remaining difference is due to changes in the application of ore loss and SMU practices.

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | Page 80 of 183 |

This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc. 2025

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | Page 81 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 13. Mining Methods Greenbushes is an open cut lithium mining asset that has been in operation since 1983. The Mine produces both chemical and technical grade spodumene concentrates derived from its Mineral Reserves containing economic quantities of Li2O. The LOM open cut targets two spodumene mineralization zones within two main pegmatitic orebodies, referred to as Central lode and Kapanga. RPM highlights that the modifying factors used in estimating the Mineral Reserves are discussed in Section 12.5. RPM notes all quantities discussed within Section 13 are reported on a 100% equity basis. 13.1 Mine Method The physical characteristics of the Greenbushes deposit are amenable to traditional open cut metalliferous mining methods. The Greenbushes pegmatites are mineralogically zoned in a lenticular interfingering style, and the spodumene ore is mined from fresh, un-weathered zones. The ultimate pit design and staged cut-back designs have been selected on the basis that they offer highest recovery methods suited to the physical characteristics of the deposit. Mining operations are performed exclusively by a mining contractor, and the open cut mining method relies on 10 m working benches on predominately 5 m flitches, with all waste rock and ore being hauled to various stockpiles. The contractor equipment selection includes utilizing drill and blast and small- to medium-sized hydraulic excavators in backhoe configuration. The excavators are paired with a fleet of suitably matched rear dump haul trucks, and the separation of ore and waste occurs as directed by the grade control model. Ore is hauled to the ROM pad, where it is stockpiled in separated stockpiles based on ore characteristics and grade. This method and equipment class are appropriate for this deposit and typically employed at other similar operations. 13.2 Mine Design The pit design parameters, including berm widths, wall and batter angles, berm spacing and haul road gradients and widths, are detailed in Section 12.5.3 of this Report. 13.3 Geotechnical Considerations The scope and quality of geotechnical studies conducted are sufficient and comparable to those of similar operations and ore bodies. Slope geotechnical design parameters were updated in April 2023 by reputable geotechnical consultants for the combined Central lode and Kapanga pits. This same consultant also undertook a high-level review of the previous 2023 pit design (Figure 13-1) and confirmed that the LOM design at the time conformed with the design recommendations. The collected raw data, coupled with a long mining history and considerable local knowledge, leads to a high degree of confidence across the geotechnical structures, rock mass parameters and hazard control requirements within the current active mining areas. In 2023, Greenbushes updated its structural model, utilizing geological wireframes, acoustic televiewer interpretation, core defect data, photogrammetry and geotechnical mapping. The major structures identified include: ▪ Faults and shears; and ▪ Discontinuities at or near the contact between the pegmatite and granofels, and the amphibolite and diorite. Structural domains, rock mass characteristics, and intact strength assessments were also updated in the April 2023 geotechnical work. Historic underground workings exist at Greenbushes, located adjacent to and immediately below the historic Cornwall Pit and below the current C3 Pit. The underground workings are assumed to still be open voids and have not been backfilled. The current LOM design will largely mine through the known underground voids below the C3 Pit, which the operation and additional external expert reviewers will manage. | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | Page 82 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 Greenbushes has adopted several control measures and external expert recommendations to ensure safe ore extraction and a stable mine plan. These controls include: ▪ Maintaining a void management plan. ▪ Maintaining a Principal Hazard Management Plan (PHMP) and risk register for ground control. ▪ Utilizing prism, inclinometers and live slope stability radar for high-risk areas. ▪ Use of rockfall protection systems. ▪ Trim blast or pre-splitting of final walls. ▪ Mine through (remove) the sheared pegmatite contact zone running along the C1 Pit Footwall, by expanding the east wall an additional 10 m; and, ▪ Implementation of Trigger Action Response Plans (TARP) for radar monitoring and rainfall. RPM has reviewed the pit design and confirms the design parameters are consistent with the geotechnical recommendations across the final pit design and mining solids.

Figure 13-1 LOM Final Pit Design (Adopted from 2023)


9500
10000
10500
11000
Historic
Cornwell Pit
13000
12500
12000
11500
11000
10500
Kapanga Pit
Central Lode
(C2 & C3) Pit
C1 Pit

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | Page 83 of 183 |

This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc. 2025

13.4 Hydrogeological Considerations

Greenbushes has a conceptual hydrogeological model demonstrating the resource-hosting rocks exhibit low hydraulic conductivity and lack substantial aquifer storage, which reduces operational challenges for mine dewatering. To date, dewatering has been handled through in-pit sumps and pumping, effectively managing passive groundwater inflow and precipitation from storm events. Current groundwater inflow is under 10 L/s, though additional refinement of inflow estimates will be needed as the operational pit shell expands. It is anticipated that the primary method of pit dewatering via in-pit sumps will remain adequate across the LOM.

Although pore pressure could pose a risk due to the low hydraulic conductivity, it has been operationally managed thus far. Based on the available data, geotechnical analyses indicate that the proposed pit expansion does not impact the effectiveness of the current inflow management strategy or the adequacy of the existing approach.

13.5 Mining Strategy

Several mine development strategies have been reviewed and implemented as part of the Company's annual LOM planning process. The selected strategy forms the basis of the LOM plan presented in this Report.

13.5.1 Key Operation Deliverables and Milestones

The key projects and deliverables critical to achieving the LOM plan include the following.

- Regulatory approvals:
  - S2 ex-pit Waste Rock Landform (WRL) approval is required ahead of scheduled construction in 2028.
  - S8 ex-pit WRL approval, biodiversity offsets, and installation of a road crossing are required ahead of scheduled construction in 2033.
  - S7 ex-pit WRL approval and biodiversity offsets are required ahead of scheduled construction in 2037.
  - Approval to backfill TSF 1 required by 2033.
  - Approval of TSF 5 is required by 2037.
  - Approval to raise S2 and S7 WRL by an additional lift required by 2044.
- Land acquisitions:
  - Construction of S7 and S8 WRLs, and the TSF 5 require landholder acquisitions.
- Commencement of Kapanga Pit pre-stripping in 2026 to enable Kapanga ore mining to commence in 2028.

13.5.2 Production Ramp Up

The LOM plan involves progressively ramping up total annual material movement to 49.5 Mt in 2025, then 57.2 Mt in 2026 and remains above 50.0 Mt until 2030, when it decreases slightly to 46.8 Mt. Ore production follows a similar trend to total material movement, ramping up to 5.2 Mtpa ore mined in 2025, then reaching a steady state of 7.5 Mtpa (ROM) in 2026, continuing through to 2030. From 2031 through 2045, average production reduces to 6.5 Mtpa before progressively decreasing ahead of mine closure in 2047.

From 2027 through 2046, the mine largely operates in a steady state plant throughput, averaging 46.5 Mt total movement per annum (fluctuating between 22.5 Mt and 54.7 Mt during this period) and feeding an average plant throughput of 6.1 Mt (fluctuating between 4.8 Mt and 6.5 Mt). In later stages of the LOM, total material movement decreases slightly, as a result of grade and constrained stockpile capacities, before ramping down in 2045 in anticipation of end-of-life mine closure in 2047. Although active pit operations cease in 2047, the plant continues to process the remaining stockpiles through to 2050.

Total waste movement across the LOM is 322.2 Mbcm (916.0 Mt), and total ore mined ex-pit is 54.6 Mbcm (148.8 Mt) ROM. There is a further 4.4 Mt of mined tailings reprocessed and fed to the plant in years 2024 to 2026, bringing total ore production to 153.1 Mt.

Figure 13-2 shows the annual LOM production profile for waste, ROM ore and strip ratio commencing 30 June 2024.

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | Page 84 of 183 |

This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc. 2025

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | Page 85 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 Figure 13-2 LOM Total Material Movement The average operational mass yield over the LOM period is 21.6%. Yield fluctuates between 18.8% and 26.9% between 2024 and 2046 as a function of grade, recovery, dilution and plant performance and decreases in 2047 as the pit and stockpiles near depletion (Figure 13-3). Figure 13-3 LOM Feed and Operational Mass Yield 13.5.3 Mining Sequence Various pit areas and cutbacks are managed as an integrated mining operation. Production and equipment allocation is optimized between the active pits as required. Figure 13-4 shows the LOM active mining areas. 2.0 4.0 .0 .0 10.0 12.0 14.0 10.0 20.0 30.0 40.0 50.0 0.0 70.0 2 0 2 4 2 0 2 5 2 0 2 2 0 2 7 2 0 2 2 0 2 9 2 0 3 0 2 0 3 1 2 0 3 2 2 0 3 3 2 0 3 4 2 0 3 5 2 0 3 2 0 3 7 2 0 3 2 0 3 9 2 0 4 0 2 0 4 1 2 0 4 2 2 0 4 3 2 0 4 4 2 0 4 5 2 0 4 2 0 4 7 S tr ip R a ti o M in e d T o n n e s ( M t) Waste Ore Strip Ratio | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | Page 86 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 Figure 13-4 LOM Active Mining Areas 13.5.4 Waste Dumping Capacity Greenbushes is spatially constrained, making the mine's longevity highly dependent on obtaining necessary approvals, securing land acquisitions, and establishing biodiversity offsets in the coming years to ensure adequate waste rock capacity (see Section 13.5.1 and Section 17.4). There is currently one operating waste dump, S1 (Floyds) WRL, which has a capacity of 88.2 Mbcm at July 2024 and is due to reach capacity by 2028. Following this, a number of waste dumps are planned to be constructed to support the LOM waste storage requirements. These are shown in Figure 13-6 and Table 13-1 and are outlined below: ▪ S2/S7 (Floyd’s extension). Located to the south of the pit adjacent to, and to south of the TSF facilities with a capacity of 212.9 Mbcm. Upon completion of the waste facility, which is currently undergoing approval processes, it is planned to undertake a raise to allow increased capacity of 34.0 Mbcm. This raise will require additional approvals beyond that being sought in the current application. ▪ S8 – Located on the opposite side of the Southwestern Highway with a capacity of 70.0 Mbcm. See below for further details. ▪ TSF 1 backfill – Following completion mining of the TSF 1 tails through the retreatment plant, is it planned to construct a facility on the same location with a capacity of 4.8 Mbcm. This will require removal of the original remaining TSF area and approvals as outlined in Section 17.4. ▪ Based on information from Talison, all dumps are assumed to have an average compacted swell factor of 27%. Table 13-1 Waste Dump Capacity Dump Name Capacity (Mbcm) S1 WRL 88.2 S2 WRL 90.7 TSF 1 Backfill 4.8 S8 WRL 70.0 S7 WRL 122.3 S2/S7 Dump Raise 34.0 Total 410.0 S8 Waste Dump / SWG Expansion Project The Salt Water Gully (SWG) Expansion Project is designed to increase waste rock storage, install a highway crossing to facilitate rock transport across the South Western Highway to proposed S8 dump (Section 15.4) and provide additional water storage and associated pipelines (Section 15.3). 2 02 4 2 02 5 2 02 6 2 02 7 2 02 8 2 02 9 2 03 0 2 03 1 2 03 2 2 03 3 2 03 4 2 03 5 2 03 6 2 03 7 2 03 8 2 03 9 2 04 0 2 04 1 2 04 2 2 04 3 2 04 4 2 04 5 2 04 6 2 04 7 Central Cutback 32 1 1 Central Cutback 16 1 1 1 Central Cutback 17 1 1 1 1 1 1 1 1 1 1 Central Cutback 18 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 Kapanga Cutback 41 1 1 1 1 1 1 Kapanga Cutback 44 1 1 1 1 1 1 1 1 1 1 Kapanga Cutback 46 1 1 1 1 1 1 1 1 1 1 Kapanga Cutback 42 1 1 1 Kapanga Cutback 43 1 1 1 Kapanga Cutback 45 1 1 1 1 1 1 1 1 Central Cutback 19 1 1 1 1 1 1

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | Page 87 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 As part of the SWG Project, plans to acquire freehold land located east of the mining operation on the opposite side of the Southwestern Highway (Figure 13-5). It will be adjacent to Saltwater Gully Dam (Section 15) which is currently owned by the Company. At the time of writing this Report, Talison was seeking to finalize the purchase of this property. A high-level design and costing have been undertaken to support the Mineral Reserves with Talison in the process of finalizing engineering designs and obtaining approval to commence deposition of waste rock into S8. Further details on approvals are provided in Section 17.4. RPM notes that several approvals and land acquisitions are required to allow this facility to be constructed and commence operation, including the approval for a highway crossing to transfer water and waste materials. Dumping sequence A number of aspects of the LOM plan, associated approvals, and timeline for the required facilities to become operational were considered by RPM to determine the optimal and most risk adverse dumping sequence. As a result of complexity with approvals for S8, RPM has prioritized the S2 WRL and TSF 1 waste backfill over the S8 WRL to allow additional time for securing the required approvals, completing land acquisitions, and addressing the highway crossing. Figure 13-5 shows the LOM active dumping areas. RPM highlights this sequence differs from the Company’s current LOM in the following areas: ▪ The Company had S8 coming online following completion of S1 in 2028. RPM has prioritized S2/S7 as noted above. ▪ The S2/S7 raises and the TSF 1 WRLs are not in the Company’s plan and are included to ensure capacity for the full LOM plan requirements. Figure 13-5 LOM Active Dumping Areas 2 02 4 2 02 5 2 02 6 2 02 7 2 02 8 2 02 9 2 03 0 2 03 1 2 03 2 2 03 3 2 03 4 2 03 5 2 03 6 2 03 7 2 03 8 2 03 9 2 04 0 2 04 1 2 04 2 2 04 3 2 04 4 2 04 5 2 04 6 2 04 7 S1 WRL 1 1 1 1 1 S2 WRL 1 1 1 1 1 1 TSF1 Backfill 1 S8 WRL 1 1 1 1 1 S7 WRL 1 1 1 1 1 1 1 1 S2/S7 Dump Raise 1 1 1 1 CLIENT PROJECT NAME WASTE DUMP LOCATIONS DRAWING FIGURE No. PROJECT No. ADV-DE-0070213.6 February 2025 Date DO NOT SCALE THIS DRAWING - USE FIGURED DIMENSIONS ONLY. VERIFY ALL DIMENSIONS ON SITE GREENBUSHES TECHNICAL SUMMARY REPORT 62 50 00 0 m 62 50 00 0 m 415000 m410000 m 415000 m410000 m LEGEND Current Mine Development Envelope Proposed Development Envelope LOM Pit outline Talison tenements N0 1 2km SWG Water Dam S1 Extension S2 TSF1 S7 S1 S8

13.5.5 Ore Stockpiling

Given spatial limitations and operational considerations, RPM has capped the clean ore ROM stockpile capacity at 5 Mt. This constraint reduces annual total material movement starting around 2035 and results in a slight decrease in concentrate production. In the LOM plan, contaminated ore is assumed to be temporarily stockpiled, for processing towards the end of the LOM. An alternative opportunity exists to stockpile contaminated ore on TSF 1, after its backfilling.

13.6 Life of Mine Plan

The LOM plan assumes an active mine life of 23.5 years, with active mining being completed in 2047 and the processing of remaining stockpiles to be completed in 2050. The key physicals relevant to the LOM plan have been summarized in Table 13-2. RPM notes that the LOM plan includes Indicated only with Inferred material included as waste.

Table 13-2 LOM Physicals

Parameter	Units (metric)	LOM
LOM Active Mine Period	Years	23.5
LOM Plant Period	Years	26.5
Waste Material Moved	Mbcm	322.2
Ore Mined (ex-pit)	Mt	148.8
Ore Mined (reprocessed tailings)	Mt	4.4
Ore Processed (Feed total)	Mt	155.9
Feed Grade (Total average)	%	1.8
Strip Ratio (ROM)	t:t	6.2
LOM Operational Yield	%	21.6
Concentrate Tonnes (SC6.0)	Mt	33.6

The key outcomes of the LOM mining and production schedule are shown in Table 13-3, which includes the annualized LOM production schedule for the first five and a half years, and then an average of the remaining mine life.

Table 13-3 also outlines the emissions intensity baseline, calculated in accordance with the current Australian Federal Government's Safeguard Mechanism requirements for emissions reductions and the goal of achieving net zero emissions by 2050. This yearly emission intensity reduction trajectory aligns with the goal of achieving Australia's net zero emissions by 2050. Refer to Section 17 for further details.

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | Page 89 of 183 |

This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025

Table 13-3 LOM Schedule as at 30 June 2024

	Units	Total LOM	2024 (Jul - Dec)	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036
Mining															
Total Waste mined	Mt	916	20.3	42.6	48	45.4	45	43.2	39.3	38.4	37.1	42.2	46.6	37.5	37.5
Ore Mined (tailings)	Mt	4.4	1	1.7	1.7	0	-	-	-	-	-	-	-	-	-
Ore Mined (ex-pit)	Mt	148.8	1.6	5.2	7.5	7.5	7.5	7.5	7.5	6.5	6.5	6.5	6.5	6.5	6.5
Ore Mined Grade (ex-pit average)	%	1.8	2.3	1.9	1.9	2	2	2.2	1.9	1.8	1.9	1.7	1.8	1.7	1.7
Ore Mined Total	Mt	153.1	2.6	6.9	9.2	7.5	7.5	7.5	7.5	6.5	6.5	6.5	6.5	6.5	6.5
Total Strip Ratio (ex-pit)	Waste t/Ore t	6.2	12.5	8.1	6.4	6.1	6	5.8	5.2	5.9	5.7	6.5	7.2	5.8	5.8
Plant															
Ore Processed (tailings)	Mt	4.4	1.0	1.7	1.7	-	-	-	-	-	-	-	-	-	-
Ore Processed (ex-pit & stockpile)	Mt	151.5	2.1	4.8	6.3	6.2	6.4	6.5	6.3	5.9	6.5	6.3	6.2	5.9	6.1
Ore Processed Total	Mt	155.9	3	6.5	8	6.2	6.4	6.5	6.3	5.9	6.5	6.3	6.2	5.9	6.1
Feed Grade (total average)	%	1.8	2.1	2	1.9	2.1	2.2	2.2	2.1	1.9	2	1.9	1.8	1.8	1.8
Operational Yield (Product t / Feed t)	%	21.6	25.8	23.1	23.2	26.8	26.9	26.9	25.6	22.2	23.8	22.6	22.1	21.7	21.4
Concentrate Product	Mt	33.6	0.8	1.5	1.9	1.7	1.7	1.8	1.6	1.3	1.6	1.4	1.4	1.3	1.3
Environmental															
Emissions Intensity Baseline	kt CO2e	Na	50	100	100	100	100	100	100	100	100	100	100	100	100

	Units	2037	2038	2039	2040	2041	2042	2043	2044	2045	2046	2047	2048	2049	2050
Mining															
Total Waste mined	Mt	37.5	40.3	43.5	38.9	40.8	43.1	46.4	48.6	29.9	16.3	7.6	0	0	0
Ore Mined (tailings)	Mt	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Ore Mined (ex-pit)	Mt	6.5	6.5	6.5	7.5	7.5	5.7	5.4	6.1	6.2	6.2	1.3	0	0	0
Ore Mined Grade (ex-pit average)	%	1.7	1.4	1.6	1.7	1.5	1.8	1.7	1.7	1.7	2.1	1.9	0	0	0
Ore Mined Total	Mt	6.5	6.5	6.5	7.5	7.5	5.7	5.4	6.1	6.2	6.2	1.3	0	0	0
Total Strip Ratio (ex-pit)	Waste t/Ore t	5.8	6.2	6.7	5.2	5.4	7.6	8.5	8	4.8	2.6	5.8			
Plant															
Ore Processed (tailings)	Mt	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Ore Processed (ex-pit & stockpile)	Mt	5.9	4.8	5.5	6.2	5.7	6.2	5.9	6.2	6.2	6.3	4.4	4.4	4.4	3.6
Ore Processed Total	Mt	5.9	4.8	5.5	6.2	5.7	6.2	5.9	6.2	6.2	6.3	4.4	4.4	4.4	3.6
Feed Grade (total average)	%	1.8	1.6	1.7	1.8	1.7	1.7	1.7	1.7	1.7	2	1.3	1.1	1.1	1.1
Operational Yield (Product t / Feed t)	%	21.1	18.8	20.3	21.5	19.7	20.9	20.2	20.6	20.7	25.3	15	11.2	11	12.1
Concentrate Product	Mt	1.2	0.9	1.1	1.3	1.1	1.3	1.2	1.3	1.3	1.6	0.7	0.5	0.5	0.4
Environmental															
Emissions Intensity Baseline	kt CO2e	100	100	100	100	100	100	100	100	100	100	100	100	100	100

Note : Rounding may cause computational errors

Under the Safeguard Mechanism's Rule, Part 3, Division 1, s. 10 of the baseline emissions number – special rule, once the calculated Safeguard baseline for each financial year remains below 100 kt CO2, the default baseline for the facility will remain at 100 kt Co2.

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13.7 Mining Equipment

The mining method explained in Section 13 is performed by conventional truck and excavator fleets. The productive mining fleets (dig units and the associated haul trucks) are shown in Table 13-4.

Table 13-4 Major Production Mine Fleet

Equipment Type	Dig Unit (or equivalent)	Truck Fleet	Mining Activity
Tier 1 Excavators	Hitachi EX3600 (350-tonne)	Caterpillar 785 (140-tonne)	Waste Mining
Tier 2 Excavators	Hitachi EX2600 (250-tonne)	Caterpillar 785 (140-tonne)	Ore Mining
Tier 3 Excavators	Hitachi EX1200 (120-tonne)	Caterpillar 785 (140-tonne)	Ore / Grade Control

Although a larger truck could be used with an EX3600, Greenbushes selected the Caterpillar 785 due to ramp widths and the operational and maintenance synergies associated with using a single truck type.

13.7.1 Equipment Estimate

The annual material movement capability of the equipment fleet is estimated based on operating hours and production rates (per operating hour) and used as the basis to estimate annual fleet number requirements. Table 13-5 summarizes the primary excavator and haul truck fleet over the LOM plan.

The current excavator fleet comprises seven excavator units in 2024 and will increase to nine units in 2026. There are presently thirty-three 140-tonne capacity rear dump trucks servicing material movement from the pit, which will increase in number throughout the LOM as a factor of increased excavator capacity, pit footprint, and distance to dump locations. The strategy assumed for the LOM plan is to remain as a contract mining operation, therefore, the contractor will be responsible for the fleet selection, replacement and maintenance of all equipment, in addition to supplying the associated operational workforce, ancillary equipment, and drill and blast capacity.

Table 13-5 Major Mining Fleet Summary

Equipment	H22024	2025	2026	2027	2028	2029	Typical 2030-2047
Excavators							
Hitachi EX3600	2	2	2	2	2	2	2
Hitachi EX2600	3	3	3	3	3	3	2.5
Hitachi EX1200 / Komatsu PC1250	2	3	4	4	4	4	3.5
Total Excavators	7	8	9	9	9	9	8
Rear Dump Trucks							
Caterpillar 785 (140-tonne)	33	38	43	44	46	47	48
Total Trucks	33	38	44	45	48	52	53

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 91 of 183 |

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14. Processing and Recovery Methods

14.1 Process Overview

The Greenbushes operation produces a chemical-grade 6% lithium concentrate (SC6.0) and a technical-grade lithium concentrate (SC5.0 – 7.2) from hard rock lithium ore and reclaimed historical tantalum processing plant tailings. This is done through four existing processing plants, with a fifth to be commissioned in mid-2025.

In 2024, the combined assumed throughput of TGP, CGP1, CGP2, and TRP was 5.85 Mtpa, producing approximately 1.4 Mtpa of SC6.0. With CGP3 coming online in 2025/2026, throughput plant capacity is projected to rise to 8.25 Mtpa, producing up to 1.8 Mtpa of SC6.0 concentrate.

The five processing plants and their nameplate and LOM capacities are summarized in Table 14-1. RPM has reduced the LOM capacity of CGP2 and TRP based on recent operational performance.

Table 14-1 Nameplate and LOM Plant Capacities

Asset	Nameplate (Mtpa)	RPM Capacity (Mtpa)	Target Feed Grade (%)
CGP1	1.8	1.8	2.5
CGP2	2.4	2	1.8
TRP	2	1.7	1.4
TGP	0.35	0.35	3.7
Current Capacity	6.55	5.85	
CGP3	2.4	2.4	1.8
LOM Capacity	8.95	8.25	

Note: CGP3 is under construction

Each hard rock processing plant follows a similar design and receives ore from the open cut, with feed grade ranges optimized for each plant to handle progressively lower feed grades. Currently, crushing circuit 1 (CR1) supplies TGP and CGP1, while crushing circuit 2 (CR2) supplies CGP2. Crushing circuit 3 (CR3), under construction, will serve CGP3. The TRP processes dry-mined tailings from historical tantalum extraction from TSF 1 and only requires scrubbing before pumping to the TRP.

While Greenbushes primarily focuses on lithium, significant amounts of tantalum and tin are also recovered during regular mining. A lease agreement between Global Advanced Metals (GAM) and Talison Minerals requires tantalum and tin recovery in the hard rock processing plants. Each plant incorporates specific steps using gravity recovery and magnetic separation to capture a tantalum/tin concentrate, which is then bagged for GAM. GAM processes this on-site through its own dedicated processing facility.

Tailings from the hard rock processing, tailings reprocessing, and GAM's facilities are sent to either active tailings dams, TSF 2 or TSF 4, for deposition and process water recovery.

Figure 14-1 shows an overview of the Greenbushes processing plant flowsheet.

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| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 93 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 Figure 14-1 Greenbushes Processing Overview – Block Flow Diagram Source: Provided by the Company Figure 14-2 presents an aerial view of the site layout, illustrating the locations of the three crushing plants and five processing facilities in relation to the active mining zone, as well as the historical and current TSFs. CLIENT PROJECT NAME GREENBUSHES GENERAL SITE ARRANGEMENT DRAWING FIGURE No. PROJECT No. ADV-DE-0070214.2 February 2025 Date LEGEND DO NOT SCALE THIS DRAWING - USE FIGURED DIMENSIONS ONLY. VERIFY ALL DIMENSIONS ON SITE N 0 500 1000m GREENBUSHES TECHNICAL SUMMARY REPORTMining Lease Boundary Town Road Greenbushes Sta nif er Str ee t South Western Highway Cornwall Pit C3 Pit C2 Pit C1 Pit TSF1 TSF2 ROM Tailings Retreatment Project Water Treatment Plant Maintenance Services Area (MSA) Maintenance Workshops Wilkes Road Ma ran up Fo rd Ro ad 62 54 00 0 m 62 52 00 0 m 62 54 00 0 m 62 52 00 0 m 412000 m 414000 m 412000 m 414000 m Admin. Services Crusher Plant 1 (CP1) Crusher Plant 3 (CP3) Crusher Plant 2 (CP2) Chem Grade Plant 3 Chem Grade Plant 2 Chem Grade Plant 1 Technical Grade Plant (TGP) Carpark

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14.2 Technical Grade Plant

The TGP, originally built in 1983 as the "Lithium Plant," was designed to process high-grade spodumene ore mined into a lithium concentrate product. Over the years, the TGP has been upgraded to produce both technical and chemical-grade lithium products. The plant, now served by CR1 in campaign mode, can produce lithium concentrates ranging from SC5.0 to SC7.2, depending on customer requirements.

14.2.1 Crushing Circuit 1

The CR1 crushing circuit, constructed in 1992, was designed to crush hard rock tantalum and lithium ores, supporting both the now-decommissioned tantalum plant and the lithium plant (TGP) in campaign mode. This operation mode continues today, with CR1 now serving both the TGP and CGP1 plants.

The process, typical for its time, follows a four-stage crushing setup: a primary jaw crusher, followed by secondary, tertiary, and quaternary cone crushers. Ore is reclaimed from the ROM stockpiles and fed into a ROM bin, where initial screening removes material below 125mm. Oversized material goes to the primary jaw crusher, while screen undersize proceeds to a vibrating screen. Screen oversize is sent to a secondary cone crusher, with its output and screen undersize directed to a double-deck banana screen. A tertiary crusher processes material larger than 25mm from the top deck, and material over 12mm from the bottom deck goes to the quaternary crusher. Products from the tertiary and quaternary crushers are returned to the screen feed, with undersized material below 12mm directed to a stockpile for either TGP or CGP1.

Much of the original CR1 equipment remains in use, though newer designs have been implemented in later chemical-grade plant circuits.

Figure 14-3 shows a block flow diagram of the Crushing Circuit 1 feeding the Technical Grade Plant (TGP).

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Figure 14-3 Crushing Circuit 1 TGP – Block Flow Diagram


Crushing Circuit 1 (CR1)
- TGP Feed
Run of Mine (ROM)
ROM CR1 - TGP
ROM Bin
Screening
(1x Vibrating Grizzly)
+125mm
-125mm
Primary Crushing
1 x Jaw
Screening
Vibrating Grizzly
o/s
Secondary Crusher
(1x Cone)
Screening
(1x Banana Screen)
+25mm
+12mm
-12mm
Tertiary Crusher
(1x Cone)
Quaternary Crusher
(2x Cone)
Tech Grade Fine Ore
Stockpille (FOS)
Tech Grade Plant
TG FOS
Chem Grade 1 Fine Ore
Stockpille
CGP1 FOS

14.2.2 Technical Grade Plant

The TGP, initially called the "Lithium Plant" was renamed TGP when CGP1 came online in 2012.

The TGP is a relatively small, complex plant due to its limited space and many modifications, including some redundant equipment. It has a capacity of 350,000 tonnes of ore annually, with an average grade of 3.8% Li_2O, producing roughly 150,000 tonnes of spodumene concentrate. The plant sources ore from high-grade lithium zones with low iron content in the open cut.

TGP produces a range of technical-grade lithium concentrates: SC7.2, SC6.8, SC6.5, and SC5.0, all with lower iron limits than chemical-grade products.

- Configuration 1: Produces SC7.2, SC6.8, and SC5.0, with two sub-configurations (SC7.2P and SC7.2S).
- Configuration 2: Combines the SC5.0 and flotation concentrate circuits to produce SC6.5 and SC6.8.
- Configuration 3: Produces a standard chemical-grade SC6.0, blended with output from other chemical-grade plants.

All products are shipped in 1,000 kg bags or bulk, except SC6.8, which is bagged only. TGP products are graded by particle size using screening and fluid bed classification, and all products undergo treatment to remove flotation reagents before bagging to meet customer requirements.

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Figure 14-4 shows an overview of the Technical Grade Plant processing flowsheet.

Figure 14-4 Technical Grade Plant – Block Flow Diagram


Tech Grade Fine Ore Stockpille (FOS) TG FOS
Screening (1x Vibrating)
+3mm
3mm-700um
-3mm
Grinding (2x Ball Mills)
mags
Magnetic Separation (?x LIMS)
non-mags
Screening (?x Derreck Stacksizers)
-700um
Coarse Processing Circuit
Fine Processing Circuit
underflow
Classification (?x Hydraulic Classifier)
overflow
Desliming (Desliming Cyclones)
o/f
u/f
Gravity Separation (Spirals)
tails
cons
Screening (Vibrating)
-8mm
Dewatering (Cyclones)
Dewatering (Filter)
Gravity Separation (Tables)
Desliming (Desliming Cyclones)
tail
Flotation (Rougher Float Cells)
cons
Flotation (Cleaner Float Cells)
Attritioning (Attritioning Cells)
Magnetic Separation (LIMS)
non-mags
Magnetic Separation (WHIMS)
Dewatering (Filter)
Drying & Classificatin (Fluid Bed Dryer)
upper portion
lower portion
Tantalum Product Global Advanced Metals (GAM)
Lithium Product SC5.0
Tailings TSF
Lithium Product SC6.8
Lithium Product SC7.2

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Figure 14-5 shows the grinding mills associated with the TGP. At Talison's request, all images were limited to the external areas of the processing plant, with no photography allowed inside the plant buildings due to potential intellectual property (IP) concerns. Despite these photography restrictions, RPM was granted full access to the interior of the processing building for necessary inspections.

Figure 14-5 Technical Grade Plant



Grinding and Classification Circuit

TGP feed is reclaimed from the stockpile by a front-end loader and conveyed to a primary screen. Oversized material from this screen is sent to the ball mills, with its discharge returning to the screen fitted with a 3 mm mesh. Material under 3 mm undergoes low-intensity magnetic separation (LIMS) to remove iron contaminants, which go to tailings. The remaining nonmagnetic material is screened at 0.7 mm. The +0.7 mm fraction recirculates to the ball mill, while the -0.7 mm fraction moves to hydraulic classification. Classifier underflow is sent to coarse processing, and overflow goes to fine processing.

Coarse Processing Circuit

The coarse classifier marks the start of the coarse processing circuit, which solely produces SC5.0. Classifier underflow is deslimed with cyclones then processed through a spiral and table gravity circuit to produce a final tantalum product. Tailings from this circuit are screened at 0.8 mm; oversize goes to tailings, and undersize is dewatered and filtered to produce the SC5.0 (glass-grade) product. SC5.0 is then dried, magnetically purified to remove iron contaminants, and stored in a 180-tonne silo for packaging and shipment. This circuit operates only when there is demand for SC5.0 and can be bypassed otherwise.

Fines Processing Circuit

Classifier overflow marks the start of the fines processing circuit, producing the SC6.0, SC6.8 and SC7.2 products. Classifier overflow is first deslimed with cyclones, then conditioned with reagents before spodumene rougher flotation. The flotation concentrate is upgraded in two cleaner flotation stages, followed by attritioning and magnetic separation (LIMS and WHIMS) to remove iron contaminants. The non-magnetic spodumene concentrate is filtered and dried in a fluid bed dryer. The dried concentrate from the lower dryer section forms the final SC7.2 product, stored in a 250-tonne silo for packaging and shipment. Fines from the upper dryer section go to an air classifier; the underflow is the SC6.8 product, which is also stored, while the overflow is recycled back into the process.

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14.3 Chemical Grade 1 Processing Circuit

CGP1 began operation in 2012, specifically designed to produce chemical-grade lithium with a minimum 6% Li_2O and up to 1% iron content. The plant's design incorporated many lessons learned from the evolution of the TGP. It continued to use Crusher 1 as the feed source, operating in campaign modes to supply low-iron ore for TGP from selected pit areas, while also running extended campaigns to meet CGP1 production needs.

14.3.1 Crusher 1

The CR1 operation remained largely unchanged from when it supplied the Lithium Plant (later renamed TGP) and the now-decommissioned tantalum plant. Its main function was to produce CGP1 feed for a dedicated stockpile, with brief campaign runs to crush ore for TGP, which was transferred directly to the TGP processing facility. The flowsheet is detailed earlier in Section 14.2.1.

Figure 14-6 shows a block flow diagram of the CR1 feeding CGP1.

Figure 14-6 Crushing Circuit 1 CGP1 – Block Flow Diagram


Run of Mine (ROM)
ROM CR1 - CGP1
ROM Bin
Screening
(1x Vibrating Grizzly)
+125mm
-125mm
Primary Crushing
1 x Jaw
Screening
Vibrating Grizzly
o/s
Secondary Crusher
(1x Cone)
Screening
(1x Banana Screen)
+25mm
+12mm
-12mm
Tertiary Crusher
(1x Cone)
Quaternary Crusher
(2x Cone)
Tech Grade Fine Ore
Stockpille (FOS)
Tech Grade Plant
TG FOS
Chem Grade 1 Fine Ore
Stockpille
CGP1 FOS

14.3.2 Chemical Grade Plant 1

CGP1 was constructed in 2012 and was the first site dedicated SC6.0 chemical grade production facility. Designed for a feed grade range from 2.5 to 2.7% Li_2O—lower than TGP's feed grade but still high by industry

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standards. CGP1 initially processed 160 tonnes per hour (1.3 Mtpa). Upgrades have since increased capacity to 250 tonnes per hour (around 2.0 Mtpa). Unlike TGP, CGP1 includes heavy media separation and separates flotation feed into coarse and fine streams, later combined with the Dense Medium Separation (DMS) product to yield the final SC6.0 concentrate.

The flotation and filtration sections were retrofitted into the decommissioned 1996 Lithium Carbonate plant, while the DMS circuit was housed in a new building next to this structure. CGP1's layout reflects improvements from the TGP flowsheet, offering enhanced space and accessibility for operators and maintenance compared to the compact TGP.

Figure 14-7 shows a block flow diagram of the CGP1 processing flowsheet.

Figure 14-7 CGP1 – Block Flow Diagram


Chem Grade 1 Fine Ore
Stockpille
CGP1 FOS
Screening
(1x Vibrating)
Grinding
(1x Ball Mill)
Size Separation
(Cyclones & Stack
Screens)
Density Separation
(DMS Cyclones)
Gravity Separation
(Spirals & Tables)
Gravity Separation
(Spirals & Tables)
Gravity Separation
(Spirals & Tables)
Magneti Separation
(WHIMS)
Magnetic Separation
(WHIMS)
Magnetic Separation
(WHIMS)
Regrinding
(Ball Mill)
Magnetic Separation
(LIMS)
Classification
(Classifier)
Classification
(Classifier)
Flotation
Hydrofloat
Flotation
Coarse
Flotation
Very Coarse
Flotation
Fine
HMS Dewatering
(Thickener & Filter)
Coarse, Very Coarse,
Hydrofloat Dewatering
(Thickener & Filter)
Fines Dewatering
(Thickener & Filter)
Lithium Product
SC6.0
Tantalum Product
Global Advanced Metals
(GAM)
Tailings
TSF

Figure 14-8 shows the exterior of the CGP1 processing facility.

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| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 101 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 Figure 14-8 Chemical Grade Plant 1 – External View Grinding and Classification Plant feed is reclaimed from the CR1 FOS stockpile and conveyed to the grinding circuit. It first passes through a primary vibrating screen, where oversize material feeds into a 3.6 m x 4.06 m ball mill, operated in a closed circuit. Screen undersize is directed to the primary screening circuit, which uses four five-deck Derrick Stacksizers to produce four-size fractions. The coarsest fraction (+800 µm) goes to the HMS circuit, while intermediate fractions (-800+200 µm) are processed by WHIMS, followed by hydraulic classification and separation into the coarse and very coarse flotation circuits. The fine fraction (-200+45 µm) is processed by WHIMS and sent to the fine flotation circuit. Stacksizer undersize (<45 µm) is sent to the TSF. Multiple classification stages throughout the flowsheet remove fine slimes that could disrupt processing. Heavy Media Separation (HMS) – (-3.0mm + 800µm) The +800 µm size fraction is processed in an HMS cyclone at a slurry feed specific gravity of around 2.55, adjusted with ferrosilicon. The high-density sink product is screened and washed to remove residual ferrosilicon, then filtered on a horizontal vacuum filter to form one of the three concentrate products blended into the final SC6.0 product. The HMS float product is sent to the regrind circuit for further processing. Intermediate Fraction (-800 + 200µm) The intermediate screen fraction (-800+200 µm) is processed by WHIMS to remove the magnetic portion, which is sent to the TSF thickener. The non-magnetic fraction is classified hydraulically into coarse (-300+200 µm) and very coarse (-800+300 µm) fractions, each feeding separate flotation circuits. The coarse and very coarse flotation circuits consist of multiple roughing and cleaning stages, producing SC6.0 final products, which are then filtered on separate horizontal vacuum filters. These filtered products are combined with the final concentrate from the HMS and fines flotation circuits. Tailings from the coarse and very coarse flotation circuits are sent to the regrind circuit for further processing. Fine Fraction (-200+45µm) The fine screen fraction is processed by WHIMS, and the magnetic portion is sent to the tailings thickener. The non-magnetic portion is sent to the fine flotation circuit, which also receives feed from the regrind mill classifier overflow. The fine flotation circuit includes multiple roughing and cleaning stages to produce a concentrate that is sent to a filter belt and later combined with the HMS, coarse, and very coarse concentrates to form the SC6.0 product. The fine flotation tailings are considered waste and are directed to the tailings thickener. | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 102 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 Regrinding and Hydrofloat Flotation The HMS float product, along with the coarse and very coarse flotation tailings, is reground in a regrind mill and then separated by a hydraulic classifier into two size fractions. The coarse fraction is processed in the regrind (Hydrofloat) flotation circuit, producing a final flotation concentrate that is directed to the coarse flotation concentrate filter belt. The tailings from the regrind (Hydrofloat) flotation are recycled back to the regrind ball mill. The fine fraction from the hydraulic classifier is sent to the fine flotation circuit. Tailings Thickening Tailings, primarily from the -45 µm fraction, fines flotation circuit tails, desliming stages, and LIMS and WHIMS magnetic streams, are directed to a single tailings thickener. The thickener underflow is pumped to the TSF, while the thickener overflow is recycled as process water back into the system. Final Concentrate (SC6.0) The final SC6.0 concentrate is produced by combining the concentrates from the HMS sinks and the very coarse, coarse, and fine flotation circuits. These four streams are dewatered separately on parallel filter belts, then merged on a single conveyor belt that transports the combined product to the final concentrate storage shed for SC6.0. 14.4 Chemical Grade 2 Processing Circuit CR1 & CGP2, both commissioned in 2020, were designed to process 2.4 Mtpa to produce a 6% Li₂O concentrate, meeting SC6.0 product specifications. Unlike CGP1, CGP2 uses a dedicated, revised crushing circuit (CR2) design, which has reduced from four to two crushing stages, with High-Pressure Grinding Rolls (HPGRs) in the secondary stage. CGP2 flowsheet closely resembles CGP1 but includes several upgrades based on operational insights from CGP1 and comminution studies. Key features of CGP2: ▪ Increased feed capacity and a target feed grade of 1.8–2.3% Li₂O. ▪ Enhanced monitoring with a METSO On Stream Analyzer (OSA) and Particle Size Analyzer (PSA). ▪ DMS circuit with three cyclones in a duty/standby/standby setup. ▪ Two tailings thickeners to handle capacity constraints identified in CGP1. Notable modifications include: ▪ -25 mm HPGRs replacing the -12 mm ball mill circuit. ▪ Simplified layout for better flow, pumping, and maintenance access, with overhead cranes and rerouted walkways. ▪ Oriented HMS circuit for smoother conveyance of products to WHIMS and the tantalum circuit. ▪ Gravity-feed design in the coarse flotation circuit above the regrind mill. ▪ Addition of WHIMS for removing magnetics from DMS sink product. ▪ Staggered fines flotation cells for gravity-fed recleaner and cleaner tail flows. ▪ Oriented concentrate filtration circuit for efficient conveyance to sink filters. ▪ Elevated deslime and dewatering cyclone clusters for gravity feed to ground-level thickener circuits Most other changes focus on plant layout and scaling selected equipment to manage lower-grade feed and address CGP1’s bottlenecks. 14.4.1 Crushing Circuit 2 CR2 uses a simplified two-stage crushing process at 500 t/h (2.4 Mtpa on a 4,800-hour schedule) to produce fine ore at 80% passing 25 mm for CGP2 feed. ROM ore is trucked to the pad and stored in separate stockpiles for blending. The setup resembles CR1, with four “fingers” designated for different material grades to blend feed before crushing.

Ore is reclaimed and blended from these stockpiles by a front-end loader, which feeds the ROM bin. A variable-speed apron feeder transfers ore to a vibrating grizzly with 100 mm spaced bars. Oversized material goes to a Metso C160 primary jaw crusher, which is crushed and combined with undersize material on the discharge conveyor.

Primary crushed ore is screened on a single-deck banana screen. Oversize is directed to the secondary feed bin and then to a secondary cone crusher, with the product returned to the screen. The screen undersize (P80 25 mm) is conveyed to the fine ore stockpile, which has a live capacity of 7,200 t and a total capacity of approximately 56,000 t.

Figure 14-9 shows a block flow diagram of the CR2 feeding CGP2.

Figure 14-9 Crushing Circuit 2 – Block Flow Diagram



Run of Mine (ROM)
ROM CR2
ROM Bin
Screening
(1x Vibrating Grizzly)
+100mm
Primary Crushing
(1x Jaw)
-100mm
Screening
(1x Banana Screen)
o/s
Secondary Crusher
(1x Cone)
p80 25mm
Chemical Grade Plant 2
Fine Ore Stockpile

14.4.2 Chemical Grade Plant 2 (CGP2)

CGP2 was designed based on a similar flowsheet to CGP1, incorporating improvements from CGP1 to address bottlenecks, improve operational and maintenance access, and handle lower-grade material with increased waste (as outlined above).

Figure 14-10 shows a block flow diagram of the Chemical Grade Plant 2 (CGP2) processing flowsheet.

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Figure 14-10 CGP2 – Block Flow Diagram



Chem Grade 2 Fine Ore Stockpile CGP2 FOS
Crushing (HPGR)
Screening (1x Vibrating)
Size Separation (Cyclones & Stack Screens)
Density Separation (DMS Cyclones)
Gravity Separation (Spirals & Tables)
Magnetic Separation (WHIMS)
Magneti Separation (WHIMS)
Regrinding (Ball Mill)
Magnetic Separation (LIMS)
Classification (Classifier)
Flotation Hydrofloat
Flotation Coarse
Flotation Very Coarse
Flotation Fine
HMS Dewatering (Thickener & Filter)
Coarse, Very Coarse, Hydrofloat Dewatering (Thickener & Filter)
Fines Dewatering (Thickener & Filter)
Tantalum Product Global Advanced Metals (GAM)

Figure 14-11 shows the exterior of the CGP2 processing facility.

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Figure 14-11 Chemical Grade Plant 2 – Exterior View



HPGR Circuit

Ore from the fine ore stockpile is fed to the HPGR circuit by a reclaim conveyor, moving to HPGR feed bins through transfer conveyors. Two HPGR units operate in a duty/standby setup. The feed rate, monitored by a weightometer on the transfer conveyor, is controlled by adjusting the reclaim feeder speeds. The HPGR product goes to primary screens, where undersize (-3.0 mm) is sent to the wet plant, and oversize is recycled back to the HPGR.

Classification

The -3 mm HPGR product is directed to the primary screening circuit with five-deck Derrick Stack Sizers, following the CGP1 classification flowsheet.

HMS, Intermediate Fraction, Fine Fraction, Regrind & Hydrofloat, Tails Thickening

These sections replicate the CGP1 flowsheet, with the primary change being the addition of WHIMS magnetic separation on the DMS sink product.

14.5 Chemical Grade 3 Processing Circuit

CR3 and CGP3 are designed for a 2.4 Mtpa throughput at a reduced feed grade of 1.8–2.0% Li_2O, marking the lowest grade processed at Greenbushes, though still high by industry standards. The design closely follows CGP2's flowsheet, with adjustments focused on improved accessibility, debottlenecking, and footprint modifications for the new location. Both the crushing and processing plants are under construction and are expected to begin production by mid-2025.

14.5.1 Crushing Circuit 3 (CR3)

CR3 is identical in design to CR2, with the main difference being the location of the crushing circuit relative to the processing plant. This requires rerouting the final product conveyor system to accommodate the fine ore stockpile's new position relative to CR2/CGP2.

Figure 14-12 shows a block flow diagram of the Crushing Circuit 3 (CR3) feeding Chemical Grade Plant 3 (CGP3).

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Figure 14-12 Crushing Circuit 3 – Block Flow Diagram


Run of Mine (ROM)
ROM CR3
ROM Bin
-800mm
Screening
(1 x Vibrating Grizzly)
+150mm
Primary Crushing
(1 x Jaw)
Secondary Crusher
(3x Cone)
-150mm
-190mm
-32mm
+32mm
Screening
(2x Single Deck)
-32mm
Chemical Grade Plant 3
Fine Ore Stockpile

14.5.2 Chemical Grade Plant 3 (CGP3)

CGP3 has a flowsheet similar to CGP2, with some layout and process improvements, but remains fundamentally the same in design.

Figure 14-13 shows a block flow diagram of the CGP3 processing flowsheet.

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Figure 14-13 CGP3 – Block Flow Diagram


Chem Grade 3 Fine Ore Stockpile CGP3 FOS
Crushing (HPGR)
Screening (1x Vibrating)
Size Separation (Cyclones & Stack Screens)
Density Separation (DMS Cyclones)
Gravity Separation (Spirals & Tables)
Gravity Separation (Spirals & Tables)
Gravity Separation (Spirals & Tables)
Magnetic Separation (WHIMS)
Magneti Separation (WHIMS)
Magnetic Separation (WHIMS)
Magnetic Separation (WHIMS)
Regrinding (Ball Mill)
Magnetic Separation (LIMS)
Classification (Classifier)
Classification (Classifier)
Flotation Hydrofloat
Flotation Coarse
Flotation Very Coarse
Flotation Fine
HMS Dewatering (Thickener & Filter)
Coarse, Very Coarse, Hydrofloat Dewatering (Thickener & Filter)
Fines Dewatering (Thickener & Filter)
Lithium Product SC6.0
Tantalum Product Global Advanced Metals (GAM)
Tailings TSF

Figure 14-14 shows an external view of CGP3, which is currently under construction.

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Figure 14-14 Chemical Grade Plant 3 – Under Construction



14.6 Tailings Reprocessing Plant

The TRP began operations in 2022 to process 2.0 Mtpa of tailings with 1.4% Li_2O, producing approximately 180,000 tonnes of SC6.0. The TRP recovers historic tantalum tailings from TSF 1, working from the surface down to 7 meters. These tailings contain more lepidolite and other lithium minerals compared to the usual spodumene feed to the other processing plants onsite.

After initial scrubbing and desliming, the processing flowsheet resembles CGP1, CGP2, and CGP3, coarse and fine flotation circuits but no Dense Media Separation (DMS) due to the lack of coarse material (+800 µm). There is also no recovery setup for tin or tantalum, and magnetic materials are sent to tailings. TRP tailings are returned to a shared tailings tank and sent to TSF 4.

The TRP shares much of its flotation design with CGP2 and CGP3 but has simpler controls, no online OSA or PSA, and is often used as a training ground for new operators before they move on to more complex chemical-grade plants.

Figure 14-15 shows a block flow diagram of the Tailings Reprocessing Plant.

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Figure 14-15 TRP – Block Flow Diagram


TSF1
(Tantalum Plant Tailings)
ROM Bin
Scrubbing
Screening
+500 um
Waste
Attritioning
(Scrubber & Cyclones)
-45 um
+45 um
Magnetic Separation
(LIMS)
mags
non mags
Magnetic Separation
(WHIMS)
mags
non mags
Classification
-200 um
+200 um
Flotation
(Coarse)
tail
Flotation
(Fine)
tail
conc
conc
Dewatering
(Filter)
Dewatering
(Filter)
Lithium Product
SC6.0
Tailings
TSF 4

Reclaiming, Scrubbing, and Screening

Ore is reclaimed from the TSF 1 surface by dry mining and transported to a scrubbing circuit, where water is added to fluidize the tailings. Initial grit (+500 µm) is removed, followed by desliming and attrition stages to liberate and remove fine particles (-45 µm).

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Magnetic Separation

The deslimed feed passes through LIMS and WHIMS to remove magnetic material and reduce iron content. Magnetics are sent to the tailings storage tank.

Classification

The deslimed, non-magnetic material is classified in a hydraulic classifier into coarse (-500+200 µm) and fine (-200+45 µm) fractions, each fed to separate flotation circuits.

Fine and Coarse Flotation

Each flotation circuit has multiple roughing and cleaning stages. Final tailings from both circuits are sent to the tailings tank, while concentrates are dewatered on separate filter belts and combined on a single conveyor to the concentrate storage shed.

Tailings

Combined TRP tailings are pumped to the tailings storage tank, which can direct material to either TSF 2 or TSF 4.

Figure 14-16 shows an exterior view of the TRP concentrate storage sheds from the TRP main building.

Figure 14-16 TRP Concentrate Storage Sheds



14.7 Final Product

14.7.1 Chemical and Technical Grade Products

Chemical Grade

Each chemical grade plant aims to meet SC6.0 specifications by adjusting sub-stream grades within the plant as needed. Each plant has two 5,000-tonne storage bays, offering around a week of storage capacity. The

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 110 of 183 |

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| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 111 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 port provides an additional 80,000 tonnes of storage for SC6.0 concentrate. Concentrates are sampled on-site before transport to the port, but are not blended at the port, as they are verified to be on grade before shipment. Technical Grade The TGP produces SC5.0, SC6.0, SC6.8, and SC7.2 (in Premium and Standard grades, labeled SC7.2P and SC7.2S). All products, except SC6.8 and SC6.0, are shipped in 1,000 kg bags or in bulk. SC6.8 is shipped exclusively in 1,000 kg bags. The SC7.2 product is stored in a 250-tonne silo before packaging and shipment, with SC7.2P and SC7.2S designating the Premium and Standard grades, respectively. 14.8 Plant Yield Greenbushes has traditionally used mass yield as a performance indicator for its processing plants due to the consistent mineralogy of the ore feed. However, as mining expands into new areas within the lease, this focus may shift to the industry standard of Li2O recovery. 𝑀𝑎𝑠𝑠 𝑌𝑖𝑒𝑙𝑑 (%) = 𝐶𝑜𝑛𝑐𝑒𝑛𝑡𝑎𝑡𝑒 𝑇𝑜𝑛𝑛𝑒𝑠 𝐹𝑒𝑒𝑑 𝑇𝑜𝑛𝑛𝑒𝑠 × 100% 𝐿𝑖2𝑂 𝑅𝑒𝑐𝑜𝑣𝑒𝑟𝑦 = (𝐶𝑜𝑛𝑐𝑒𝑛𝑡𝑟𝑎𝑡𝑒 𝐿𝑖2𝑂 𝐺𝑟𝑎𝑑𝑒 × 𝐶𝑜𝑛𝑐𝑒𝑛𝑡𝑟𝑎𝑡𝑒 𝑇𝑜𝑛𝑛𝑒𝑠) (𝐹𝑒𝑒𝑑 𝐿𝑖2𝑂 𝐺𝑟𝑎𝑑𝑒 × 𝐹𝑒𝑒𝑑 𝑇𝑜𝑛𝑛𝑒𝑠) × 100% Historically, Greenbushes has mined lithium from the main open cuts (C1, C2 and C3 pits), primarily containing the lithium mineral spodumene. This consistency allowed for comparisons of feed chemical analysis with the performance of CGP1 and CGP2 based on mass yield rather than Li2O recovery. Greenbushes has developed a plant yield model to forecast plant performance using head feed assays, which are back-calculated into resource and block models. However, no comprehensive data exists for predicting recovery from the Tailings Retreatment Plant (TRP) due to the variability in TSF 1 mineral deposits. To address this, Greenbushes has monitored the last two years of TRP production to develop a standalone recovery model. CGP1 The Li2O data used for the LOM modeling, filtered for optimal plant conditions, falls in the high-grade range above the 2.5% target set by mining. For 2024, with a projected head feed of 2.5% (slightly outside the model’s range), the yield model was adjusted by a scaling factor of 0.961 (calculated as 2.5/2.6, where 2.6% is the lowest Li2O value in the modeled data set). This factor was applied to scale down the yield model accordingly. Mass Yield = [0.478906-1.36102*Fe2O3-0.43485*MgO-0.09872*K2O-0.03688*Na2O+0.614235*CaO- 0.02791*Al2O3+0.656091*P2O5+0.128114*Li2O+106.0284*(Fe2O3/Si2O)-1.19539*(MgO/K2O)]*0.961 CGP2 The Li2O data used for modeling, filtered for optimal plant conditions, is concentrated in the high-grade range above 1. %. For 2024, with a projected head feed of 1. % (outside the model’s range), the yield model was adjusted by a scaling factor of 0.91 (calculated as 1.8/2.0, similar to CGP1 adjustments). Mass Yield = [0.182+0.102* Li2O -0.0563*K2O] *0.91 TRP Mass Yield = 0.06508509+0.086444713*Li2O-0.047534986*Slimes Average slimes = 1.55 | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 112 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 Technical Grade Plant The TGP has shown stable performance over an extended period, supported by a high and consistent feed grade, resulting in steady mass yields and Li2O recoveries. However, year-to-date figures for 2024 show a drop in feed grade and throughput, leading to lower yields and recoveries. It remains uncertain whether this is a temporary issue. An average yield was applied to the LOM based on recent operational performance and forecast grades. Chemical Grade Plant 1 CGP1 has maintained consistent performance over time, achieving the highest recoveries and mass yields among the plants, with a slight recovery increase over the past two years. Chemical Grade Plant 2 CGP2 was commissioned in September 2019, then placed on care and maintenance from March 2020 to April 2021 due to market demand. It resumed production in May 2021 and has operated steadily since. CGP2’s recovery initially lagged at around 50%, but improvements have raised it to 67%. Year-to-date results show slightly lower recovery despite a marginally higher feed grade. Tailings Reprocessing Plant The TRP was anticipated to have low, variable recovery due to the inconsistent composition of reclaimed tailings feed. Recovery is highly affected by the presence of slimes (<45 µm), which varies depending on the mining and reclaim location around the TSF.

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 113 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 15. Infrastructure Greenbushes Mine is a mature operation supported by extensive on-site and off-site infrastructure. On-site infrastructure includes security fencing with controlled access, a robust communications network, access and interior roads, administrative offices, worker change houses, and various operational facilities. Key infrastructure includes the newly completed Mine Services Area (MSA), which supports maintenance for heavy and light equipment and houses technical services offices. The site also includes warehousing, workshops, crushing plants, processing plants, explosives storage facilities, a water supply and distribution system with storage dams, a power supply network, a laboratory, fuel storage and delivery systems, a reverse-osmosis water treatment plant, health and safety training offices, a mine rescue area, storage sheds, and waste management facilities for mine and miscellaneous waste. The site includes four tailings storage facilities – TSF 1, TSF 2, TSF 3, and TSF 4 which are integral to the mining operations. Waste rock facilities continue to expand supporting ongoing mining operations. The newly commissioned 132 kV power line provides enhanced electrical capacity to meet growing operational demands. Additionally, the new site camp, completed in January 2024, accommodates a larger workforce, addressing staffing needs associated with expanded mining and processing activities. Transport of the spodumene concentrate is primarily by truck to the Port of Bunbury, located 90 km west of the site, for export. While current facilities support efficient logistics, a rail line north of the site is under evaluation as a future transport option. RPM notes the existing railway line between Bunbury and Greenbushes. This line is not operational and would require significant rehabilitation to support freight movement. Future infrastructure projects include the construction of a mine access road to bypass Greenbushes town and reduce truck traffic. Figure 15-1 provides an overview of the Greenbushes site layout, including the location of process plants. CLIENT PROJECT NAME GREENBUSHES GENERAL SITE ARRANGEMENT DRAWING FIGURE No. PROJECT No. ADV-DE-0070215.1 February 2025 Date LEGEND DO NOT SCALE THIS DRAWING - USE FIGURED DIMENSIONS ONLY. VERIFY ALL DIMENSIONS ON SITE N 0 500 1000m GREENBUSHES TECHNICAL SUMMARY REPORTMining Lease Boundary Town Road Greenbushes Sta nif er Str ee t South Western Highway Cornwall Pit C3 Pit C2 Pit C1 Pit TSF1 TSF2 ROM Tailings Retreatment Project Water Treatment Plant Maintenance Services Area (MSA) Maintenance Workshops Wilkes Road Ma ran up Fo rd Ro ad 62 54 00 0 m 62 52 00 0 m 62 54 00 0 m 62 52 00 0 m 412000 m 414000 m 412000 m 414000 m Admin. Services Crusher Plant 1 (CP1) Crusher Plant 3 (CP3) Crusher Plant 2 (CP2) Chem Grade Plant 3 Chem Grade Plant 2 Chem Grade Plant 1 Technical Grade Plant (TGP) Carpark

15.1 Site Access

Greenbushes is primarily accessed via the Southwestern Highway, which provides direct connectivity from Perth, approximately 250 km to the north. This route facilitates the transport of personnel and supplies. The highway also runs through Bridgetown, a sizable town located about 20 km south, further supporting logistical access and support. An alternative route is via the Brockman Highway, which connects Greenbushes with other towns like Nannup, offering flexibility for reaching the site.

Once the lithium concentrate is processed, it is transported by truck along the Southwestern Highway, passing through towns such as Donnybrook, before reaching Bunbury Port, approximately 90 km away. This direct road route ensures efficient and reliable transport of the product for export.

Future infrastructure plans include a proposed bypass around Greenbushes to reduce congestion and enhance safety by diverting heavy trucks away from residential areas. The bypass is designed to accommodate an expected traffic volume of 200 movements per day by 85-tonne B-doubles. Design drawings have been completed and submitted to Main Roads WA for review.

15.1.1 Rail Access

The Operation is located near existing rail infrastructure. The Northcliffe branch railway is situated approximately 4 km north of the mine site. This rail line, managed by the Pemberton Tramway Company under an agreement with the Public Transport Authority, is currently under review for rehabilitation.

A feasibility study is underway to assess refurbishing the rail line for efficient transport of lithium concentrate and other bulk materials to (and from) Bunbury Port and northern destinations. On-ground activities, including infrastructure site surveys and assessments, are complete. The final report, expected in Q1 2025, will be reviewed by Talison shareholders and the State Government before deciding whether to proceed. RPM notes this option is not included in the LOM plan.

15.1.2 Airport

The nearest public airport to Greenbushes is in Manjimup, located approximately 60 km to the south (Figure 3-1). This small local airport features a 1,224-meter asphalt runway, suitable for smaller aircraft operations. For commercial flights, the closest option is the Busselton Margaret River Airport, around 90 km northwest near Busselton. This regional airport provides connections to major cities, including direct flights to other state capitals. Perth Airport provides international flight connections and is located approximately 250 km north.

15.1.3 Port Facilities

Port facilities are located at the Port of Bunbury (refer Figure 15-2), roughly 90 km to the north. Bunbury is a key bulk-handling port in southwestern Western Australia, with specialized infrastructure for efficient loading and shipment of bulk materials. The facilities include a dedicated bulk storage shed at Berth 8, where spodumene concentrate is stored prior to shipping.

Vessels docking at Berth 8 can be up to 225 m in length, accommodating ships with a permissible draft of 11.6 meters. The berth features a permanent ship loader capable of handling bulk materials at rates between 1,500 to 2,000 tonnes per hour, depending on the setup. The loading process can be fed either directly from bulk storage or via road hoppers, optimizing efficiency for outbound shipments.

Talison operates two storage sheds at the Bunbury Port and maintains additional peripheral sheds in Picton, near Bunbury. Forecasted storage, including production from CGP3, is expected to remain manageable using the current facilities. However, port shutdowns or shipping delays could create temporary pressure on shed stocks. To mitigate this risk, Talison can access other bulk storage options within the Bunbury area if necessary. This approach was utilized in 2023/24, when an additional 150,000 tonnes of concentrate were stored offsite, allowing production to continue uninterrupted.

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Figure 15-2 Port of Bunbury - Berth 8


115°38'E
McKenna Point
115°39'E
115°40'E
115°41'E
N
0 200 400 600 800 Metres
Geographe Bay
Methanol
Tug Berth
Outer Harbour
Berth 2
Berth 1
Minerals
Service Jetty
The Cut
Turkey Point
Mill Point
Casuarina Boat Harbour
Koombana Bay
Stockpile Area
Leschenault Estuary
33°19'S
Port Admin Building
Dolphin Centre
Yacht Club
Koombana Beach
Light House
Casuarina Drive
Koombana Drive
Vittoria Bay
Caustic
Alcoa
Bauxite
Worsley
Wood Chips
Minerals
Fuel
Mineral Sands
Wood Chips
Grain
Amenities
Berth 3
Inner Harbour
Berth 4
Berth 5
Berth 6
Berth 8
Leschenault Drive
Preston River
Estuary Drive
Willinge Drive
Nursery
HSES Office
Workshop
Bunbury CBD
Leschenault Inlet
Stirling St
Blair St
King Rd
Austral Pde
Legend
Landside Restricted Zone
Waterside Restricted Zone
Security Regulated Port Bdy
Security Regulated Port Land
Dredge Channel

Source: Southern Ports, 2024

15.2 Power Supply

The Operation is powered by two separate supplies through the Western Power's Southwest Interconnected System (SWIS). The primary supply is a recently commissioned 132 kV transmission line running 14 km from the Hester (HST) substation in Bridgetown to the Greenbushes Lithium Mine Substation (GLM) on site. This line, along with the 132 kV HST and GLM substations, is fully operational and managed by Talison, including the internal site network. This line has a 120 MVA capacity, currently handling about 21 MVA, and uses two 132/22 kV transformers operating with N-1 redundancy with demand below 60 MVA. The current contracted maximum demand (CMD) is 40 MVA, with a request to increase to 65 MVA for future needs.

The secondary supply is a 22 kV distribution line from Bridgetown to the Northern Incomer Substation SB16, serving only the Mine Services Area. This line has a 20 MVA regulator, with a current load of about 500 KVA and a CMD of 1 MVA. This supply will be decommissioned after the internal 22 kV network upgrade, consolidating all power through the 132 kV network by late 2025 or early 2026.

The upgrade of the 22 kV network is critical to support the site's transition to a fully 132 kV-powered system and to address current limitations. Western Power has requested the removal of load from the aging Northern and Southern 22 kV feeders, as their infrastructure requires decommissioning to reduce operational risks. Additionally, a 2021 report identified that certain sections of the network would face overloading as the site transitions to 132 kV, with subsequent projects further exacerbating these risks. Without the 22 kV upgrades, the site cannot fully transition to 132 kV as the existing network would be unable to handle the increased demand, leading to potential system failures.

15.3 Water Supply

15.3.1 General Overview

The water supply system for the Operation relies entirely on rainfall (mostly in winter) and surface water runoff to a network of relatively small dams. A small component of groundwater inflow to mine pits or water supply

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dams can be considered to be delayed delivery of rainfall runoff and is almost insignificant relative to other flows.

Water supply security must be considered in the context of water demand, which also varies seasonally and in line with production changes. Water demand comprises process water demand (currently about 70 ML/d or 26 GL/y, rising to 85 ML/d or 31 GL/y in 2039) and demand for standpipes (for dust suppression in the Mine, less than 1 GL/y). Process water is currently supplied to the TGP, CGP1, CGP2, and TRP. TRP is scheduled to cease operations at the end of 2027, while a new plant CGP3 is forecast to commence operations in 2025. Because the density of slurry from TGP is very low (measurements in 2021-23 showed 3.7% w/w), process water demand is dominated by TGP. In fact, an assumption of 2% w/w in recent modeling (GHD, 2024) suggests that 50% of process water demand is being driven by TGP.

The current water supply is limited and a key risk for ongoing operations. The water supply system appears to be adequate for the current rate of processing; however, there is a risk it will not be adequate to support the expansion of production when CGP3 commences. The current water management strategy is to operate plants at full capacity until the water supply is inadequate, RPM notes that this has never been known to occur; however, CGP3 is planned to come into operations in 2025. If water supply starts limiting production a phased approach to plant management is recommended to allow minimal impact of revenue.

A Water Management System is being developed for Talison to provide accurate, real-time data on water usage and inventory. This system will draw information directly from the PI Historian Database, ensuring reliable and up-to-date insights for water resource management.

15.3.2 Surface Water Storages

Five water storages (Cowan Brook Dam, Austins Dam, Clear Water Pond, Southampton Dam and Tin Shed Dam, in order of decreasing capacity) lie within the Minesite Disturbance Envelope (MDE), to the west of the open cut mine pits and Tailings Storage Facilities (1, 2 and 4).

Talison operates three additional water storages (Schwenkes Dam, Mount Jones Dam and Norilup Brook Dam, also in order of decreasing capacity) within the Talison Mining Lease boundary, further to the west. Finally, Dumpling Gully Dam lies upstream of Mt Jones Dam and is sufficiently small that it appears not to require inspection under ANCOLD guidelines.

Excess rainfall and seepage accumulating in mine pits and excess rainfall and decant in all TSFs are captured and returned to the mine water circuit, as is all water reporting to sumps to the west of TSF 2 and to the south and east of TSF 4. Norilup Brook Dam is the furthest downstream and discharges towards the Blackwood River.

The locations of the water storages are shown in Figure 15-3.

The total capacity of the eight larger storages is just under 5 GL, with 55% of this volume in Cowan Brook Dam. Cowan Brook Dam and Clear Water Dam have the greatest average depths and are therefore the best storages from the point of view of reducing evaporative losses. Actual storage within the mine water system could be as high as 15 GL, following periods of heavy rainfall, with all storages above their maximum operating levels and overflowing, however this situation seems very unlikely. Typical storage of 5 or 6 GL is considered very low compared to annual process water demand of 25 GL or more, before taking into account decant return.

In order to improve security of water supply, Talison is currently investigating the potential for securing additional water supplies outside the Mine Water Circuit. The S8 Saltwater Gully (SWG) Expansion Project is a key component of the five-year LOM plan as it includes both waste storage and water storage areas as well as establishing a highway crossing over the South Western Highway, as discussed in Section 15.3.4.

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Figure 15-3 Water Storages


Dumpling Gully Dam
Greenbushes township
Cornwall North Pit
Swenkies Dam
Mt Jones Dam
Floyds Waste Rock Dump
Cornwall Pit
Southampton Dam
C3 Pit
Austins Dam
Norilup Dam
Clear Water Dam
Processing Plant
C2 Pit
Cowan Brook Dam
C1 Pit
TSF2
TSF3 Decant Pond
Vultans Pit
Secondary Recovery Seepage Sump
S1/2/3 Sump
Tin Shed Dam
TSF1
Secondary Tantalum Processing Plant

15.3.3 Water Balance

Water management requires the use of dynamic probabilistic water balance modelling to simulate the system and to support risk-based decision-making. A GoldSim model developed in 2017 was revised in 2021 and used to predict water supply security as well as concentrations of lithium and arsenic in storages and in discharge to the receiving environment at times of overtopping. The model was further revised by GHD (2024) with a focus on security of process water supply.

This probabilistic water demand and supply model was undertaken based on Monte Carlo simulations until the end of 2031. These simulations took into account additional water sources yet to be approved and constructed. Review of this model indicates that there is high probability that there will be water shortages in 2025 and 2026 which potentially will impact operation activity. This critical risk will only be mitigated when additional storage capacity is brought online. These storage areas all need to be approved as outlined in Section 17 which present further risk to the Operation.

As detailed in the simplified flow sheet in Figure 15-4, process water is mainly a combination of makeup water from water dams and water recovered from TSF decant ponds, since the contribution from mine pits is small. If there is any shortfall in supply, it may be better to express this as a shortfall in makeup water, because this can be more easily related to available storage in water dams.

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Figure 15-4 Simplified Water Flow Sheet


process water pond
makeup water
water dams
recovery
process water
mine pits
TSFs
process plant

Water supply security is assured in very few months in this 6.5-year simulation: in the last few months of 2024 and then in July 2027 and July 2028. In all other months there is less than 100% probability of meeting makeup water demand. When demand cannot be met, either plant throughput is diminished or there is insufficient water for dust suppression. It is recommended that further effort be made to understand the most recent modeling, which shows a difficult situation even before further expansion of the plant.

Talison does not have a documented water strategy for LOM, but with careful planning several years ahead of each incremental increase in makeup water demand, it may be possible to succeed with minimal interruptions.

RPM recommends the Operation to prepare and maintain an operational Water Management Plan, an active document focused on ensuring that all staff understand the most important operational issues on site related to water. Managing water requires a multidisciplinary approach, to ensure integration of water management on site with LOM planning. The focus of an operational Water Management Plan is on ensuring water supply security, management of excess water in times of heavy rain and management of contaminated water that cannot be discharged from site.

To mitigate the risk of water supply shortfall in the coming years, Talison are working on the following focus areas to support operations:

- Improved Monitoring and Management
- Reduce Water Consumption and Losses
- Minimize Evaporation
- Maximize Capture and Collection including
  - Cowan Brook Dam raise (2025)
  - Southampton / Austin Dam raise (2025)
  - Saltwater Gully Dam (2028)
- Alternatives sources of water supply
  - Access to Harvey Water system
  - Saltwater gully to come online in 2028

15.3.4 Saltwater Gully Dam and Pipeline

A single dam is planned to be established as part of the Saltwater Gully Expansion Project to the north of the planned S8 WRL. Runoff water from Saltwater Water Gully Dam will be pumped into the existing Clear Water Dam (Figure 15-5). A transfer pipe will run above ground where it is feasible and will be buried only where required. No treatment is proposed before the runoff water reaches the existing Clear Water Dam.

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The SWG to Clear Water Dam (CWD) pumping study addresses water shortages by evaluating a staged pumping solution to transfer water from various sources to the CWD. Figure 15-5 shows the main lines from SWG to Mine Services Area (MSA) Storage Dam and from MSA to CWD.

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Mine Site Area Storage Dam
~4300m length
~3460m length
Salt Water Gully Water Dam
Clear Water Dam
6254000 m
6252000 m
412000 m
414000 m
416000 m
0
500
1000m
N
LEGEND
Salt Water Gully Pipeline
Clear Water Dam Pipeline
CLIENT
Albemarle
PROJECT
NAME
GREENBUSHES TECHNICAL SUMMARY REPORT
DRAWING
WATER PIPE ROUTE SALT WATER GULLY to CLEARWATER DAM
FIGURE No.
15.5
PROJECT No.
ADV-DE-00702
Date
February 2025
RPMGLOBAL

15.4 Highway Crossing Infrastructure Option

A conceptual-level study has been conducted to determine options to transport waste rock across the Southwestern Highway to the planned S8 WRL. These options can be summarized as follows:

- Option 1: Overpass Bridge, a durable, low-maintenance bridge requiring high capital for embankments and truck inclines.
- Option 2: Underpass with Pumped Drainage, a below-grade crossing using pumps for drainage but with high maintenance needs and operational risk.
- Option 3: Underpass with Gravity Drainage, a low-maintenance, below-grade option using gravity drainage to reduce maintenance and operational costs; and
- Option 4: Conveyor Overpass, a conveyor system that minimizes truck traffic and emissions.

"Option 3" to establish an Underpass with gravity drainage was selected as the preferred option as detailed in Figure 15-6. Its key advantages include low maintenance requirements, as gravity drainage eliminates the need for pumps and associated operational risks, strong alignment with Health, Safety, Environment, and Community (HSEC) standards with minimal impact on highway traffic, and cost-effectiveness, with comparable initial capital expenditure to other options but reduced maintenance costs over time. This option is recommended for further development as part of design studies.

Figure 15-6 South Western Highway Underpass Option (Source: Aurecon, 2024)


RETAINING WALL
UNDERPASS LOCATION
RETAINING WALL
C
B
150
200
250
300
350
400
450

15.5 Flood Risk

Seismic hazard assessments have been conducted, prompting ongoing stability studies for critical dams. These assessments have led to the inclusion of buttresses in the designs of raised dams such as Cowan Brook, Austins, and Southampton Dams. Additional studies are underway for Clear Water and Tin Shed Dams to ensure the long-term integrity of these impoundments. Dam break assessments have been completed for both tailings and water dams, and GHD has proposed conducting an additional dam break assessment following the decision not to raise TSF 1 further.

In 2020, GHD conducted numerical flood modeling within the MDE to evaluate flood risks. The results indicate that the MDE has a low flood risk and is unlikely to affect operations.

15.6 Maintenance Service Area

The MSA (Figure 15-7) was designed as a centralized facility to support the maintenance and operational needs of heavy mobile equipment (HME) and associated site activities. The main HME workshop forms the core of the facility, housing six HME service bays, a dedicated drill major service bay, a boilermaker shop for minor repairs, and specialized workshops for bit repair and sharpening. Adjacent to the workshop, the facility includes a warehouse and storage area to streamline parts and materials management, as well as offices and crib facilities to support maintenance staff.

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The broader MSA infrastructure includes light vehicle workshops, welding shops, wash bays, lube storage and dispensing systems, tire handling and storage areas, laydown yards, and dedicated parking for mining equipment. Diesel storage and integrated refueling systems are strategically placed to ensure efficient fueling operations.

The facility also incorporates Administration and Technical Services Offices with shared common areas and parking for employees and contractors. Supporting infrastructure includes a potable water supply, surface water drainage systems, and a wastewater treatment plant to maintain environmental compliance.

Future-proofing has been integrated into the MSA design to accommodate expansion. Provisions allow for the addition of two HME service bays, an extra boilermaker workshop bay, and one additional HME wash-down bay, ensuring scalability to meet the demands of a growing mining fleet.

Figure 15-7 Mine Services Area (MSA)


West Sediment Pond
& Raw Water Pump
Tyre Change
Drill & Blast
Workshop
Truck & Drill
Washdown
LV Workshop
HME Deadline
South Western Highway
HME Workshop Bays
Proposed Waste Water Treatment,
LPG Bullet & Boilermaker Workshop
East Sediment Pond
Open Storage/
Laydown Area
HME Go Line
Oil & Lubrication
Storage
200 Bay Main
Carpark
LV Washdown Bay
Technical Services
Building
Diesel Fuel Storage
HME Refueling
0
200m

Source: Google, 2024

15.7 Propane

Propane, referred to as LPG in Australia, is utilized across the site for various functions, including drying processes in the technical-grade processing (TGP) plant, powering laboratory sample furnaces, and floor-sweeping on the shipping floor.

Annual propane consumption is approximately 1.2 million liters. Storage is managed on-site with a 118 kL bulk tank positioned near the TGP, along with a 210 kg cylinder bank at the laboratory. Additionally, two smaller 45 kg cylinders are used for sweeping operations. Bulk propane is delivered routinely to site by purpose-built trucks.

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15.8 Diesel Storage and Dispensing

Diesel fuel storage consists of two tanks, each with a 220 kL capacity, and an additional 220 kL tank is planned for installation in 2025. The majority of diesel consumption supports the mining fleet, and the supply is maintained through regular road deliveries.

15.9 Site-Camp Accommodation Facilities

A 500-person accommodation camp is located adjacent to the Operation. This facility, located southwest of the main project area, was completed and certified for occupancy in January 2024.

15.10 Communications and SCADA Systems

Greenbushes is equipped with advanced communications and control systems to support its operations. The site has a fixed fiber network, ensuring robust and reliable connectivity, with physical separation maintained between Corporate/IT and Operational Technology (OT) systems for enhanced security and functionality.

Additionally, a private LTE network for high-speed wireless communication is in place. It can be used for cellular communication in smartphones, tablets, and IoT devices, and primarily serving mobile equipment across the site. Control systems for each plant and facility utilize an AVEVA Plant SCADA system, integrated with Rockwell control hardware, providing efficient and centralized management of operational processes.

15.11 Tailings Storage

15.11.1 General Overview

Four TSFs, namely TSF 1, TSF 2, TSF 3 and TSF 4 have been developed at Greenbushes as part of the mining operations. TSF 2's remaining capacity has been consumed in H1 2024. TSF 4 capacity as at July 2024 was 40.4 Mbcm with an additional offsite TSF planned to support the LOM plan requirements.

TSF 1

The TSF 1 starter embankment is understood to have been constructed around 1970 but may have been used for tailings deposition more than 20 years earlier. There was likely dredging or other mining in the area associated with tin mining extending back over 100 years. TSF 1 is the largest of the TSFs at Greenbushes with a footprint area of approximately 110 Ha. The perimeter embankment is approximately 4 km in length and crest elevation of approximately RL 1282 m. TSF 1 was put into care and maintenance in 2006 and is currently being mined and reprocessed in the TRP. Remining is planned to be executed to a depth of 7 m.

Backfilling of TSF 1 with mine waste rock was to be undertaken after the remining with the backfill not exceeding the pre-remining tailings levels of RL 1275 m in the south and RL 1280 m in the north.

TSF 2

The deposition into TSF 2 to RL 1280 m was completed in December 2023, based on a design executed in 2021, which incorporated ground improvement and stability assessment. Updates to the 2021 design were executed in 2023 following geotechnical site investigations of the existing structure executed in 2023. These updates included incorporation of ground improvement works executed to the western wall foundation, dam-break modeling, which resulted in assignment of a higher consequence category for TSF 2, necessitating increased seismic loading and a seismic hazard assessment, revised deposition schedule, changes to infrastructure around the facility and additional detailing of the embankment design including the interface with TSF 1.

The increased seismic loading reduces the Factor of Safety for stability and requires additional control of the phreatic line which is to be achieved by maintaining the operating pond away from the southern and western embankments. To maintain the pond at least 200 m from the embankments, the maximum operating level (MOL) is reduced to RL 1278.3 m. The updated results, assuming the MOL is not exceeded,

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| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 125 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 demonstrate that the stability of the TSF design is expected to remain satisfactory under long-term, post- seismic and post-static liquefaction conditions. Figure 15-8 shows TSF 2. Figure 15-8 TSF 2 Source: Talison TSF 2 Operation and Maintenance Manual, 2023 TSF 3 TSF 3 (decommissioned) is a small 8.5 ha facility formed by a single cross-valley dam that pre-dates 1943 and was historically used to dispose of slimes from the Tin Shed tantalum operations, which were located 300 m to the south-west of TSF 2. There is limited information on the design details of TSF 3 and it is estimated that the facility currently contains about 800,000 tonnes of process waste. Anecdotal information indicates that deposition ceased around the late 1980s or early 1990s; however, observations from satellite data indicate that TSF 3 maintained a decant pond until 1999. The facility was listed as “active but with no tailings deposition” for a number of years although the Tailings Storage Data Sheet for TSF 3 records the “year deposition complete” as being 200 . It appears that this refers to small amounts of lithium tailings that were deposited between 2006 and 2008 to raise the internal level before capping. The facility was capped with clayey soil and rehabilitation trials were established in 2011 where the upper surface was shaped, ripped, and seeded. TSF 2 | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 126 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 TSF 4 TSF 4 comprises Cells 1 (eastern cell) and Cell 2 (western cell), which is the current active facility. The design for TSF 4 has the external walls constructed using the centerline construction method with a vertical clay core and waste rockfill for downstream zones. A starter dam up to 20 m high will provide for approximately the first two years of operation, followed by 5 m raises at approximately yearly intervals. The final crest level was designed as RL 1295 m, resulting in a maximum embankment height of approximately 45 m. The starter embankment varies in height from natural ground to 15 m and consists of an upstream clay/Bituminous Geomembrane (BGM) subgrade facing over a mine waste rock embankment. The TSF 4 starter embankment design includes a containment system (floor and embankments) to minimize seepage from the facility. In Cell 1, the containment system comprises a combination of clay liner (80%) and BGM (20%). In Cell 2, the containment system consists entirely of BGM. A divider embankment separates TSF 4 into two cells that are built from mine waste using the centerline construction method. The starter embankment varies in height from natural ground to 15 m and consists of an upstream clay/BGM liner. The eastern cell is designed such that the central decant will be accessed from the southern TSF 1 embankment, where the BGM over the clay blanket acts as a water barrier. The western cell only partly rests against TSF 1 and is designed to have a central decant. Decant water will be recovered by skid- mounted pumps with floating suctions. Figure 15-9 shows the layout of TSF 1, TSF 2, and TSF 4.

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 127 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 Figure 15-9 Greenbushes TSFs Source: Google Earth, 2024 TSF 5 Talison has identified construction of TSF 5 is required to provide LOM tailings storage capacity. The capacity of TSF 5 is being targeted at 100 Mm3. This volume is considered sufficient to contain all tailings for the current life of mine, forecast to be 77 Mm3. Basis of Design for application to the scoping study for TSF 5 has been prepared by Klohn Crippen Berger (KCB) with the intent of identifying and assessing options for providing tailings storage capacity for approximately 140 Mt of tailings to align with current production forecasts beyond calendar year (CY) 2028, i.e., deposition commences in CY 2032. However, as at the reporting date, Talison has not secured ownership of the land to accommodate TSF 5. TSF 2 TSF 4 Cell 1 TSF 4 Cell 2 TSF 1 | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 128 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 15.11.2 Design Responsibilities and Engineer of Record The designs for TSF 1, TSF 2 and TSF 4 have all been produced by GHD and have been executed in accordance with the: ▪ Western Australian Department of Mines and Petroleum (2013). ‘Code of Practice, Tailings Storage Facility in Western Australia’ ▪ Western Australian Department of Mines and Petroleum (2015). ‘Guide to the preparation of a design report for tailings storage facilities (TSFs)’. ▪ Australian National Committee on Large Dams (ANCOLD) ‘Guidelines on Planning, Operation and Closure of Tailings Dams (2019)’. The TSFs have been audited by GHD. It is assumed, in the absence of formal appointment documentation, that the role of Engineer of Record (EoR) for TSFs is performed by GHD who have provided qualified staff, experienced in tailings management, dams design, and construction, to execute the works.

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 129 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 16. Market Studies RPM considers that understanding the market in which Talison operates is critical to understanding the opportunities and complexities within the operation. As such, a brief overview of those markets is presented below which was supplied to RPM in August 2024. This information is supplied by Albemarle and its third-party marketing specialist Fastmarkets. RPM presents this information for reference purposes only and is not a marketing expert. Albemarle Corporation (Albemarle) retained Fastmarkets to provide it with support in developing reserve price estimates for its lithium business for public reporting purposes. This report covers Albemarle’s hard rock mines and concentrators and summarizes data from the preliminary market study, as applicable to the estimate of mineral reserves. Although Fastmarkets notes that Albemarle owns downstream processing and conversion facilities, Fastmarkets has limited the market analysis to the primary spodumene battery- grade production. The preliminary market study and summary detail contained herein present a forward-looking price forecast for applicable lithium products; this includes forward-looking assumptions around supply and demand. Fastmarkets notes that as with any forward-looking assumptions, the eventual future outcome may deviate significantly from the forward-looking assumptions. The preliminary market study is in accordance with the S-K 1300 requirement for a pre-feasibility level study. Finally, Fastmarkets also notes that there are secondary products produced from several of the operations. For example, Greenbushes produces tantalum. Regarding the tantalum production, Fastmarkets understands the rights to this product is held by a third party and therefore Albemarle does not receive any economic benefit from this product, and it can be excluded. Therefore, Albemarle has not tasked Fastmarkets with including a market study for this product or any other byproduct from the operations under the rationale this revenue is not material, and a market study is not justified. 16.1.1 Lithium Market Summary A summary of the lithium market has been provided to offer context on developments and the basis for Fastmarkets’ assessment of price. Historically, the dominant use of lithium was in ceramics, glasses, and greases. This has been shifting over the last decade as demand for portable energy storage grew. The increasing need for rechargeable batteries in portable consumer devices, such as mobile phones and laptop computers, and lately in electric vehicles (EVs) saw the share of lithium consumption in batteries rise sharply. Accounting for 40.1% in 2016, battery demand has expanded at 36.6% compound average growth rate (CAGR) each year between 2016 and 2023 and is now responsible for 85.0% of all lithium consumed. Beside EVs and other electrically powered vehicles (eMobility), lithium-ion batteries (LIBs) are starting to find increasing use in energy storage systems (ESS). This is a minor sector for now but is expected to grow quickly to overcome issues like fungibility in renewable energy systems. As EVs become the established mainstream methods of transport – helped in no-small part by government incentives on EVs and forthcoming bans on vehicles with combustion engines – demand for lithium is forecast to rise to several multiples of historic levels. 16.1.2 Lithium demand In recent years, the lithium industry has gone through an evolution. The ceramic and glass sectors have lost their dominant position to the growth in mobile electronics and most recently to EVs. The first mass-market car with a hybrid petrol-electric drivetrain was the Toyota Prius, which debuted at the end of 1997. These used batteries based on nickel-metal hydride technology and so did not require lithium. Commercial, fully electric LIB powered vehicles arrived in 2008 with the Tesla Roadster and the Mitsubishi i-MiEV in July 2009. Take up was initially slow. Then, as charging infrastructure was built out, as more models were developed and as ranges extended, EV sales accelerated. Demand from the eMobility sector, which includes all electrically powered vehicles, has been the driver of overall lithium demand growth in | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 130 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 recent years. Fastmarkets estimates that in 2023 total lithium demand was 785,376 tonnes LCE of which the share for EVs was 68.9%. Electrically powered vehicles have exhibited exceptional growth over the past decade. Fastmarkets believes that demand for EVs will continue to accelerate in the next decade, as they become increasingly affordable, and a greater range of models enter the market. Legislation will also force the transition in the mid-term. Additionally, commercial fleet electrification is expected to advance as governments and businesses seek to develop green domestic transportation networks. Figure 16-1 EV sales and penetration rates (000 vehicles, %) Further out, the BEV segment will come to Figure 16-2 Lithium demand in key sectors ('000 LCE tonnes) Looking forward, Fastmarkets expects demand from eMobility, especially battery electric vehicles (BEVs), to continue to drive lithium demand growth. While traditional and other areas will all continue to add to lithium demand, the significance of the EV sector for the lithium supply-demand balance requires deeper discussion. - 500 1,000 1,500 2,000 2,500 3,000 3,500 2021 2022 2023 2024 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 BEV PHEV Other eMobility ESS 0.0% 10.0% 20.0% 30.0% 40.0% 50.0% 60.0% - 15,000 30,000 45,000 60,000 75,000 90,000 105,000 120,000 Non-electric vehicles BEV PHEV EV Penetration (RHS) Further out, the battery electric vehicle (BEV) segment will come to dominate the EV sector, as both residential and commercial transport in developed markets increasingly shifts to BEVs and away from hybrids, and as developing markets benefit from the deflating BEV prices. The resurgence in popularity of PHEVs in the US and China gives it a longer potential sales period, where its high CAGR rate is driven by its current low sales base. On the back of EV adoption, lithium demand forecasts are extremely strong. Governments are pursuing zero-carbon agendas, local municipalities are introducing emission charges that accelerate the uptake of EV and charging infrastructure in many countries is becoming ubiquitous. The demand picture is augmented by the roll-out of distributed, renewable energy generation, which is greatly benefitted by the need to attach energy storage systems (ESS) to smooth over periods when generation is low.

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 131 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 However, alternative technologies or societal developments could see different lithium demand. For example, households may choose to share cars, instead of owning them. The advent of autonomous vehicles could see the rise of ‘transport as a service’, where ride hailing and car sharing become the norms, especially in denser populated areas. This would reduce the global vehicle population. Energy storage and power trains are also developing, with hydrogen fuel cells or sodium-ion batteries, likely contenders for some share of the market. Demand for lithium from the eMobility sector has continued to increase steadily despite increasingly negative sentiment within the last year. In 2023, 14 million EVs were sold, this is expected to reach 17.5 million in 2024 and increase to almost 24 million in 2025. The continued increase in EV demand and supportive policy should give confidence to car makers, charging infrastructure companies and vehicle servicing companies that EVs are here to stay, and so some of the last doubts about the viability of owning an EV will be expelled. Despite recent macroeconomic weakness and negative factors, like the ongoing military conflicts, BEV sales growth remains robust but is being more heavily supported by PHEV sales in China and the US than in previous years. Alongside car-buyers’ growing preferences for EVs, looming bans on pure-ICE and then hybrid vehicles are seeing auto makers and their supplies investing heavily to expand EV supply chains. Several auto makers have signaled that they will stop producing ICE vehicles altogether. Two clear signals that the future of the auto industry is EVs. While it has been shown that over the life of a vehicle, EVs are cheaper to run than ICE, the initial cost can be prohibitive. For higher end vehicles, this cost is manageable in the context of the overall vehicle cost. However, for entry level and smaller vehicles, the cost of the battery pack remains a hurdle to BEVs being competitive with ICE cars. General consensus is that US$100/kWh at the pack level is the rough global benchmark for BEVs to reach price parity with ICE vehicles. Although there are concerns about availability of raw materials and charging infrastructure, and the initial cost, in Fastmarkets’ opinion, many of these barriers are being eroded. Besides the cost of EVs relative to ICEs, range anxiety will continue to dissuade the uptake of BEV, particularly in markets where vehicle use is necessary for travel. This anxiety will only diminish as battery ranges increase, charging times diminish and charging infrastructure improves. Instead, where range anxiety is an issue, PHEV sales will partly compensate. Fastmarkets expects near- to mid-term growth in the EV market to remain robust. The biggest near-term threats are macroeconomic in nature, rather than EV specific. Fastmarkets’ macroeconomic forecast expects the global economy to exhibit somewhat slower growth in 2024-2025. The key drivers for this deceleration are high interest rates, a low rate of investment and slowing Chinese economic growth. The US economic performance continues to outperform Europe because US consumers are more resistant to higher interest rates. The share of consumer spending in the regional economy is significantly greater in the US than in Europe, where the slowdown of industries and investment, along with decelerating Chinese demand, hurt purchasing activity more. The Chinese economy is experiencing slower growth in 2024 than in the rebound year of 2023, but is still growing at a comparably significant rate. It is, however, returning to the path of slower growth. Such an economic outlook will dampen the outlook for new vehicle sales, but while Fastmarkets expects total vehicle sales to be negatively impacted, the bulk of this will be focused on ICEs. EVs, with their reduced running costs and lower duties in some areas, are seen as a way of cutting costs and as being more futureproof. With some OEMs cutting the costs of their EVs to grow, or even maintain, market share, EVs are looking more attractive than ICEs. With government-imposed targets and legislation banning the sale of ICE vehicles, strong growth in EV uptake is expected once the immediate economic challenges are overcome. This, though, does not discount risks to EV uptake, such as alternative fuels, different battery types or a shift in car ownership would all reduce EV or LIB demand. | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 132 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 Overall, Fastmarkets’ forecast is for EV sales to reach 50 million by 2034. At 56% of global sales this is an impressive ramp up, but also highlights the room for further growth. 16.1.3 Lithium Supply Up until 2016, global lithium production was dominated by two deposits: Greenbushes (Australia, hard rock) and the Salar de Atacama (Chile, brine), the latter having two commercial operators, Albemarle and SQM. Livent, formerly FMC Corp, was the third main producer in South America with an operation in Argentina, Salar del Hombre Muerto. Tianqi Lithium and Ganfeng Lithium were the two main Chinese lithium players, growing domestically and overseas with Tianqi buying a 51% stake in Greenbushes and Ganfeng Lithium developing lithium mining and production facilities in China, as well as investing in mines and brine operations in Australia and South America. In 2016 global lithium supply was about 187,000 tonnes LCE. Supply increased at a CAGR of 28% between 2016 and 2023 in response to the positive demand outlook from the nascent EV industry. Most of this growth was fueled by Australia, Chile and China. The supply response overshot demand, forcing some producers to place operations on Care & Maintenance between 2018 and 2020. Supply decreased by 7,000 tonnes in 2020 due to production cuts, lower demand and Covid-19 concerns. Supply recovered in 2021, increasing by 37% year on year and reaching 538,000 tonnes LCE, thanks to post-pandemic stimulus measures and an increasingly positive long-term demand outlook. This resulted in a 437% price increase from the start of the year, which incentivized supply expansions. The strong growth has continued, with supply increasing by 42% and 37% year on year in 2022 and 2023, respectively. In 2023, supply from brine contributed 39%, or about 407,000 tonnes of total LCE supply in 2023. Hardrock contributed 60%, of which spodumene contributed 49%, or about 514,000 tonnes of LCE. Lepidolite contributed 12%, or about 122,000 tonnes of LCE. In 2023, 94% of global lithium supply came from just four countries: Australia, Chile, Argentina and China. This remainder of supply came from Zimbabwe, Brazil, Canada, the United States and South Africa. Production came from 53 operations, of which 16 were brine, 22 spodumene, 13 lepidolite and 2 petalite. Fastmarkets expect spodumene production to maintain market share because of expansions and new mines in Australia coming online, as well as the emergence of Africa as an important lithium-mining region. In 2034, Fastmarkets expect spodumene resources to contribute about 1.36 million tonnes of LCE, or 48% of total supply, at the expense of brine’s share, which we forecast to drop to 35%, or 1.01 million tonnes of LCE. The successful implementation of DLE technology could also materially affect production from brine resources. Fastmarkets expect Eastern Asia (China) to be the largest single producer globally in 2034, accounting for 30% of supply, followed by South America with 28% and Australia and New Zealand at 25%. Expansion in China will cause lepidolite’s share of production to increase marginally to 13%, or 3 1,000 tonnes of LCE in 2034. There is potential upside to other clay minerals supply given the vast resources in the US and the willingness of the Chinese government to expand domestic production. Supply is adapting in tandem and outpacing demand in the near term. Global mine supply in 2023 was 1042,869 tonnes LCE. Based on Fastmarkets’ view of global lithium projects in development, mine supply is forecast to increase from 1,304,617 in 2024 to 2,854,357 in 2034 – A CAGR of 8%. This potential growth in supply is restricted to projects that are ‘brownfield’ expansions of existing projects or ‘greenfield’ projects that Fastmarkets believes likely to reach production. Such projects are at an advanced stage of development, perhaps with operating demonstration plants and sufficient financing to begin construction. ‘Speculative projects’, which are yet to secure funding or have not commissioned a feasibility project, for example, have been excluded until they can demonstrate that there is a reasonable chance that they will progress to their nameplate capacity

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 133 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 Figure 16-3 Forecast mine supply ('000 tonnes LCE) Within the lithium industry, Fastmarkets have witnessed a stream of new development projects and expansions — incentivized by the high price regime during 2022 and early 2023 and backed by government policy and fiscal. Supply additions from restarts, expansions and greenfield projects started in 2023 and have led to rapid supply increases, particularly in China. What caught the market by surprise was the speed at which China’s producers responded to the 2021-2022 supply tightness. China rapidly developed its domestic lepidolite assets and imported DSO from central Africa. The combination of the planned increases and the more rapid Chinese response has created an oversupply situation. We are now in a situation where some new supply is still being ramped up, while at the same time some high-cost production is being cut. Most of the recent supply restraint has so far come from non-Chinese producers and we expect that trend to continue, but we are starting to see increasing production restraint in China. The net result is that there are no nearby concerns about supply shortages, although bouts of restocking could lead to short-term periods of tightness. Over the longer term, there is no room for complacency. Chinese production seems less prone to suffering delays — as shown with the ramp-up of domestic lepidolite and African spodumene projects. But in most cases, new capacity experiences start-up delays (such as issues with gaining permits, as well as labor, know-how and equipment shortages). 16.1.4 Lithium supply-demand balance At current spot lithium salt and spodumene prices, the industry is moving fairly deep into the cost curve. This has been an unwelcome development for miners and processors, particularly ex-China and those looking to bring new projects online. It is not only weak prices, but also the weaker demand outlook, that is causing a broad-based review, with some entities along the supply chain scaling back production and/or rethinking investment plans. Even some low-cost producers have made significant changes, which shows how difficult it must be for those higher up the cost curve. The change in investment plans by non-Chinese participants means China’s market dominance is set to continue and perhaps expand, at the expense on non-Chinese participants. This will have ramifications for those wanting to build supply chains that avoid China. Fastmarkets expects the emerging trend of reducing capital expenditure and cost reduction through efficiency improvements, changes to strategy, placing capacity on care and maintenance (C&M), and delaying or stopping expansion plans to make future supply responses harder. These risks exacerbating future forecast deficits, especially given that the whole market will be much larger, requiring a bigger effort from producers to bring meaningful supply additions online. | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 134 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 However, the low-price situation is not putting off all investors, with some new large-scale projects being pushed forward as new, well established, investors enter the arena, such as Rio Tinto and ExxonMobil. These projects should help tackle the projected future deficits. The supply restraint and investment cuts taking place now mean that Fastmarkets forecasts the market to swing back into a deficit in 2027. With low prices now delaying many new projects, it means there is greater risk that supply will fall short of demand in the last few years of the decade and into the early 2030s. Larger deficits from 2032 will be primarily due to less visibility in project development, but also the impact of a low- price environment over the next few years not incentivizing the necessary project development to service these forecast deficits. Our supply forecast is based on our current visibility on what producers are planning. As it will be impossible to have year after year of deficits, it means producers’ plans will change and how that unfolds will ultimately determine how tight, or not, the market ends up being. Supply is still growing despite the low-price environment and some production restraint. This has coincided with a period of weaker-than-expected demand growth. Ironically, the industry is still growing healthily; Fastmarkets expects demand growth from EVs to average 25% over the next few years, but this is slower than >40% growth in demand from EVs the market was used to in the early post-Covid years. The high prices in 2021-2022 triggered a massive producer response with some new supply still being ramped up, while at the same time some high-cost production is being cut, mainly by non-Chinese producers. The combination of weaker-than-expected demand at a time when supply is still rising means the market is likely to be in a supply surplus until 2026. The supply restraint and investment cuts does now mean that we forecast the market to swing back into a deficit earlier than we had previously expected, with tightness to reappear in 2027 rather than 2028. This could change relatively easily should demand exceed our expectations and supply expansion disappoint to the downside. For example, the forecast surplus in 2026 of about 72,000 tonnes LCE is only about 4% of forecast demand in that year. With low prices delaying many new projects, it now means there is greater risk that supply will fall short of demand in the last few years of the decade and into the early 2030s. Figure 16-4 Lithium supply-demand balance ('000 tonnes LCE) Source: Fastmarkets 16.2 16.1.4 Lithium prices Lithium prices reacted negatively to the supply increases that started in 2017, with spot prices for battery grade lithium carbonate, CIF China, Japan, Korea (CJK) falling from a peak of US$20/kg in early 2018, to a low of US$6.75/kg in the second half 2020. Demand recovery and the tightness in supply led to rapid price gains in 2021 and 2022. Spodumene prices peaked in November/December 2022 at more than US$8,000 per tonne and lithium hydroxide and carbonate at US$85 per kg and US$81 per kg, respectively. During this period of surging prices, companies along the supply chain built up inventory to protect themselves from further price rises. The CAM manufacturers were particularly aggressive at building inventory. It was not just about protecting against -500 0 500 1,000 1,500 2,000 2,500 3,000 3,500 4,000 20 22 20 23 20 24 f 20 25 f 20 26 f 20 27 f 20 28 f 20 29 f 20 30 f 20 31 f 20 32 f 20 33 f 20 34 f Total apparent demand Balance Total supply

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rising prices, but they were also seeing strong demand for batteries as EV sales were expanding rapidly and therefore, they needed higher inventories to cope with potentially another strong year of growth in 2023, which ultimately turned out not to be the case.

Prices decreased from the 2022 peak due to a significant producer response, exacerbated by the fast-tracking of lepidolite production in China and the shipping of DSO material from Africa, aggressive destocking and weaker-than-expected demand. Spodumene prices fell to US$4850 per tonne by the end of March 2023 – almost a 40% decline in 3 months. Purchasing strategies did not react quickly enough to the price drop in the early part of 2023, which saw companies continue to purchase material while their sales were falling, and as a result further inventory accumulated. As is common in falling markets, consumers, if they cannot hedge their inventory, tend to destock, which hits demand even harder, creating a downward spiral in prices and demand. By the end of 2023 spodumene and lithium carbonate prices had fallen by more than 85% and 80%, respectively since the start of the year.

The price rebound in 2024 was limited, with lithium carbonate prices after the Lunar New Year reaching US$14.25 per kg, compared with a low of US$13.20 per kg in March. Since then, prices have been on a downward trend, reaching US$10.61 in September, a fall of 30% since January 2024. The limited rebound and the fact that prices have dropped further to below US$11.00 per kg highlights just how weak the market has become. Despite the significant falls, prices are still well above the US$6.75 per kg low of 2020.

Spodumene has followed suit; after initially dropping to US$850 per tonne in January 2024, prices rebounded to US$1,232 in May, before falling back to US$742 in September. The low in 2020 was US$375 per tonne.

Fastmarkets is now waiting to see how much further prices need to fall to produce enough production cuts to rebalance the market.

Figure 16-5 Spodumene prices (6% lithia, spot, CIF China, US$/tonne


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Fastmarkets' forecast is for hydroxide and carbonate prices to average US$13.00 this year and then drop to US$11.50-12.00 in 2025. As these are annual average prices, this could lead to prices below US$10 per kg in 2025. Fastmarkets does not expect prices to fall to levels of the last trough in 2020, mainly for the following three reasons: first, China is still exhibiting relatively strong EV growth, whereas in 2020, EV sales were weak on 2019's subsidy cuts and due to the fallout from Covid; second, inflation has had a big impact on the mining sector over the past few years; and third, ESS is now a major part of the demand growth story.

Fastmarkets forecasts that spodumene prices will average US$1,812 per tonne between 2024 and 2034.

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For the purposes of the reserve estimate, Fastmarkets has provided price forecasts out to 2034 for the most utilised market price benchmarks. These are the battery grade carbonate and hydroxide, CIF China, Japan and South Korea (CJK) and spodumene 6%, CIF China. Fastmarkets recognizes that Albemarle's current operations are expected to continue for at least another 20 years, but due to a lack of visibility and the recent significant changes in the market, prices beyond 2034 are unusually opaque for an industrial commodity.

Post-2034, the continued growth of demand for lithium from EVs and ESS, will require a lithium price that continues to incentivize new supply additions leading to more balanced markets. The lithium price will need to exceed the production cost for new projects and provide an adequate rate of return on investment to justify development. Though, this will be helped by an established and accepted EV market, which will support the long-term lithium demand.

Fastmarkets has provided a base, high, and low case price forecast, to give an indication of the range of which prices could sit, depending on reasonable assumptions around potential impacts to the base case market balance.

In the base case, Fastmarkets expects prices to be underpinned by the market balance and given the time it takes for most Western producers to bring on new supply, the forecast deficits mean the market is likely to get tighter again towards the end of the decade and to remain tight. As the market gets bigger, the number of new projects needed to keep up with steady growth also increases, which is likely to be a challenge for producers.

The high-case scenario could pan out either if the growth in supply is slower than we expect or if demand growth is faster. The former could happen if project development outside of China and Africa continues to suffer from delays because of the low price, and if DLE technology takes longer to be commercially available. The latter could happen if the adoption of EVs reaccelerates or if demand for ESS grows faster. However, these would probably lift prices only in the short- and mid-terms, as additional supply capacity would be incentivized, and so bring prices back to more sustainable levels.

The spread between the base case and high-price scenario widens towards 2034, where Fastmarkets has reduced visibility on supply.

The low-case scenario could unfold if higher-cost supply remains price inelastic. This is most likely to involve Chinese producers. Alternatively, or possibly in tandem, low prices would be expected if a global recession unfolded. A further downside risk would result from a sharp drop-off in EV sales, perhaps consumers choosing to stick with petrol cars. A breakthrough alternative battery technology could also undermine lithium demand or boost it. A major geopolitical event involving China, would also be a huge concern for this market.

Fastmarkets recommends that a real price of US$1,300/tonne for spodumene SC6 CIF China should be utilized by Albemarle for reserve estimation. Recommended prices are on the lower end of Fastmarkets' low-case scenario.

These long-term prices and scenarios are presented in following graph, where 2024 has been assumed to be constant for clearer visualization.

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Figure 16-6 Spodumene long-term price forecast scenarios (6% LiO spot, CIF China, US$/tonne, real (2024))


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17. Environmental Studies, Permitting, and plans, negotiations or agreements local individuals or groups

The following sections discuss the available information on the Operation's environmental and social (E&S) aspects and the status of the Operation's approvals and permitting requirements.

Potential impacts on biodiversity and surface water resources, and the controlling of land disturbance, are the key local environmental concerns for the project. Potential impacts on public amenity (dust and noise emissions) and cultural heritage, and the engagement, participation and community development for the local community and indigenous people/ traditional owners (TOs), are the key local social concerns for the project.

Talison has undertaken an Operation E&S baseline and impact assessment in accordance with the local regulatory requirements. W

RPM conducted a site visit from 27 to 29 August 2024 to view the E&S conditions on the Greenbushes mine site and to conduct interviews with the local personnel on the E&S management of the site.

There are E&S values that may place limitations on the Operation. Continuously recorded elevated dust or noise levels may result in temporary modifications to some operational activities, and the existence of cultural heritage sites may result in exclusion zones within future project development areas.

There are potential future limits, constraints and obligations that may be difficult or costly to meet. These are associated with land access (including biodiversity offsets), meeting ambient noise/air quality requirements, maintaining zero surface water discharge, and meeting greenhouse gas emissions and Safeguard Mechanism obligations. Of these, meeting ambient noise/air quality requirements has the most potentially significant consequences for breaches. RPM considers that the identified potential future E&S constraints will require careful management if the proposed LOM plan is to be realized in the near to medium term.

There will be additional compliance costs associated with the key future project approvals and also with the Operation's future compliance under the Safeguard Mechanism ("SGM"). There is also a potential for additional compliance costs associated with the management of site dust and noise emissions.

17.1 Environmental Studies

The Operation has completed environmental baseline assessment, impact assessment and associated technical studies to support project approval applications, including studies related to:

- Biodiversity.
- Surface Water and Groundwater Resources.
- Materials Characterisation.
- Air Quality.
- Greenhouse Gas Emissions.
- Noise, Vibration and Visual Amenity.

17.1.1 Biodiversity

Flora and Vegetation

Several historical flora and vegetation assessments have been undertaken within the Operation mine lease areas between 2012 and 2022 by Onshore Environmental Consultants Pty Ltd (Onshore) including detailed assessments of the Mining Leases and MDE and reconnaissance surveys of the mine access road, proposed village, additional water storage areas and rehabilitation material stockpiles.

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 138 of 183 |

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| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 139 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 The dominant vegetation types comprise Jarrah (E. marginata) / Marri (C. calophylla) forest. There are no Groundwater Dependent Ecosystems (GDEs) within the MDE and no operational or closure impacts to GDEs have been identified. The extensive field assessments undertaken did not identify any Threatened Ecological Communities (TECs) listed under the Commonwealth Environment Protection and Biodiversity Conservation Act 1999 (EPBC Act) or the Western Australian Biodiversity Conservation Act 2016 (EPBC Act), or State-listed Priority Ecological Communities (PECs) within the Greenbushes mining leases and MDE. One (1) Environmentally Sensitive Area (ESA) was identified within tenement M 01/3 approximately 560 m west of the south-west boundary of the MDE. The ESA incorporates a winter-wet dampland supporting a population of Threatened Flora Pink Spider Orchid (Caladenia harringtoniae). No threatened flora listed under the Federal or State legislation have been recorded within the MDE. One “priority 4”2 Wattle species (Acacia semitrullata) was recorded in M 01/3, M 01/6 and M 01/7, within the northwest and central-southern sector of the MDE, adjacent to State Forest. The is a relatively high diversity of weeds within the MDE and surrounding area which reflects the long mining history of the Greenbushes area and close proximity to surrounding agricultural land. Three Declared Plants listed under the Biosecurity and Agriculture Management Act 2007 (BAM Act) have been recorded in the MDE. Talison undertakes an annual program of weed control to prevent increases in weed abundance and diversity within the MDE. Areas of Dieback (Phytophthora cinnamomi) have been identified within the MDE and this is managed through the Disease Hygiene Management Plan. Fauna and Habitat Numerous terrestrial fauna studies have been undertaken within the Operation area, from 2011 to 2022 covering vertebrate fauna, short-range endemic (SRE) fauna and subterranean fauna. Specific targeted surveys have been conducted for conservation of significant species including black cockatoos and the Western Ringtail Possum. The following fauna species listed under the EPBC Act and/or BC Act, or listed as “Priority” species in WA have been recorded in the MDE: ▪ Mammals: − Western Quoll / Chuditch (Dasyurus geoffroii) – listed as Vulnerable under the EPBC Act and the BC Act. − Wambenger Brush- tailed Phascogale (Phascogale tapoatafa wambenger) – listed as Conservation Dependent under the BC Act. − Southern Brown Bandicoot (Isoodon fusciventer) – listed as Priority 4 (P4). − Western Brush Wallaby (Notamacropus irma) – listed as P4. − Western Ringtail Possum (Pseudocheirus occidentalis) – possibly recorded through secondary evidence – listed as Critically Endangered under the EPBC Act and the BC Act. ▪ Birds: − Baudin’s Cockatoo (Calyptorhynchus baudinii) – listed as Endangered under the EPBC Act and the BC Act. − Carnaby’s Cockatoo (Calyptorhynchus latirostris) – listed as Endangered under the EPBC Act and the BC Act. − Forest Red-tailed Black Cockatoo (Calyptorhynchus banksia naso) – listed as Vulnerable under the EPBC Act and the BC Act. 2 Identified by the Western Australian environmental regulator as of conservation concern, but not listed for protection under legislation. | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 140 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 Talison has developed and are implementing a Conservation Significant Terrestrial Fauna Management Plan (CSTFMP), to manage the Operation’s conservation significant fauna. Talison is also required under the current Operational approval to offset the residual impact to 350 ha of habitat for Black Cockatoo, Chuditch, Numbat, Brush-Tailed Phascogale/Wambenger and Western Ringtail Possum. The SRE assessment concluded that the SRE habitat zones (Jarrah/Marri forest and Jarrah/Marri forest over Banksia) present in the Operational area is well represented outside the MDE, and that it is reasonable to assume that the potential SRE fauna present within the MDE may also occur within the surrounding area. No aquatic fauna has been recorded in the MDE. However, the monitoring of regional aquatic fauna diversity and abundance is undertaken as part of annual Creek line Studies, required under the Operation’s Mine Operating Licence. The shallow superficial aquifers within the MDE may provide suitable habitat for subterranean fauna depending on the extent and saturation of the aquifers. However, the aquifers are unlikely to support rich subterranean fauna communities. The superficial aquifers are expected to have very limited potential habitat for troglofauna due to likely filling of subterranean spaces, the limited extent of the aquifers and their historic reduction due to dredging for tin mining. 17.1.2 Surface Water A hydrological assessment was undertaken by GHD in 2019 together with an assessment of surface water characterisation and flood risk assessment. Hydrological Setting The Greenbushes region has a Mediterranean climate, with warm dry summers and cool wet winters, with average annual rainfall of 820 mm, mainly falling between April and September. The majority of the MDE is located in the Middle Blackwood Surface Water Area, within the Norilup Brook sub-area, the upper reaches of the Hester Brook sub-area and the upper reaches of the Woljenup Creek sub-area. Watercourses within these sub-areas are all tributaries of the Blackwood River. The Blackwood River Catchment is the largest in the Southwest of WA. It covers an area of approximately 13,720 km2, arising some 300 km inland of where it discharges to the Hardy Inlet in Augusta. The MDE is not located within a proclaimed surface water area under the WA Rights in Water and Irrigation Act 1914 (RIWI Act). A minor intersect (approximately 100 m wide) occurs between the northern boundary of the MDE and the Greenbushes Public Drinking Water Source Area although no mining activity is proposed within this area. Local Catchment Characteristics There are two sub-catchments in the Operation. The Norilup Brook sub-catchment area and the Hester Brook sub-catchment. The Woljenup Creek watercourse originates within the TSF 4 footprint within the MDE and drains in a southerly direction. It discharges to the Blackwood River approximately 5 km downstream of the MDE. The local surface water ultimately drains to Hester Brook, via Floyds Gully and Saltwater Gully. Downstream surface water users consist of private rural holdings and State Forest 20. Typical water use is for stock, pasture, and garden irrigation. Norilup Brook and Waljenup Creek are not relied upon as a water resource, and the higher salinity of Hester Brook indicates potential for seasonal stock water use only. The two major catchments within the MDE are the Western Catchment (located within the Norilup Brook sub-catchment) and the Eastern Catchment (located within the Hester Brook sub-catchment. Surface Water Storage and Quality Water is stored in a series of dams and pit voids within the MDE (Section 15.3). During winter overflow periods, excess water within the western sub-catchment is directed towards the Cowan Brook Dam, which can overflow to Norilup Brook and subsequently, the Blackwood River however permit conditions currently do not authorize overflows (discharges) to occur from Cowan Brook Dam and Southampton Dam.

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 141 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 The Norilup Brook watercourse is fresh (500 -1,500 μS/cm), while the Hester Brook watercourse has elevated salinity (1,000 - 5,000 μS/cm). Surface water quality is currently monitored at 60 surface water sites around the operations. Monitoring frequency varies, however a subset of the 60 monitoring sites are required to be monitored on a quarterly basis as part of the Mine Operating Licence conditions. The collected water quality data is reviewed and reported on an annual basis within the Annual Environmental Report (AER). The following key water surface quality trends have been identified based on review of monitoring data: ▪ Water quality in the mine water circuit has been declining (increasing metals); however, management measures have sufficiently controlled discharges of poor-quality water from the site, in line with the relevant Licence water quality limits. ▪ Surface water from Floyds WRL reports higher concentrations of lithium, sulphate and nickel, compared to other undisturbed areas of the eastern catchment. As such, expansion of Floyds WRL presents a higher risk of downstream water quality impacts. Surface water in the western catchment is stored in several dams that are part of the mine water circuit and that are impacted by mine waters; the Clean Water Dam, Austin’s Dam, Southampton Dam and Cowan Brook Dam. Water from within the western catchment is currently not permitted to be discharged outside the MDE. The eastern catchment contains Floyds WRL which impacts the surface water. Discharges are permitted from Floyds Gully (below Floyds WRL) to Salt Water Gully which flows to the Hester Brook and onto the Blackwood River. Water quality monitoring at locations adjacent to Floyds WRL currently indicates surface water concentrations of arsenic (0.005-0.010 mg/L) and lithium (0.9-1.3 mg/L) below irrigation water quality guidelines. Site Flood Risk Assessment In 2020, GHD undertook numerical modeling of flooding within the MDE to assess the risk of flooding within the Mine. The modeling indicates that: ▪ Flooding over the MDE will be confined to Mine pits, dams and depressions in the TSFs and otherwise be in localized pockets within the MDE. ▪ The MDE is not subject to significant flooding from any creek lines or drains, thus any flood runoff is limited to that generated from the MDE sub catchments rather than from off-site catchments. ▪ Flood water levels within and adjacent to the mine pits will not result in overtopping of the abandonment bund (i.e. flood waters will not flow into or out of the mine pits). Based on the modeling results, the MDE is not expected to be at a high risk of flooding and therefore unlikely to impact mine operations or the closure landforms. 17.1.3 Groundwater In 2018 GHD completed a hydrogeological assessment of the MDE together with an assessment of dewatering for the expanded open cut. There are no significant groundwater resources in the Greenbushes area. The Archaean host rocks of the Greenbushes region are generally considered as relatively low-yielding groundwater sources. The permeability of the fresh fractured rock and the saprolite clays within the mine area is very low, and the rate of ingress of groundwater into the existing Cornwall pit is low (at around 5 L/s). As such, mine dewatering is made through in pit sump pumping. Groundwater quality is variable across the site, with the following generalized groundwater water quality: ▪ pH ranges from to 5.5 to 6.5 (slightly acidic). | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 142 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 ▪ Chloride concentrations range from 300 to 3,000 mg/L, commensurate with similar sodium concentrations. ▪ Lithium concentrations ranging from below limits of reporting up to 0.2 mg/L. ▪ Other metals are generally below detection limit, excluding Arsenic, Nickel, manganese (Mn), iron (Fe), phosphorus (P), with lesser occurrences of cobalt (Co), cadmium (Cd), which from time to time exceed the guidelines (Australian and New Zealand Environment and Conservation Council [ANZECC] drinking water and/or fresh water guidelines). Groundwater quality from TSF 4 seepage monitoring (i.e. located down hydraulic gradient within the flow path of the existing TSF 1 and TSF 2), has the following generalized water quality: ▪ Near neutral pH. ▪ Dominated by sodium (45 to 248 mg/L) and bicarbonate (92 to 591 mg/L). ▪ Variable chloride concentrations (46 to 326 mg/L) ▪ Variable sulphate concentrations (10 to 50 mg/L). ▪ Lithium concentrations less than 0.1 mg/L. Groundwater quality monitored from sites to the north-east, east and south-east of the Floyds WRL has water quality reflective of background groundwater conditions. 17.1.4 Waste Rock and Tailings Characterisation Numerous historical waste rock and tailings characterization studies have been undertaken for the Operation. GHD has completed the following recent materials characterization study for the Operation, which included a review of the historical waste rock and tailings characterization studies: ▪ 2018 Talison Assessment of Acid and Metalliferous Drainage. ▪ 2019 Talison Leaching Study – Stage 2 AMD Testing. ▪ 2022 Waste Rock Landform Leaching Risk Assessment. ▪ 2023 Short Term Tailings Leach Testing Results (LEAF 1313-1314). Waste Rock Characterization The waste rock characterization studies show that the waste rock is predominantly Non-Acid Forming (NAF), with the average sulfur concentration within the waste rock being low (0.04%). Elevated sulfur concentrations are generally associated with contacts of the pegmatite ore and waste rock or where inclusions of dolerite occur as pods within pegmatite material. There is some potential for low volumes (estimated to be 1%) of Potentially Acid Forming (PAF) waste rock to occur where the sulfur concentration is greater than 0.3%. Talison implements a Waste Rock Management Plan and Environmentally Hazardous Waste Rock Management Procedure for the Operation. Waste rock is monitored for the presence of PAF sulfides and waste containing greater than 0.25% is selectively handled and co-located with calcite veined amphibolite within internal areas of Floyds WRL to prevent the formation of Acid Mine Drainage (AMD). Geochemical testing of the waste rock to determine short and long-term weathering effects on trace-sulfides has supported the use of this cut-off for management of sulfides. Long-term kinetic tests have been undertaken on seven waste rock samples over a two-and-a-half-year period. The tests include column leach testing and analysis of the leach waters as well as sulfur analysis. The results indicate that there is a large excess of acid neutralizing capacity (ANC) compared with potential acid production (MPA) for the waste rock. The results also indicate that after an initial period of sulphate production derived from granofels rock, the rates of sulfur oxidation and bicarbonate production stabilized resulting in circum-neutral pH. This indicates there is an excess of carbonate (as confirmed through ANC tests) which appears to be adequate to neutralize acid produced by sulphide weathering in the long term. The 2019 leaching study showed that the leaching and mobilization of metals under acidic conditions should not occur within the waste rock given that the risk of net acid production is considered low to negligible. The

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 143 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 leachable analysis indicates there is potential for leaching of some metals from waste rock under neutral pH conditions. Arsenic and antimony may leach at concentrations above drinking water or irrigation water guidelines. An assessment of the physical characteristics of the four waste rock types (dolerite, amphibolite, granofels and pegmatite), show that the hardness recorded as being strong to very strong under the International Society for Rock Mechanics hardness codes system. Based on the hardness and mineralogy of the waste rocks, the lack of weathering observed on exposed rock faces and the limited timeframe for exposure prior to covering with caprock and vegetation, the vulnerability of waste rock to accelerated weathering is expected to be low. Tailings Characterization The tailings characterization studies show that the tailings are NAF, with the average sulfur concentration within the tailings being low (average 0.04%). The cumulative tailings leaching results supports that the tailings solids should not contribute to dissolved metals at concentrations above the relevant guidelines (freshwater aquatic and drinking water) once the residual decant is flushed from the pore spaces. In addition, the risk of elevated concentrations of saline drainage leaching from the tailings is considered low. Soils Being an operational site, Greenbushes has already disturbed ground and has salvaged and stockpiled topsoil. The Operation Mine Closure Plan (MCP) has identified the availability and suitability of topsoil stockpiled for use in rehabilitation activities. The following three general soil profiles have been defined within the MDE: ▪ Lateritic crests and upper hill slopes (topsoil). ▪ Lateritic mid and lower slopes (subsoil). ▪ Sandy lower slopes and flats (subsoil). These soil profiles range in depth from 450 mm to 1,100 mm and are underlain by laterite caprock. Two soil types within the MDE have been characterized as ironstone gravelly soils and pale sands. In 2020, Landloch Pty Ltd (Landloch) completed the study - Greenbushes Erodibility Testing and Erosion Modelling, which assessed the physical characteristics of topsoil, subsoil and caprock samples for use on Floyds WRL. Landloch found that the topsoil, subsoil and caprock materials are prone to structural decline, with a very high fine sand, silt and clay fraction. The caprock also had very low salinity and a high Exchangeable Sodium Percentage (ESP), with potential for dispersion that could be ameliorated by addition of gypsum. Landloch considered the materials to have reasonable fertility, though the materials would benefit from addition of nitrogen and the topsoil/subsoil would benefit from addition of sulfur. Landloch recommended that Floyds WRL berms use hard, non-dispersive waste rock on the outer crest of the berms and crest bund of the waste dump to mitigate the risk of tunnel erosion. A review of the Australian Soil Resource Information System (ASRIS) indicates that there is ‘Extremely low probability of occurrence’ of Acid Sulphate Soils within the majority of the MDE. This is with the exception of one area in the location of the TSFs (including TSF 4) which is classified as ‘High Probability of Occurrence’. This area is not considered a high risk for exposure of these soils as the majority of the zone classed as ‘High Probability of Occurrence’ occurs within the area covered by TSF 1 and TSF 2 therefore will not require disturbance. Excavation works within TSF 4 will be limited and any excavation undertaken will be filled with tailings, waste rock or clay soon after, limiting the potential for oxidation to occur. No specific assessment or management of Acid Sulphate Soils is therefore proposed. | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 144 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 Radioactive Materials In 2018 and 2019, Talison and GHD completed an assessment of the radioactive materials for the Operation. The pegmatite ore contains trace elements of uranium and thorium which are typically below detectable limits. Uranium and thorium are present as the minerals uranium microlite and uraninite and concentrated through the processing plants at detectable levels. The AMD testing indicates the content of uranium and thorium is on average less than the average abundance in the Earth’s crust. The Stage 2 AMD testing included radioactivity screening of waste rock and pegmatite materials. The radioactivity screening data indicates that levels of radioactivity are below the limit of reporting, and which is deemed safe at 0.5 Becquerel per gram (Bq/g). Low levels of radioactivity are associated with the pegmatite materials (average 1.5 Bq/g) and the tailings samples (average 0.8 Bq/g). The radioactivity levels are considered below that which poses an unacceptable risk, and which requires on site management. Within the tailings decant, the radioactivity levels are below the ANZECC Irrigation and Drinking Water Guidelines. Studies into the potential for radionuclides within the waste rock and ore samples have returned results that show trace levels that are below trigger values. However, where there is a potential for personnel exposure to radionuclide-contaminated dust, personnel are provided with powered air-purifying respirators (PAPR) or P3 respirators. Ongoing water monitoring for Radium-226 (Ra-226), and Radium-228 (Ra-228) is undertaken in accordance with the Operation Mine Operating Licence. Talison also operates the Operation in accordance with an approved Radiation Management Plan (RMP), prepared in accordance with the DEMIRS Health and Safety requirements. 17.1.5 Air Quality Talison has been monitoring air quality since 1999. These results have found that the Operation has the greatest influence on local air quality (dust emissions), followed by surrounding agricultural activities. The key local sensitive receptors for the Operation’s air emissions are the town of Greenbushes, located on the northern boundary of the MDE and several rural residences nearby. The Greenbushes primary school is located approximately 100 m north of the Cornwall pit and has been identified as a key local sensitive receptor monitoring site. Dust emissions are currently minimized through the implementation of the Dust Management Plan and regulated through the EP Act Part V Mine Operating Licence (L4247/1991/13) The Dust Management Plan provides a dust management framework with abatement measures for normal operations (current and expanded operations) and construction activities related to the expansion, to reduce dust impacts on the surrounding environment and at nearby sensitive receptors. Conditions of the license include continuous dust monitoring (PM10 – particulate matter less than or equal to 10 microns in diameter), at two locations, the northern boundary (between the mine and Greenbushes), and the southeastern boundary (between Floyds expansion and the Southwestern Highway). The limit values placed on these two sites are PM10 (24-hour average) of 50 μg/m3. Any exceedances of the PM10 Licence limit at this location are required to be reported to DWER as soon as practicable but no later than 5pm the next working day. The trigger values for management response actions are PM10 (15-minute rolling average) of 100 μg/m3. These management response actions comprise conducting an investigation to determine any potential causes of the trigger value exceedance, and where the dust source is identified, implement immediate dust abatement measures, including but not limited to the application of additional dust suppression methods at the dust source. Talison has a Trigger Action Response Plan in place for air quality. The average maximum 24-hour PM10 concentration based on monthly average monitoring results since monitoring commenced is 2 μg/m3. Seasonal trends are evident in the monitoring results with the average maximum 24-hour PM10 concentration during the winter months being around 17 μg/m3 and increasing to around 35 μg/m3 during the summer months. There are currently no reported exceedances of the Mine Operating Licence limit of PM10 (24-hour average) of 50 μg/m3, or the trigger values for management response actions are PM10 (15-minute rolling average) of 100 μg/m3. However, historically there have been rare exceedances that have been attributed to other external dust sources, such as bushfires and earthworks.

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 145 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 17.1.6 Greenhouse Gas Emissions The Operation’s Greenhouse Gas (GHG) Scope 1 emissions (direct site emissions) for the 2021-2022 financial year (FY) were 47,170 tonnes carbon dioxide equivalent (tCO₂-e), and the annual Scope 2 GHG emissions (indirect emissions through off site energy usage) were 109,320 CO2-e. The combined Scope 1 and Scope 2 GHG emissions for the 2021 - 2022 FY were 156,490 t CO2-e. Overview of the Safeguard Mechanism The Safeguard Mechanism was first legislated in 2014 and came into effect on 1 July 2016 through the National Greenhouse and Energy Reporting (Safeguard Mechanism) Rule 2015 (Safeguard Rules). In July 2023, the Australian Government reformed the mechanism, with the latest updates published in April 2024, to drive emissions reductions across Australia’s largest industrial facilities. These reforms are aimed at helping Australia meet its climate targets and maintain competitiveness in a decarbonizing global economy. The Safeguard Mechanism applies to facilities reporting over 100,000 tCO₂-e (Scope 1) annually under the National Greenhouse and Energy Reporting (NGER) Scheme. Such facilities, termed "Designated Large Facilities," must adhere to emissions intensity baselines set by the Clean Energy Regulator (CER), with the mechanism’s stated purpose being to provide "a framework for Australia's largest emitters to measure, report, and manage their emissions." A facility’s emissions intensity baseline is the reference point against which net emissions are assessed. Net emissions are the covered emissions from the operation of the facility plus any Australian Carbon Credit Units (ACCUs) issued in relation to abatement activities occurring at the facility, less any ACCUs or Safeguard Mechanism Credits (SMCs) surrendered for the facility, for that year. A facility’s Safeguard Mechanism baseline represents a legislated cap on its allowable Scope 1 emissions for each reporting period, spanning 1 July to 30 June annually. Facilities that exceed their baseline emissions without exceptional circumstances such as natural disasters —are required to surrender offsets, namely ACCUs, each equivalent to one tCO₂-e, to bring their net Scope 1 emissions back within the baseline. Impact of the Safeguard Mechanism on Greenbushes The recent updates to the Safeguard Mechanism apply specific baseline emissions requirements to "existing facilities"—those operational before 1 July 2023. Consequently, Greenbushes Lithium applied to the CER for a site-specific Emission Intensity (EI) determination “existing facility” and subject to specific baseline emissions calculations and reduction requirements under the mechanism. Under the reformed Safeguard Mechanism, existing facilities are required to reduce their baseline emissions by 4.9% annually, beginning from the 2023-2024 financial year, to support Australia’s decarbonization goals. This decline rate is scheduled to continue through 2030, after which new five-year decline rates will be established in alignment with Australia’s Nationally Determined Contributions (NDC) under the Paris Agreement. RPM has projected a consistent 4.9% decline rate through 2035, pending future updates. RPM utilized a report from RepuTex Energy, published in August 2023 for the Climate Change Authority, titled "Modelling Results & Impacts: Australian Carbon Credit Unit Market Analysis," to forecast ACCU prices through 2035. Data provided to RPM ▪ Talison Group High-Level Forecast 2024 v8 ▪ Greenbushes Safeguard EI Determination BOP FINAL (3264087) ▪ Greenbushes Site-Specific Emission Intensity Calculation Workbook_V2 ▪ Safeguard Mechanism – EID Application (signed) RPM reviewed Greenbushes' ACCU liability calculations, using provided data and independent emissions projections under the Safeguard Mechanism. RPM’s analysis indicated a % higher ACCU liability than Greenbushes’ forecast. This discrepancy is deemed non-material and aligns with expected ACCU price | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 146 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 trends and the annual 4.9% baseline reduction, supporting Greenbushes’ compliance strategy under the Safeguard Mechanism through 2035. 17.1.7 Noise, Vibration and Visual Amenity Noise and Vibration The existing noise environment within the vicinity of the MDE is dominated by the operations and traffic on the South Western Highway. The primary noise sources that have been identified at the Operation include blasting, operation of mining equipment and vehicles, rock breaking on the ROM, crushing and processing activities. Due to the mine being in close proximity to sensitive receptors (i.e. primarily the Greenbushes town), the Operation does not meet the noise limits specified by the Environmental Protection (Noise) Regulations 1997 (Noise Regulations). Approval to exceed the specified limits has been granted through the Environmental Protection (Talison Lithium Australia Greenbushes Operation Noise Emissions) Approval 2015 (referred to as Talison Regulation 17 Approval). GAM’s tantalum operations also operate under an identical approval Environmental Protection (Global Advanced Metals Greenbushes Operation Noise Emissions) Approval 2015 and as a result, when both companies are operating, the combined noise emissions can’t exceed the noise limits specified below: ▪ A highly sensitive area: − 0700 to 1900 hours all days – 71 dB. − 1900 to 2200 hours all days – 69 dB. − 2200 to 0700 hours all days – 68 dB. ▪ A noise-sensitive premise other than a highly sensitive area / Commercial premises – All hours – 80 dB. Monitoring and management of noise emissions is currently undertaken in accordance with a Noise Management Plan (NMP) to prevent exceedance of the Regulation 17 Approval Limits. In accordance with the NMP continuous noise monitoring is undertaken at the ‘Sound Wall’, a noise bund, originally established at the northern end of the MDE, to reduce noise impact when mining and processing activity was occurring closer to the Greenbushes townsite. Measured noise levels have started to increase over the past two years as a result of increased mining activity and construction of new processing infrastructure at the mine but are still well within the Regulation 17 Approval limits. RPM notes the current Mine Operating Licence (L4247/1991/13) does not specify any noise emission or vibration monitoring limits or triggers, but it does specify two noise quality monitoring locations, the northern boundary noise bund, and a blast monitor within the Greenbushes townsite. RPM also notes that NMP also refers to an interval vibration threshold trigger of 0.15 mm/sec. Herring Storer Acoustics (HSA) developed and maintain the initial “SoundPlan” noise model for the Operation which is used to predict the likely noise levels. In 2018, An update to the noise model and acoustic assessment was undertaken by HSA to predict noise levels associated with the Operation. Modeling results indicated noise levels from the Operation currently comply with the criteria specified in the Talison Regulation 17 Approval, and that with continued implementation of management measures and the installation of the extension of the Sound Wall between the Mine and the townsite of Greenbushes, compliance can also be achieved for the expanded Operation. Light and Visual Amenity The Operation light emissions to the Greenbushes townsite are obscured from the town by the safety/sound barrier. However, some rural residences to the south and east of the Operation may be potentially subject to the Operation light emission impacts.

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 147 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 Several rural residences located east of the MDE are subject to visual amenity impacts (primarily from Floyds WRL). This is addressed in the Operation’s Ministerial Statement approval (MS 1111), which requires the following visual amenity management measures: ▪ Progressive rehabilitation of the Floyds Waste Rock Landform occurs over the life of the project to achieve a stable and functioning landform that is compatible with the end land use. ▪ Undertake operations in a manner that minimizes visual impacts (including but not limited to light spill) from implementation of the proposal on land, as far as practicable. ▪ Prepare a Visual Impact Management and Rehabilitation Plan that: − Identifies land within a 5 km radius of the Floyds WRL from which the mine expansion is visible. − Detail the screening and rehabilitation practices to be implemented over the life of the operations (including, but not limited to, the planting of indigenous vegetation) for Floyds WRL. − Specifies the short- and long-term measures to be taken to address visual impacts from Floyds WRL. − Specifies the short- and long-term measures to be taken to address light spill from nighttime operational work. − Specifies management actions and timeframes for the implementation of all screening and rehabilitation measures. 17.2 Environmental Management The Company operates under an Environmental Management System (EMS) that is certified to the International Standard ISO 14001:2015 Environmental Management Systems requirements. The following are the key management plans that fall under the EMS and are currently being implemented by Talison: ▪ Dust Management Plan. ▪ Conservation Signifiant Terrestriel Fauna Management Plan. ▪ Disease Hygiene Management Plan. ▪ Visual Impact Management and Rehabilitation Plan. ▪ Compliance Assessment Plan. ▪ Heritage Management Plan. ▪ Noise Management Plan. ▪ Water Management Plan. ▪ Waste Minimization and Management Plan. ▪ Integrated Pest Management Plan. ▪ Integrated Mining and Rehabilitation Plan. ▪ Hydrocarbon Management (Storage, Disposal and Maintenance and Cleanup Plans). ▪ Emergency Management Plan (and location-specific Emergency Response Plans). ▪ Waste Rock Management Plan. 17.3 Mine Waste and Water Management 17.3.1 Waste Rock Management Waste rock from the Central lode pit is hauled to Floyds WRL or used for approved construction of other landforms (e.g. TSF 4 embankments). Floyds WRL is currently approved to a maximum 330 m AHD. The Operation’s waste rock is managed under a Waste Rock Management Plan and Environmentally Hazardous Waste Rock Management Procedure. Waste rock with a sulphide content greater than 0.25% | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 148 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 or with a content greater than 1.000 ppm, is segregated and co-located with calcite veined amphibolite within internal areas of Floyds WRL to prevent the formation of AMD. The Waste Rock Management Plan also includes erosion and sedimentation control measures. The embankments of the Floyds WRL are progressively rehabilitated through re-grading to 18 degrees and covered with topsoil. 17.3.2 Tailings Management Four TSFs have been constructed within the MDE (Section 15.11) and the current operational status for these are summarized below: ▪ TSF 1 – put into care and maintenance in 2006. Talison proposed to commence with the remining of tailings in TSF 1 in 2022, with completion planned for the end of 2026. In 2024 Talison also proposed that backfilling of TSF 1 with mine waste rock was to be undertaken after the remining, and that TSF 1 was to be repurposed for the construction of mine infrastructure, including an ore sorter, conveyor system and lay-down area. ▪ TSF 2 – deposition was completed in December 2023 and the facility is not currently operational. ▪ TSF 3 – decommissioned facility which, in 2011 was capped with clayey soil and rehabilitation trials were established (i.e. where the upper surface was shaped, ripped, and seeded). ▪ TSF 4 – current operational TSF at the Greenbushes Mine as part of the mining operations. Talison also proposes to develop TSF 5 and is undertaking a site assessment and selection study which is expected to be completed by early 2025. The operational TSFs are managed through Talison’s Operating Manual for Tailings Storage Facilities. The TSFs are designed, constructed and operated in accordance with the Australian National Committee on Large Dams (ANCOLD) ‘Guidelines on Planning, Operation and Closure of Tailings Dams (2019)’, and the relevant WA regulatory requirements. 17.3.3 Surface Water Management The Operation is reliant on surface water for water supply and operates under a Water Management Plan (WMP). The site water management operates on closed system, with several water storage dams as set out in Section 15.3. Decant water is also collected from the operating TSFs. Other surface water flows are captured through the site drainage system and sedimentation ponds. A Water Treatment Plant (WTP) is located at the Clear Water Dam for the treatment of lithium and arsenic in the collected surface water. Treatment is through reverse osmosis. Surface water quality and dam water levels are monitored in accordance with Mine Operating Licence L4247/1991/13. 17.3.4 Groundwater Management As there are no significant groundwater resources in the Greenbushes area and groundwater is not a resource for the Operation, there are minimal groundwater management requirements for the LOM plan. The key groundwater management measure for the Operation is groundwater water quality through the Operation groundwater monitoring network. Groundwater monitoring focuses on the potential contamination to groundwater through TSF/WRL seepage, overflows from the water circuit, and through spills of chemicals or hydrocarbons. Groundwater quality is monitored in accordance with Mine Operating Licence L4247/1991/13. 17.4 Operation Permitting and Compliance 17.4.1 Legislative Framework The primary project approvals are governed by the following Commonwealth (federal) and the Western Australian (WA) State legislation:

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- Commonwealth:
  - Environment Protection and Biodiversity Conservation Act 1999 (EPBC Act) – a Controlled Action under the EPBC Act includes activities or projects that have (or are likely to have) a significant impact on a Matters of National Environmental Significance (MNES).
  - Native Title Act 1993 (NT Act) – albeit noting that native title is extinguished over the Operation Mining Leases and surrounding areas through the South-West Native Title Settlement.
- State (WA):
  - Mining Act 1978 (Mining Act).
  - Environmental Protection Act 1986 (EP Act) – Part IV (Project assessment and approvals) and Part V (Project regulation and operational permitting and clearing of native vegetation).
  - Aboriginal Heritage Act 1972 (AH Act).

In addition to the above primary environmental and social legislation, secondary approvals and permits are also required under the following State legislation:

- Biodiversity Conservation Act 2016 (BC Act).
- Conservation and Land Management Act 1984 (CALM Act).
- Contaminated Sites Act 2003 (CS Act).
- Dangerous Goods Safety Act 2004 (DG Act).
- Health Act 1911 (Health Act).
- Environmental Protection (Noise) Regulations 1997 (Noise Regulations).
- Work Health and Safety Act 2020.
- Radiation Safety Act 1975 (RS Act).

The MDE is not located within a proclaimed groundwater or surface water area therefore no approvals are required under the Rights in Water and Irrigation Act 1914 (RIWI Act).

17.4.2 Standing Key Operation E&S Approvals and Licenses/Permits Approvals

Summary of Current Key Operation E&S Approvals and Licenses/Permits

The E&S approvals and the licenses/permits for Greenbushes are summarized below in Table 17-1.

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Table 17-1 Current Key Operation E&S Approvals and Licenses/Permits

Legislation	Approval Document Type / Description	Approval Document No.	Approved	Expiry
EPBC Act	Controlled Action	EPBC 2018/8206 EPBC 2013/6904	14 November 2019 15 November 2016	1 November 2060 31 December 2037
EP Act Part IV	Ministerial Statement	MS1111	19 August 2019	N/A
EP Act Part V	Mine Operating Licence	L4247/1991/13	14 December 2013 (Amended – 1 August 2024)	13 December 2026
	Works Approval	W6283/2019/1	2 April 2020	1 April 2028
		W6618/2021/1	8 March 2022	7 March 2026
		W6773/2023/1	26 April 2023	25 April 2026
		W6795/2023/1	28 June 2023	28 June 2026
		W6832/2023/1	17 November 2023	17 November 2026
		W6835/2023/1	21 November 2023	20 November 2026
		W6843/2023/1	5 December 2023	4 December 2026
		W6849/2023/1	20 March 2024	19 March 2029
		W6901/2024/1	22 July 2024	22 July 2029
	Permit to Clear Native Vegetation	CPS 5056/2	6 December 2014	27 December 2026
		CPS 5057/1	18 August 2012	27 December 2026
		CPS 9740/1	24 September 2022	24 September 2037
		CPS 9746/1	8 October 2022	8 October 2027
Mining Act[3]	Mining proposal - Temporary Accommodation Camp	115051	9 February 2023	N/A
	Greenbushes Lithium Operation Cowan Brook Dam Raise and Accommodation Village Mining Proposal - Revision 1 Version 2	115689	13 June 2023	N/A
	Greenbushes Lithium Operation – Tailings Facility #4 and Re-Mining Tailings Facility #1 Mining Proposal – Revision 6 Version 2	119573	30 August 2023	N/A
	Mining Proposal and Mine Closure Plan, December 2023 (Main Operations)	120114	14 December 2023	N/A
	Talison Greenbushes Project - Solar Array and RMS Haul Road - Revision 0 Version 1	121641	14 May 2024	N/A

[3] Authorisations listed for the Mining Act are a subset only showing the most recent authorisations granted to Talison, not the full list of valid authorisations.

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This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPMGlobal USA Inc 2025

Legislation	Approval Document Type / Description	Approval Document No.	Approved	Expiry
	Greenbushes Lithium Operation Cowan Brook Dam Raise and Accommodation Village Mining Proposal Revision 2, Version 1	122355	24 May 2024	N/A
	Mining Proposal Part 2: Talison Greenbushes - Temporary Water Pipeline - Rev 0 Ver 1	124309	11 July 2024	N/A
	Greenbushes Lithium Operation 10 year Mine Plan Mining Proposal, Revision 2, Version 4, 21 December 2023 (revised on 8 July 2024)	122334	12 July 2024	N/A

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EPBC Act Referral and Approval

The expansion of the Operation was referred to the Department of the Environment and Energy (now Department of Climate Change, Energy, the Environment and Water (DCCEEW) on 9 May 2018 for assessment under the EPBC Act. It was determined to be a Controlled Action due to potential significant impacts on the following listed threatened species:

- Carnaby's Black- Cockatoo (Calyptorhynchus latirostris).
- Forest Red-tailed Black-Cockatoo (Calyptorhynchus banksii).
- Baudin's Black- Cockatoo (Calyptorhynchus baudinii).
- Chuditch (Dasyurus geoffroii).
- Western Ringtail Possum (Pseudocheirus occidentalis).
- Pink Spider Orchid (Caladenia harringtoniae).

The action was approved on 14 November 2019 through issuing of the approval notice – EPBC 2018/8206.

Native Title Act

Most of the mining tenure for the Operation was granted in 1983 and, therefore, predates the future act provision as defined under the Native Title (NT) Act. Further, Native Title over the Operation and surrounding region was extinguished through the Southwest Native Title Settlement between claimants and the WA Government. However, Talison has identified the former local native title groups as key stakeholders for the Operation and has established heritage agreements with them.

The MDE occurs within the following former Native Title Claim areas:

- South West Boojarah #2 (WC2006/004) Native Title Claim area.
- Wagyl Kaip (WC1998/070) Native Title Claim area.
- Southern Noongar (WC1996/109) Native Title Claim area.

Talison has a Noongar Standard Heritage Agreement in place with the South West Boojarah #2, and Wagyl Kaip and Southern Noongar claimant groups.

EP Act Part IV Referral and Approval

The Operation expansion was referred to the EPA by Talison for assessment on 29 June 2018. The EPA determined that the Operation would be 'Assessed on Referral Information' on 1 August 2018. Ministerial Approval under the EP Act Part IV was granted 19 August 2019 through the issuing of Ministerial Statement (MS) 1111, which specifies the following key approval conditions:

- Clearing of no more than 350 ha of native vegetation (in addition to clearing permitted under Part V of the EP Act) within a development envelope of 1,989 ha.
- Prepare and implement a Conservation Significant Terrestrial Fauna Management Plan (CSTFMP), Visual Impact Management and Rehabilitation Plan (VIMRP) and Disease Hygiene Management Plan (DHMP).
- Offset the residual impact to 350 ha of habitat for Black Cockatoo, Chuditch, Numbat, Brush-Tailed Phascogale/Wambenger and Western Ringtail Possum.

The following subsequent approvals were granted under section 45C (s45C) of the EP Act Part IV.

- 6 April 2020 - post-assessment changes to the original Proposal, involving a revision of the Development Envelope including the addition of small areas to the north and southwest.
- 15 May 2023 - expansion of the MS1111 Development Envelope (see Table 17-1) to include an area for the Rehabilitation Material Stockpiles and the revised alignment of the Mine Access Road. The s45C

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| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | Page 153 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 also included the addition of an Accommodation Village and upgrade of existing access tracks around Cowan Brook Dam (CBD) to allow for safe construction of the CBD embankment raise. EP Act Part V Native Vegetation Clearing In addition to MS1111, clearing is also approved under the EP Act Part V through four Native Vegetation Clearing Permits (NVCPs); comprising: ▪ CPS 5056/2 (purpose permit) authorizing clearing of no more than 120 ha across M 01/6, M 01/7, M 01/16, G 01/1 and G 01/2; ▪ CPS 5057/1 (purpose permit), authorizing up to 10 ha of clearing for rehabilitation purposes.; ▪ CPS 9740/1 (purpose permit), authorizing up to 0.79 ha of clearing for road widening. ▪ CPS 9746/1 (purpose permit), authorizing up to 1.33 ha of clearing for powerline construction. Prescribed Premises Greenbushes operates in accordance with the DWER Operating Licence L4247/1991/13. The Operating Licence identifies that the prescribed premises are for: ▪ Category 05: Processing or beneficiation of metallic or non-metallic ore at a production / design capacity of 7,100,000 tpa beneficiated ore and 5,200,000 tpa of tailings. ▪ Category 54 – sewage facility premises at a production / design capacity of 187.5 m3 per day. The Operating Licence includes conditions for operating CGP2, the CWD and WTP, for water monitoring (groundwater, surface water and Mine water circuit) and annual reporting for compliance. In addition, Works Approval applications are lodged for regulated infrastructure such as TSFs, CGPs and water management infrastructure. Works Approval applications have recently been approved for construction of CGP3, CGP4, TRP and TSF 4. RPM understands that corresponding amendments to L4247/1991/13 have been or will be sought prior to commissioning of these facilities. Mining Act There are several Mining Proposals approved under the Mining Act for the Operation. The current Mining Proposals cover the 10 Year Mine Plan and associated supporting infrastructure. Other Approvals Contaminated Sites Act The current MDE/Active Mining Area within M 01/3, M 01/6 and M 01/7 has been classified as Contaminated – Restricted Use under the CS Act. This is due to impacts from historical mining activities and elevated concentrations of lithium, arsenic and other metals in surface waters and shallow groundwater. The Operation has five registered contaminated sites due to known or suspected contamination of hydrocarbons and metals in soil, and elevated concentrations of metals in groundwater and surface water (Site IDs 34013, 73571, 73572, 75019, and 75017). The classification of the Mine as ‘Contaminated – Restricted use’ restricts land for commercial and industrial uses only. The mine cannot be developed for recreation, open space or residential use, without further contamination assessment and/or remediation. Aboriginal Heritage Act Aboriginal heritage surveys conducted to date have identified one Aboriginal site of significance in L70/232 (Site ID 20434 Blackwood River), and this site will be avoided and not impacted by the Operation. Therefore no Section 18 consents to disturb Aboriginal heritage sites, under the AH Act, are currently required. | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | Page 154 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 Biodiversity Conservation Act Talison has identified that biodiversity-relevant permits will be sought to take native flora and fauna (where relocation is required): ▪ Regulation 4 Authority (to take flora from CALM land); and ▪ Regulation 15 license (to take fauna for education or public purposes. Talison has entered into a Working Arrangement Agreement with the Department of Biodiversity, Conservation and Attractions (DBCA) for the protection of forest values within the Greenbushes tenements. Conservation and Land Management (CALM) Act Talison is authorized through tenement conditions to conduct mining activity within the State Forest subject to meeting notification, reporting and compensation/royalty requirements with DBCA. Talison has also entered into a Working Arrangement Agreement with DBCA for the protection of forest values within the Greenbushes tenements. Dangerous Goods Safety Act Talison holds a Dangerous Goods Licence (DGS000651), which will be amended as required to include additional dangerous goods storage. Noise Regulations Approval to exceed the specified limits of the Nose Regulations has been granted through the Environmental Protection (Talison Lithium Australia Greenbushes Operation Noise Emissions) Approval 2015 (referred to as Talison Regulation 17 Approval). The approval has effect for 10 years from 27 February 2015 and further approval can be sought. An application to renew the approval (beyond 27 February 2025) was submitted in 2024. Under the EP Act, the existing approval remains valid beyond its expiry if a renewal application was submitted prior to the expiry. This application is still under assessment. Health Act The existing and any future approval, for the Operation of sewage treatment facilities under the Health Act, is provided Shire of Bridgetown – Greenbushes to construct and install apparatus for the treatment of sewage Workplace Health and Safety Act / Radiation Safety Act Greenbushes operates in accordance with a Radiation Management Plan (RMP) approved under the WHS Act / RS Act. The RMP will be reviewed as required under the WHS Act / RS Act. 17.4.3 Future Key E&S Approvals and Licenses/Permits RPM notes that Talison proposes a LOM plan that takes the operations beyond their existing approvals, notably the following project development elements: ▪ S8 SWG WRL. ▪ S2 WRL. ▪ S7 WRL. ▪ TSF 5. ▪ Southampton / Austin Dam Raise. ▪ SWG Dam. The approval requirements are summarized in the July 2024 10-Year Strategic Plan with key approvals listed in Table 17-2.

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Table 17-2 Future Key E&S Approvals and Licences/Permits

Element	Approval Legislation	Estimated Assessment / Application Commencement	Estimated Approval
S8 SWG WRL	EP Act Part IV / EPBC Act	Q3-2024	Q3-2026
	Mining Act / EP Act Part V	Q4-2026	Q2-2027
S2 WRL	EP Act Part IV / EPBC Act	Q3-2024	Q3-2026
	Mining Act	Q4-2026	Q4-2027
S7 WRL	EP Act Part IV / EPBC Act	Q1-2028	Q1-2030
CGP3/4 CR3/4, Ore sorter	Mining Act / EP Act Part V	Q2-2024	Q4-2024
CGP3	EP Act Part V	Q1-2025	Q4-2025
CGP4	EP Act Part V	Q4-2027	Q3-2028
TSF 4 Cell 2 (Stages)	EP Act Part V	Q2-2024 (Stage 1)	Q1-2025 (Stage 1)
	Mining Act / EP Act Part V	Q2-2024 (Stage 2)	Q2-2025 (Stage 2)
	Mining Act / EP Act Part V	Q2-2024 (Stage 3)	Q3-2025 (Stage 3)
	Mining Act / EP Act Part V	Q4-2024 (Stage 4)	Q1-2027 (Stage 4)
TSF 5	Mining Act (Land Access Tenure)	Q2-2025	Q2-2026
	Mining Act (Mining Proposal)	Q1-2028	Q4-2028
	EP Act Part IV / EPBC Act	Q4-2025	Q4-2027
	EP Act Part V	Q1-2028	Q4-2028
Cowan Dam Raise	EP Act Part V	Q2-2025	Q1-2026
Southampton / Austin Dam Raise	EP Act Part IV / EPBC Act	Q2-2024	Q1-2025
	Mining Act / EP Act Part V	Q4-2024	Q1-2026
WTP/ARU Expansion	Mining Act	Q2-2024	Q4-2024
	EP Act Part V	Q4-2024	Q1-2027
SWG Dam	EP Act Part IV / EPBC Act	Q3-2024	Q3-2026
	Mining Act / EP Act Part V	Q4-2026	Q1-2027
Village / Accommodation	EP Act Part V	Q2-2024	Q2-2025
Mine Access Road	Main Roads WA (MRWA) / Shire of Bridgetown–Greenbushes (design and management approvals)	Q2-2024	Q1-2025

The July 2024 10 Year Strategic Plan identifies the following key risks and considerations for the proposed future approvals strategy and schedule:

- Talison maintains its status with the Western Australian State Government as a Level 2 (complex) Operation and is granted Lead Agency Status, with approvals support facilitated by the Department of Jobs, Tourism, Science and Innovation (JTSI). Similar facilitation is potentially available for the Federal Government level should this be required. At this time, the only area it may be important is for engagement under the EPBC Act, especially regarding biodiversity offset negotiations. Should negotiations become unreasonably protracted, Talison will seek facilitation.
- Given the approvals loading and interrelationships, detailed regular consultation with listed agencies regarding status of priority approvals and approach for submissions is in place and is critical to delivering reliable approvals to plan. Two key risks of delay remain - the DBCA regarding biodiversity offsets, inter-agency advice on biodiversity assessment and activities in State Forest; and DCCEEW regarding EPBC related approvals and compliance, especially biodiversity offsets.

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- Reliability of approvals timing is in part dependent on quality of submissions made and demonstrating outcomes achieved in operational management (compliance outcomes).
- Key environmental and social factors, impacts and knowledge requirements to support both compliance and approvals include water quality, air quality, noise emissions, biodiversity and stakeholder engagement.

RPM is in general agreement with the above stated key risks and considerations for the proposed approvals strategy and schedule. RPM considers that the proposed approvals strategy and schedule is achievable if the above-stated key risks and considerations are adequately addressed and resolved by Talison within the proposed project approvals timeline. However, RPM provides the following comments on the proposed future approvals strategy and schedule:

- The proposed approvals program/schedule should be compared against a confirmed detailed integrated project schedule/mine plan, (with facility and/or design options, where required), so that timing limitations on the individual storage facility capacities can be compared against the approvals schedule. The 10-year Strategic Plan covers this at a high level, but it does not provide sufficient details on specific facilities.
- The impact/risks of expected near-term approval schedule for tailings storage with reference to expected storage demand should be confirmed.
- The impact/risks of expected approval times on the site water supply improvements should be confirmed.
- The EP Act Part IV and EPBC Act referral documents for the S8 WRD and SWG Dam approvals are in draft form and are currently being revised for the inclusion of the S2 WRL, and that Talison anticipates referral of these documents in Q1 2025. RPM has not reviewed these draft EP Act Part IV and EPBC Act referral documents.
- The following key findings from the SWG Expansion FEL 2 Phase 1 – Study Report (Aurecon Australasia Pty Ltd, October 2024), should be consistent with the Operation description and details in the draft SWG EP Act Pat IV and EPBC Act referral documents:
  - Highway Crossing Infrastructure - Option 3: Underpass with Gravity Drainage was chosen as the preferred option due to its advantages in HSEC criteria, lower maintenance requirements, and better community approval prospects.
  - Waste Rock Landform and Dam Sizing - No clear preference emerged between a single large dam and smaller separate dams. The preferred option nominated by Talison was a single combined storage dam due to the potential benefits associated with waste rock landform storage capacity and the perception that the combined water storage would not adversely affect environmental approvals processes.
  - Runoff Control and Water Supply Dam Materials - The analysis showed a slight preference for Homogeneous and Clay Core dams due to their lower failure risks.
  - Geotechnical Investigations – recommended to undertake geotechnical investigations prior to the commencement of FEL 2 Phase 2.
  - Early Stakeholder Engagement (including Main Roads Western Australia and Western Power) – this is recommended to expedite approval processes and mitigate regulatory and timing risks.
  - Environmental Approvals and Design Coordination – recommended to resolve the several assumptions made in FEL 2 Phase 1 design (which are dependent on relevant environmental requirements and approvals), in FEL 2 Phase 2.
- The following key E&S risks identified in the SWG Expansion FEL 2 Phase 1 – Study Report, should be consistent with the key E&S risks identified in the draft SWG EP Act Pat IV and EPBC Act referral documents:
  - Dam Failure Risk.
  - Seepage impacts.
  - Hydrological Impacts.
  - Water quality impacts.
  - Regulatory Approvals and Compliance.

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- Stakeholder Consultation.

- Talison anticipates that the Aboriginal heritage surveys for the S8 SWG WRL and the S2 WRL areas will be completed by the end of Q1 2025. RPM also notes that the SWG Dam has already been subject to an activity notice under the Noongar Standard Heritage Agreement, and it was deemed that an Aboriginal heritage survey was not required.
- The required MRWA approvals for the S8 and the S2 WRL SWG dam South Western Highway crossing/bridge and water supply pipeline, are not clearly stated in the proposed future approvals strategy and schedule.
- Priorities for the Biodiversity Offsets Strategy are not clearly stated in the proposed future approvals strategy and schedule.
- Talison anticipates that the land access requirements for the S8 WRL and SWG dam, will be resolved and finalized by the end of October 2024/early November 2024.
- Talison intended that the TSF 5 site location would be confirmed by the end of 2024 however RPM understands that this remains to be confirmed at time of reporting. RPM considers that the key risks that will need to be resolved to secure the land access for TSF 5 are:
  - Extensive existing and proposed state forest and high conservation values will complicate securing offsets and approvals, though there are gaps in the forest areas and surveys may identify sites of lower conservation impact.
  - Potential for heritage values remains unresolved.
  - Existence of third-party infrastructure will further impede or constrain approvals, though to some extent this may be mitigated through monetary compensation and engineering.
  - Acquisition of freehold land will entail landholder negotiation, though to some extent this may be expedited with adequate monetary compensation.

17.4.4 Status with E&S Compliance

The Operation is generally in compliance with the current E&S approvals and permits. However, for MS 1111, Talison has currently reported one Non-Compliant (NC) and three Potentially Non-Compliant (PNC) issues. There have been some operational incidents and non-compliance issues such as chemical spills, unauthorized land disturbance, infrastructure damage, pollution control equipment malfunction and a fauna strike. These were reported to the relevant regulators, including outlining the remedial actions taken. In addition, there was also a potential breach of the tenement conditions 61 on M 01/6 and 41 on M 01/7 (dated 28 August 2024). This potential breach relates to the deviation from the approved design for TSF 4. The status with the Material E&S non-compliance is summarized below in Table 17-3.

.

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Table 17-3 Status with Material E&S Non-Compliance

Compliance Reporting / Notification Document	Compliance Legislation	Status with Compliance	Relevant Non- Compliance Description (If Applicable)	Remedial actions (If Applicable)
2023 Compliance Assessment Report Ministerial Statement (MS) 1111	EP Act Part IV	NC - MS 1111:M9.3 (Implementation of endorsed DHMP) Talison originally reported this as a PNC during the 2020 reporting period, then DWER issued Talison with a notification of non-compliance on 23 February 2021.	The NC relates to the importation of construction material without dieback certification.	An updated DHMP was submitted to DWER for their review on 09 November 2021. To date, DWER has not approved this updated revision and Talison will remain non-compliant with this condition until a revised DHMP is approved by DWER.
		PNC – MS 1111:M 6.3 (Implementation of endorsed CSFTMP)	The PNC relates to trapping, translocation, and fauna spotting were not implemented for some clearing activities as required by the CSTFMP.	This PNC has been remedied for the ongoing implementation of the CSTFMP.
		PNC – MS 1111:M7.3 (Implementation of endorsed VIMRP)	The PNC relates to the extent that vegetation screening was retained at the Mine Services Area (MSA).	This PNC was self-reported to DWER in 2021, and to date, Talison has not received correspondence from DWER confirming their assessment of this PNC. A revalidation of the Visual Impact Assessment was performed during the Reporting Period which confirmed that the impact to visual amenity was negligible and that the objectives of the VIMRP were still being met.
		PNC – MS 1111:M9.3 (Implementation of endorsed DHMP)	This PNC relates to internal environmental inspections during the Reporting Period that have highlighted instances where vehicles entered the MDE without undergoing a vehicle hygiene inspection and regarding inadequate machinery washdown at Cowan Brook Dam.	This PNC has been remedied for the ongoing implementation of the DHMP.
Annual Compliance Report EPBC 2018/8206, 14 November 2022 to 13 November 2023	EPBC Act	Condition 3a This condition requires Talison to comply with Condition 6 (CSTFMP) and Condition 9 (DHMP) of MS 1111. NC reported for NC - MS 1111:M9.3	The NC relates to the importation of construction material without dieback certification.	An updated DHMP was submitted to DWER for their review on 09 November 2021. To date, DWER has not approved this updated revision and Talison will remain non-compliant with this condition until a revised DHMP is approved by DWER.

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Compliance Reporting / Notification Document	Compliance Legislation	Status with Compliance	Relevant Non- Compliance Description (If Applicable)	Remedial actions (If Applicable)
Notification of Breach of Conditions on Mining Lease (M) 01/06 and M 01/07, DEMIRS, 28 August 2024	Mining Act	Potential breach of the tenement conditions 61 on M 01/06 and 41 on M 01/07	This potential breach relates to the deviation from the approved design for TSF 4. 1. Change from clay core in embankments to clay facing embankments (due to lack of clay resource). 2. The seepage system (underdrainage above and below the liner) appears to be adjusted with outlets realigned, and finger drains extended 3. Removal of rip rap on the perimeter embankment on the proviso that tailings coverage will be in place within 6 months	Talison submitted their response to this notification to DEMIRS on 24 September 2024. Talison provided a detailed justification as to why Talison does not consider tenement conditions have been breached, which is supported by proposed corrective action measures. The reply from DEMIRS is pending.

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17.5 Social or Community Requirements

The Operation has completed a social baseline assessment, impact assessment and associated technical studies to support project approval applications, including studies related to:

- Land Use.
- Cultural Heritage.
- Stakeholder Engagement and Community Development.

17.5.1 Land Use

The principal land use within the MDE is mining. The MDE predominantly occurs within the State Forest No. 20 (SF20) with some small areas of freehold land, Unallocated Crown Land and Mining Reserves. SF20 is a Class A State Forest managed by DBCA, for timber production, recreation and biodiversity conservation. Talison is currently working with the DBCA to progress the excision of the MDE from SF20 and has DBCA's support to enter into a Memorandum of Understanding (MoU) with DBCA and other relevant agencies regarding arrangements to excise the MDE from State Forest. The intention is that once excised, the MDE will be converted to either Crown Reserve (for mining purposes) or freehold land.

The land use surrounding the MDE is a mix of agriculture, residential (Greenbushes town) and forestry (State Forest and private plantations). The South West is also extensively used as a tourist destination. The South Western Highway also passes to the east of the MDE.

17.5.2 Cultural Heritage

Aboriginal Heritage

The MDE occurs within the following former Native Title Claim areas:

- South West Boojarah #2 (WC2006/004) Native Title Claim area.
- Wagyl Kaip (WC1998/070) Native Title Claim area.
- Southern Noongar (WC1996/109) Native Title Claim area.

Talison has a Noongar Standard Heritage Agreement in place with the South West Boojarah #2, and Wagyl Kaip and Southern Noongar claimant groups. These agreements will facilitate and guide any future required heritage surveys for the Operation.

Talison has completed a search of the Aboriginal Heritage Inquiry System and identified one 'Registered' Site of Aboriginal heritage significance, the Blackwood River (ID 20434), and no Sites lodged as 'Other Heritage Places' in proximity to the MDE. This is located within L70/232, and this site will be avoided and not impacted by the Operation.

An Aboriginal heritage survey for the MDE was completed by Brad Goode & Associates in January 2016. The survey involved representatives of the Gnaala Karla Booja, South West Boojarah and Wagyl Kaip Native Title Groups (Brad Goode & Associates, 2016). The survey included a desktop study, an archaeological inspection of the survey area, and ethnographic consultation with the nominated Noongar representatives. The survey did not identify any Aboriginal sites of significance as defined under the AH Act. A follow-up ethnographic and archaeological survey was completed by representatives of the South West Boojarah Native Title Group in April 2018. This survey covered the areas for the MDE expansion, which were not covered by the 2016 survey. This survey did not identify any Aboriginal heritage sites as defined under the AH Act.

European heritage

Talison has completed a database search to determine whether any World or Commonwealth Heritage Sites are located within or in close proximity to the MDE. No sites on the Commonwealth or World Heritage

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| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | Page 161 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 lists occur within 5 km of the MDE. The closest site (Southampton Farm Homestead) on the Register of National Estate is located approximately 6.5 km west of the MDE. A search on the inHerit WA database similarly did not identify any State-registered sites within the MDE. The closest places listed on the State Register are Golden Valley Site (approximately 7.25 km northeast), and Southampton Homestead (approximately 6.5 km west). There are numerous places in proximity to the MDE which are listed on the Shire of Bridgetown- Greenbushes municipal inventory as places of local heritage significance. The majority of these are within the town of Greenbushes and relate to historic buildings. One of the places listed on the municipal inventory is located within the MDE, the South Cornwall Pit (place number 6,639, Category 2). The site is part of the Mine and registered due to the continuous history of mining activity at this location since 1903. There are the following three other sites listed on the Shire of Bridgetown-Greenbushes municipal inventory, that are located near the boundary of the MDE: ▪ Old Police Station (place number 270, Category 3) and the Old Courthouse and Goal (place number 267, no Category) which are both located approximately 100 m north of the Cornwall pit boundary. ▪ Greenbushes Cemetery (place number 3039, Category 2) which is located approximately 100 m east of the expansion footprint for Floyds. Talison contributes funding toward the upkeep and maintenance of this site. A locally recognized site of historical significance is the ‘Lost and Found’ mine, which is located between the open cut and existing Floyds, within the MDE. This is not listed on the heritage register / municipal inventory. The site is not currently accessible to the public due to its location within the MDE. 17.5.3 Stakeholder Engagement and Community Development Stakeholder Engagement Talison has an established extensive stakeholder engagement and community development program. Stakeholder engagement is guided by an overarching Stakeholder Engagement Plan (SEP) and Stakeholder Management System, which is managed by a dedicated Stakeholder Engagement Team (SET). At time of review, Talison had also developed a Stakeholder Engagement & Community Relations Business Plan for 2024, which outlines and guides the current specific stakeholder engagement and community development activities. The key stakeholder groups that have been identified for the Operation are: ▪ Local communities (Greenbushes, Bridgetown and Balingup). ▪ Adjoining landowners. ▪ Local businesses. ▪ Local groups and Non-governmental organizations (NGOs). ▪ Regional / local Native Title claimant groups. ▪ Towns along the key transport route. ▪ State government departments and agencies. ▪ Local government. ▪ Commonwealth government departments and agencies. ▪ Internal stakeholders (Talison employees). Talison utilizes numerous types and forms of stakeholder engagement and community development activities, including: ▪ Community and one on one meetings. ▪ Site tours and open days, exhibitions, and displays. | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | Page 162 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 ▪ Community updates, newsletters, brochures, discussion papers. ▪ Media: editorial and Advertising. ▪ Community questionnaires/ surveys. ▪ Community correspondence. ▪ Community liaison office (based in the Community Resource Centre in Greenbushes. ▪ Community presentations and information sessions. ▪ Site bulletin & Greenbushes – Balingup Newsletter. ▪ Community partnerships or sponsorships. ▪ Employee participation in community organizations. ▪ Complaints management and register. ▪ Local government briefings. ▪ Monitored telephone line and email address. Talison maintains a Stakeholder Consultation Register, which records the stakeholder consultation activities completed. The register records the: ▪ Stakeholder group / individual stakeholder name. ▪ Date, time and location off the consultation completed. ▪ Consultation type. ▪ Purpose of consultation. ▪ Stakeholder comments / issues. Talison also assesses the outcomes of the consultation and uses this to guide future consultation. The key community issues raised include: ▪ Environmental (e.g. dust and noise emissions, water contamination, flora and fauna). ▪ Public amenity (e.g. dust and noise emissions, light spill, traffic volume, visual amenity). ▪ Mine closure. ▪ Land use and ownership. ▪ Social and infrastructure and services. ▪ Indigenous participation and heritage. ▪ Communications ▪ Tourism. Talison has two agreements in place with local groups: ▪ Blackwood Basin Group (BBG) – offset management agreement whereby BBG has agreed to manage and improve the condition of native vegetation for the purpose of the Black Cockatoo offset requirements. ▪ Tonebridge Grazing Pty Ltd. – site conservation agreement for the protection and improvement of native vegetation to protect Black Cockatoo habitat. Public Complaints The 2023 AER reported that a total of 25 public complaints were received during the reporting period. These complaints were related to visual amenity, noise, and light spill (i.e. 18 noise-related complaints, five regarding light, and two regarding visual amenity). These complaints were recorded, and responses were implemented and monitored in accordance with Talison’s public complaints procedure. Where deemed appropriate, remedial actions were taken, and engagement is undertaken with the community complainants

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | Page 163 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 to address their concerns. All public complaints and contacts are logged in the Stakeholder Management System. In 2024, Talison has undertaken an assessment of the trends for stakeholder interactions from 2021 to 2024. The key findings of this assessment are: ▪ Complaints and community contacts have been increasing. ▪ Dust complaints are more common in summer, while noise complaints occur throughout the year. ▪ There was an increase in High/Medium complaints which commenced in January 2023. This coincided with the CGP3 and TSF 4 expansion projects. ▪ In early 2024, there was a focus on the Rehabilitation Material Stockpile project with several community contacts / complaints around this project. ▪ Blast complaints have increased markedly in 2024, commencing in January. ▪ Dust tends to be seasonal however in 2024 there have been more specific interactions around dust composition. ▪ Light spill complaints have increased since the construction of the MSA and the commencement of construction for the CGP3. 17.6 Mine Closure Requirements The current approved Mine Closure Plan (MCP) for the Operation was completed in September 2023 and approved by WA DEMIRS on 12 July 2024. The MCP has been developed in accordance with the DEMIRS Statutory Guidelines for Mine Closure Plans (2023) and is of a good standard. The MCP states that the current LOM is planned to be until 2031, and the MCP assumes that the mine will close in 2031, and that the closure activities will be undertaken at that time. The MCP will be updated in 2026 consistent with the DEMIRS (i.e. every three years) and as part of further approvals as the LOM is extended post 2031. The MCP has identified the knowledge gaps in areas such as biological and baseline surveys, rehabilitation research and trials, modeling of infiltration rates for WRL covers, expansion of WRL seepage monitoring, WRL seepage predictions, longer-term kinetic leach testing on waste rock and TSF materials, updates for the rehabilitation materials balance, and other site investigations and studies. A broad schedule to undertake the necessary studies, investigations and activities has been developed to address these knowledge gaps (summarized in Table 8-13 of the MCP). RPM notes that that the remaining LoM is limited (i.e. site closure is stated as being in 2031), and any delays in completing the proposed studies, investigations and activities studies could affect the site closure outcomes. A proactive, committed approach for completing these studies is therefore required by Talison in order to have a sufficiently informed MCP completed by 2031. A closure liability estimate was produced in May 2024, based on the current approved 2023 MCP. RPM considers that the methodology used to calculate the closure liability estimate is in line with industry- standard practice. The closure liability estimate model, which comprises an Excel spreadsheet titled 240529_Talison_Closure_Costs_FINAL.xlsx, uses first principles to calculate volumes, distances and productivities to build a cost estimate for closure works. RPM considers that the 2024 financial liability estimate for closure of $195M ($234M with 20% contingency) is representative of the level of current disturbance and associated closure requirements detailed in the MCP. The current closure cost model does not include future expansion works. RPM recommends that Talison develop an estimate of closure costs for the LOM and incorporate this into the LOM financial model. 17.6.1 Rehabilitation / Reclamation Bonding Talison is not required to post a performance or reclamation bond for the Operation. However, Talison annually report land disturbance and make contributions to a pooled mine rehabilitation fund (MRF) based on the type and extent of disturbance under the MRF Act. The total 2024 MRF Levy for the Operation is $477,653.12, this is based on a total disturbed area of 1,393.7120 ha, total area of land under rehabilitation of 69.8880 ha, and a total Rehabilitation Liability Estimate (RLE) of $ 47.8M. | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | Page 164 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 18. Capital and Operating Costs The capital and operating costs outlined below reflect the LOM Schedule, which is summarized in Section 13. The below cost information has been provided by Talison and reviewed by RPM. RPM highlights the following: ▪ Costs are presented in AUD ($) unless otherwise denoted; ▪ All costs are real with no inflation or escalation applied; ▪ All costs are on a 100% equity basis. Greenbushes Mine is held by the operating entity, which is Talison. Albemarle is a 49% owner with the remaining 51% ownership controlled by the Tianqi/IGO Joint Venture; and ▪ RPM considers capital and operating cost estimates are based on a first principles build-up or actuals from current operations for the next 5 years to at least be of a pre-feasibility study level of accuracy. The remainder of the capital expenditures are based on built-up using typical costing methods for an operation of the scale, long mine life, and operation requirements to meet the LOM plan. In addition, various contingencies are built into the cost estimates. As such RPM considers the basis of costs reasonable for an Operation. This section provides an overview of the annualized operating costs for Greenbushes on a FOB basis. 18.1 Capital Costs The LOM capital cost estimate for the Operation is based on the outcomes of the LOM planning process. As shown in Table 18-1, the total sustaining capital expenditure, growth capital expenditure and LOM capital expenditure is $1,314M, $2,124M and $3,442M, respectively. Sustaining capital expenditure includes: cutback preparation ($3M), tailings storage facility 1 (TSF 1, $20M), IST ($34M) and provision and contingencies ($512M). Growth capital expenditure includes: the capital expenditure including contingency associated with chemical-grade plant 3 (CGP3) ($304M, 2024-2025), and TSF 4/5, ($1,240M, 2024-2045) as well as the associated contingency. Other growth capital expenditure includes several relatively smaller projects in dollar expenditure terms. Leases relate to vehicles and mobile equipment ($5M, 2025). Annual capital expenditure for Greenbushes from 2025-2029 as shown Table 18-2Annual Capital Costs Summary. Table 18-1 LOM Capital Cost Estimate Capital Expenditure Item $ M Sustaining Capital Expenditure 1,310 Cutback Preparation <5 TSF1 20 IST 30 S8 WRL Project 200 Provision (Allowance for Future TSF) 510 Other (% Allowance on Plant & Equipment) 550 Growth Capital Expenditure 2,120 CGP3 300 TSF’s 1,240 Approvals 100 Dam Construction 70 Electrical Infrastructure 40 Combined Services Building 50 CR1 Replacement 60 Residential Properties 30 Other 230 Leases (Mobile Equipment) <5 Total 3,440 Note: Provided by the Company based on RPM’s LOM Plan

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Table 18-2 Annual Capital Costs Summary

Cost Centre	Unit	Total LOM	2H2-24	2025	2026	2027	2028	2029	Avg. 2030-2050*
Sustaining Capital Expenditure	$M	1,310	10	70	30	70	120	60	50
Cutback Preparation	$M	<5	-	<5	-	-	-	-	-
TSF1	$M	20	-	-	-	20	-	-	-
IST	$M	30	<5	10	10	<10	<5	-	-
Provision	$M	510	-	-	-	-	-	-	20
Other	$M	750	<10	60	10	40	120	60	20
Growth Capital Expenditure	$M	2,120	370	530	170	90	30	50	40
CGP3	$M	300	140	160	-	-	-	-	-
TSF4	$M	1,240	90	80	60	60	20	50	40
Other	$M	580	140	290	110	30	20	-	-
Leases (Mobile Equipment)	$M	5	-	5	-	-	-	-	-
Total	$M	3,440	380	600	200	150	150	110	90

*Figures for these years are an annualized average
Note: *Provided by the Company based on RPM's LOM Plan*

RPM highlights that the capital estimates for the next 5 years along with the sustaining capital are based on first-principles cost build-ups and are considered to be at least to a pre-feasibility level of accuracy. The remainder of the capital expenditures are built up using typical costings methods for an operation of the length and operation requirements to meet the LOM plan. In addition, various contingencies are built into the cost estimates. As such, RPM considers the basis of costs reasonable for an Operation of this scale and length.

18.2 Mine Closure and Rehabilitation

The mine closure requirements and rehabilitation are described in Section 17.6. The mine closure liability estimate of $236M and total Rehabilitation Liability Estimate of $48M are in addition to costs presented in Table 18-5. Also, the 2024 determined MRF Levy for the Operation in 2024 is $0.5M, as described in Section 17.6.1.

18.3 Operating Costs

LOM annual operating costs for Greenbushes are presented in Table 18-3. Operating cost forecasts have been presented on an annual basis for the first five years of the LOM plan and then the remaining years of the LOM plan have been presented as an average. The rise in annual mining costs from 2025 and 2026 is driven by an increase in total material mined, partially offset by lower mining unit costs, while the rise in annual mining costs from 2026 to 2029 is predominantly driven by higher mining unit costs. Operating expenditure excluding royalties over the LOM in absolute terms, as well as per sale tonne, is summarized in Table 18-4.

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Table 18-3 Annual Operating Costs Summary

Cost Centre	Unit	Total LOM	2H24	2025	2026	2027	2028	2029	Avg. 2030-2050*
Product Sales									
Sale Tonnes	SC6.0eq Mt	33.6	0.8	1.5	1.9	1.7	1.7	1.8	1.2
Onsite Costs									
Mining Costs	$M	9,170	140	260	270	310	330	330	360
Processing Costs	$M	8,220	160	350	420	340	350	340	300
Safeguard Offset Costs	$M	110	<5	<5	<5	<5	<5	<5	<5
Environmental and Sustainability	$M	400	10	20	20	20	20	20	20
Selling & Marketing Excl. Distribution	$M	10	0	0	0	0	0	0	0
Overheads	$M	2,050	30	80	80	80	80	80	80
Total Free on Road	**$M**	**19,970**	**340**	**710**	**790**	**750**	**780**	**770**	**750**
	$/SC6.0-eq t	**580**	**430**	**470**	**420**	**450**	**450**	**410**	**630**
Offsite costs									
Logistics - Mine to Port	$M	730	20	30	40	40	40	40	30
Logistics - Shipping	$M	1,330	30	60	70	60	70	70	50
Product Handling	$M	20	<5	<5	<5	<5	<5	<5	0
Total To Customer Port (ex-Royalty)	**$M**	**22,050**	**380**	**800**	**900**	**850**	**880**	**880**	**820**

*Figures for these years are an annualised average
Note: *Provided by the Company based on RPM's LOM Plan*

Table 18-4 LOM Opex Excluding Royalties

Opex	LOM ($M)	$/Sale t
Mining	9,170	270
Processing	7,750	220
G&A	2,570	70
Water Treatment	470	10
Market Development	10	0
Concentrate Shipping	2,060	60
Other Transport and Shipping Costs	20	<5
Total	22,050	640

Note: Provided by the Company based on RPM's LOM Plan

18.3.1 Site Costs

The operating cost estimates for Greenbushes are derived from a first principles basis, taking into account recent actuals and forecasts, including the forecast LOM physicals schedule. Operating costs by type and LOM average annual cost is shown in Table 18-5.

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | Page 166 of 183 |

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Table 18-5 LOM Average Annual Cost Excluding Distribution

Cost Item	$ M Annual	$/Sale t
Mining Costs	340	270
Processing Costs	310	220
Royalties	120	90
Safeguard Offset Costs	<5	<5
Environmental and Sustainability	20	<10
Selling & Marketing Excl. Distribution	<5	<5
Overheads	80	60
Total	860	640

Note: Provided by *the Company based on RPM's LOM Plan*

18.3.2 Offsite Costs

Greenbushes offsite costs include the cost to deliver product to the customer's port of loading in Western Australia including trucking and shipping costs.

18.3.3 Royalties

The Mining Regulations 1981 specify that the WA State Government imposed royalty rate for lithium concentrate is 5% and is calculated either ad valorem or by a specific rate per tonne of production. There is a 5% royalty rate on spodumene concentrate feedstock for lithium producers who produce lithium hydroxide and lithium carbonate in the situation where the produced lithium hydroxide and lithium carbonate are the sale products. The later rate offset the former if applicable.

18.4 Safeguard Mechanism

As shown in Section 17.1.6, the Company has estimated the baseline Scope 1 CO_2-e quantity for the Operation on an annual basis using current standards and understanding of the regulations. Using these estimates, emissions intensity baseline and Talison internal carbon price forecasts over time, the average cost to the Operation has been included in the economic analysis. RPM highlights the potential for further changes and developments in carbon offsets and availability by both the state and federal governments and regulators. While there is uncertainty, the full LOM annual costs are included in the economic analysis as presented in Section 19. RPM considers the estimates to be reasonable based on the current regulations and potential changes.

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | Page 167 of 183 |

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19. Economic Analysis

19.1 Economic Criteria

This Report has been based on data and assumptions from Talison and the Client. The primary method by which the economic viability of the Mineral Reserves has been determined is through a discounted cash flow model analysis. The key economic criteria applied in the cash flow model include:

- All forecasts are in real terms from 1 January 2024.
- All cash flows are in Australian Dollars ($).
- A discount rate of 10% (real) and a US$:AU$ exchange of1.47, from on independent expert adivce.
- Diminishing value depreciation method applied to depreciable assets over an average life of 40 years with no residual value and an opening balance of $875M.
- A corporate tax rate of 30%.
- Excludes debt provisions and corporate cash balance.
- Spodumene forecast prices (SC6.0) are as per August 2024 Fastmarkets' base case 10-year forecast (real terms), provided by the Client from 2024 to 2026. From 2027 onwards, a long-term price of US$1300/t is applied, which is below Fastmarkets' low case 10-year average price of US$1,333/t. Mineral Reserves have also been estimated using a US$1,300/t SC 6.0 assumption. RPM is not a price forecast expert and has relied on third-party and expert opinions; however, considers the spodumene forecast prices provided to be from a reasonable source. RPM has adjusted the SC6.0 forecast prices from Fastmarkets for other grades of spodumene concentrate by calculating a grade-adjusted price on a pro-rata basis; and
- WA State Government royalties (Section 18.3.3) and currently understood Federal Safeguard Mechanism regulations (Section 18.4). The full LOM safeguard mechanism costs are included in the financial model calculations, however, due to the commercial sensitivity of future carbon offsets, the forecast carbon price is not disclosed in this Report.

19.2 Cash Flow Analyses

The discounted cash flow model was constructed based on the LOM plan presented in Section 19 of this Report. The capital expenditure and operating expenditure estimates are as per those described in Section 18.

RPM considers that capital expenditure and operating expenditure estimates are based on a first principles build-up or actuals from current operations. Based on the assumptions made in this Report regarding the achievability of the LOM plan, the results of the cash flow modeling show that positive cashflows are maintained for the majority of the duration of the operating mine life, until closure activities commence post-mining. A discount rate of 10% (real) is applied to the net cash flow after tax to estimate the discounted cash flow.

The economic analysis results in the economics of Greenbushes delivering an after-tax net present value (NPV) of $8.9B (100% equity basis) or $4.3B (49% JV basis) as summarized in Table 19-1 and detailed in Table 19-2. The cumulative present value of after-tax cash flows can be seen in Figure 19-1.

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | Page 168 of 183 |

This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc. 2025

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | Page 169 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 Table 19-1 Summary of Economic Evaluation Economic Evaluation Units LOM ($) 100% LOM (US$#) 100% LOM (US$#) 49% Gross Spodumene Revenue $M 61,640 41,920 20,540 Free Cashflow $M 20,020 14,010 6,900 Total Operating Costs* $M 22,050 15,000 7,350 Total Capital Costs $M 3,440 2,340 1,150 Avg. Free on Board Costs* $/Prod t 600 410 410 All-In Sustaining Costs** $/Prod t 790 540 540 Discount Rate % 10.0% 10.0% 10.0% Pre-Tax NPV $M 12,000 8,200 4,000 Post-Tax NPV $M 8,900 6,100 3,000 * excluding royalties ** including royalties # Based on an exchage rate of 1US$:0.68$ Figure 19-1 Cashflow and Pre-Tax NPV Summary (100% Basis) (4,000) (2,000) - 2,000 4,000 6,000 8,000 10,000 12,000 14,000 (400) (200) - 200 400 600 800 1,000 1,200 1,400 1,600 2 0 2 4 2 0 2 5 2 0 2 6 2 0 2 7 2 0 2 8 2 0 2 9 2 0 3 0 2 0 3 1 2 0 3 2 2 0 3 3 2 0 3 4 2 0 3 5 2 0 3 6 2 0 3 7 2 0 3 8 2 0 3 9 2 0 4 0 2 0 4 1 2 0 4 2 2 0 4 3 2 0 4 4 2 0 4 5 2 0 4 6 2 0 4 7 2 0 4 8 2 0 4 9 2 0 5 0 2 0 5 1 C u m u la ti v e P V o f C a s h F lo w s ( A U D M ) P V o f C a s h F lo w s ( A U D M ) Calendar Year PV Pre-Tax Cash Flows (LHS) Cumulative PV of Pre-Tax Cash Flows (RHS) | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | 10 | | Page 170 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 Table 19-2 Annual Cashflow Cost Centre Unit Total LOM 2H24 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 2037 Gross Spodumene Revenue AUD M 61,640 1,070 1,880 2,670 3,060 3,320 3,350 3,060 2,520 2,970 2,730 2,600 2,460 2,500 2,380 Total Operating Costs* AUD M (22,050) (380) (800) (900) (850) (880) (880) (820) (820) (920) (860) (860) (790) (800) (790) Closure Costs AUD M (170) - - - - - - - - - - - - - - Working Capital Adjustment AUD M (2,240) 420 40 (220) (100) (10) (10) 50 120 (90) 50 30 70 (60) 20 Corporate AUD M (700) (10) (30) (30) (30) (30) (30) (30) (30) (30) (30) (30) (30) (30) (30) Royalties AUD M (3,170) (50) (100) (140) (160) (170) (170) (160) (130) (150) (140) (130) (130) (130) (120) Capital Expenditure AUD M (3,440) (380) (600) (200) (150) (150) (110) (90) - - - - - - - Tax AUD M (9,750) (130) (290) (40) (300) (810) (720) (580) (440) (440) (490) (520) (390) (400) (410) Undiscounted Project Net Cashflow** AUD M 20,020 530 110 1,100 1,500 1,300 1,400 1,500 1,200 1,300 1,200 1,000 610 1,000 980 Undiscounted Cumulative Net Cashflow** AUD M 20,020 530 640 1,740 3,240 4,540 5,940 7,440 8,640 9,940 11,140 12,140 12,750 13,750 14,730 Discounted Project Net Cashflow** AUD M 8,900 500 90 900 1,100 820 840 780 570 560 480 370 200 310 270 Discounted Cumulative Net Cashflow** AUD M 8,900 500 590 1,490 2,590 3,410 4,250 5,030 5,600 6,160 6,640 7,010 7,210 7,520 7,790 Cost Centre Unit 2038 2039 2040 2041 2042 2043 2044 2045 2046 2047 2048 2049 2050 2051 Gross Spodumene Revenue AUD M 1,740 2,140 2,560 2,150 2,490 2,280 2,430 2,460 3,050 1,200 870 860 840 - Total Operating Costs* AUD M (730) (830) (860) (810) (910) (1,370) (1,450) (1,130) (910) (530) (380) (390) (330) (40) Closure Costs AUD M - - - - - - - - - - - - - (170) Working Capital Adjustment AUD M 140 (80) (90) 90 (70) 90 (30) (2,250) (600) 310 (20) (10) (40) (20) Corporate AUD M (30) (30) (30) (30) (30) (30) (30) (30) (30) (30) (30) (30) (40) - Royalties AUD M (90) (110) (130) (110) (130) (120) (130) (130) (160) (60) (40) (40) (40) - Capital Expenditure AUD M - - - - - - - - - - - - - - Tax AUD M (300) (300) (390) (410) (380) 10,420 (12,840) 340 80 - - - - - Undiscounted Project Net Cashflow** AUD M 660 720 990 810 900 11,000 (12,000) (810) 1,400 740 330 400 390 (240) Undiscounted Cumulative Net Cashflow** AUD M 15,390 16,110 17,100 17,910 18,810 29,810 17,810 17,000 18,400 19,140 19,470 19,870 20,260 20,020 Discounted Project Net Cashflow** AUD M 160 160 210 150 150 1,700 (1,700) (100) 160 80 30 40 30 <10 Discounted Cumulative Net Cashflow** AUD M 7,950 8,110 8,320 8,470 8,620 10,320 8,620 8,520 8,680 8,760 8,790 8,830 8,860 8,850

19.3 Sensitivity Analysis

The sensitivity analysis has confirmed that the LOM schedule is robust to changes in key project value drivers such as: technical grade (TG) lithium concentrate price, chemical grade (CG) lithium concentrate price, overall operating expenditure and overall capital expenditure. The results of the sensitivity analysis are shown in Figure 19-2 and the sensitivities applied are specified in Table 19-3.

Figure 19-2 NPV Sensitivity Analysis



NPV (AUD M)
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
-20% Sensitivity
+20% Sensitivity
Spodumene Price
Opex
Capex

Table 19-3 Sensitivities Applied to NPV Sensitivity Analysis

Item	Sensitivities Applied
Spodumene Price	-20% to +20%
Operating Expenditure	-20% to +20%
Capital Expenditure	-20% to +20%

The sensitivity analysis shows the impact to the NPV when each of the key value drivers is adjusted by -20% to +20%. The results indicate that the project is most sensitive to changes in the chemical grade concentrate price and least sensitive to changes in operating expenditure. RPM highlights that changes to carbon offset pricing, based on current understanding, has limited impact on the overall economics of Greenbushes.

All sensitivity scenarios assessed for Greenbushes returned positive NPV results. As such, RPM considers that the quantities and grades reported are economically viable and they support the reporting of Mineral Reserves.

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | Page 171 of 183 |

This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc. 2025

20. Adjacent Properties

Exploration has been completed on the Greenbushes property which has been disclosed within this Report. RPM has not identified any adjacent properties that may materially impact the study completed for the Greenbushes Mine. Further commentary is provided below on freehold land which is planned to be acquired by Talison to establish key infrastructure.

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | Page 172 of 183 |

This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc. 2025

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | Page 173 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 21. Other Relevant Data and Information The follow information has been included as it relates to future expansion options at Greenbushes. The included projects could have an impact on overall production and project economics and are NOT included in the LOM plan as presented in this Report. 21.1 Standalone Ore Sorting Plant Talison has completed a Definitive Feasibility Study (DFS) on the construction of a new 1.2 Mtpa standalone ore sorting plant (OSP) to upgrade waste-contaminated ore ahead of chemical grade plant crushing and processing. As an unavoidable and natural part of mining, contaminated ore is consistently produced. At Greenbushes, this is pegmatite material that contains waste rock in excess of what the process plants are designed to accept to achieve the target concentrate grade, but which has too much contained Li2O to dispose of as waste. Two stockpiles are currently generated of these types of materials. 1. The first is pegmatite contaminated with between 5% and 15% waste rock. This material is brought to the run-of-mine (ROM) stockpiling area, designated Fingers O and Y and blended with non-waste contaminated material to feed the chemical grade crushing and processing plants. 2. The second is pegmatite contaminated with between 15% and 80% waste rock. This material is stockpiled on the waste rock landform, designated C-Ore, incurs mining costs and is not recoverable to achieve a SC 6.0 product. Ore sorting presents a solution to waste rock-contaminated pegmatite material. Ore sorting uses camera/color-based sensing technology and pneumatically operated ejection modules to separate waste rock from pegmatite. This technology has been successfully applied at a number of contemporary lithium mining operations and test work has demonstrated that over 90% of liberated waste can be effectively separated from Greenbushes material. 21.2 Underground Mine Talison has commenced a concept study to investigate the development of an underground mine at Greenbushes. The study has focused on cut-off grade estimation, stope optimization and inventory level economics; however, is yet to be finalized. The study will deliver the following outcomes by H1 2025: ▪ Underground mine options and infrastructure, ▪ Indicative cost estimates and financial evaluation, ▪ Future project scope and management plan through to operation with risks articulated and operations team endorsement. The focus of the underground study is on material outside of the current Mineral Resources and LOM open cut shell. Pre-feasibility and definitive study phases will explore opportunities to access ore within the LOM pit shell, which may optimize waste rock movement and storage requirements. Backfill of stopes with paste fill is likely to be requisite for underground operation. The use of processing plant tailings would serve to extend the life of tailings storage facilities. | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | Page 174 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 22. Interpretation and Conclusions 22.1 Geology The Mineral Resources have been estimated with reference to a cut-off grade (COG), employing an open cut mining method. The COG was determined with regard to estimated mining and processing costs, product qualities, and long-term benchmark pricing. It is highlighted that the long-term benchmark price (as discussed in Section 11.5) over a timeline of 7 to 10 years was selected based on the reasonable long- term prospect of the Mineral Resource rather than the short-term viability (0.5 to 2 years). RPM considers the geological model is based on adequate structural and geochemical data that has been reviewed and vetted by geologists, over a long period of time, as well as RPM. Deposit modeling has been carried out using standard industry geological modeling software and procedures. The estimation and classification of the Mineral Resource reflects the QP’s opinion of a substantial quantum of in situ material, with reasonable prospects for eventual economic extraction remaining available. 22.2 Mining Greenbushes is an established open cut mine that is a conventional truck and shovel operation employing industry-standard mining methods. RPM considers the major mining fleet assumptions to be reasonable when benchmarked to industry standards and historical performance. RPM is of the opinion that the Mineral Reserves and associated equipment fleet numbers are reasonable to achieve the forecasts and reflect an appropriate level of accuracy. The geological model, detailed mine plans, and technical studies that underpin the LOM plan are supported by historical performance, well-documented systems and processes, and reconciliation and review. This data has been reviewed by RPM (where available) and determined to be adequate to support the Statements of Mineral Reserves. 22.3 Processing Greenbushes is a leader among lithium producers, processing high-grade, low-contaminant ore derived from its unique geological formation, which minimizes waste dilution. The processing plants, originally based on the first lithium plant's design, have been refined to handle premium ore efficiently through proven flowsheets and an innovative approach that segregates ore streams into narrow size ranges before dense media separation and flotation. This approach enables the production of high-quality lithium products that set Greenbushes apart in the industry. As at 2024, Greenbushes operates four processing plants, with a fifth, CGP3, scheduled to begin operations in 2025. Combined, the current plants are forecast to process 5.85 Mtpa producing 1.4 Mtpa of SC6.0, with CGP3 expected to boost throughput to 8.25 Mtpa and SC6.0 production to 1.8 Mtpa. However, ore feed grades are declining, particularly impacting CGP2 and TRP, leading to reduced Li2O recoveries to maintain SC6.0 quality. Average feed grades of 2.2% Li2O and a recovery rate of 66.7% in early 2024, while strong compared to industry standards, reflect a gradual decline that is expected to continue. Future challenges include transitioning mining to zones with lower-grade ore, potentially impacting CGP1, CGP2, and CGP3. Decisions are also required on adapting or decommissioning aging facilities like TGP, and addressing TRP’s limited lifespan tied to the finite tantalum tailings resource in TSF 1. Additionally, the potential for minor element penalties in concentrate agreements poses a growing risk. As Greenbushes moves to process new deposits, the uncertainty surrounding ore processability raises concerns about maintaining recovery rates and product quality in the long term. 22.4 Environmental, Social, and Governance There are significant local environmental and social (E&S) concerns that may place limitations on the Operation. There are also potential future E&S limits, constraints and obligations that may be difficult or costly to meet. Talison are aware of these potential future E&S limits, constraints and obligations, and they have E&S operational programs in place for their management. RPM considers that the identified potential

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | Page 175 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 future E&S constraints will require careful management if the proposed LOM plan is to be realized in the near to medium term. A key component of this careful management is the ongoing implementation of the stakeholder engagement program. The Operation has the required E&S approvals and the licenses/permits for the current operations and is generally operating in compliance with these current E&S approvals and permits. There are a range of key future project approvals required in the near to medium term. Talison has developed a future project approvals timeline that incorporates the key risks and considerations for the proposed strategy and schedule. RPM considers that the proposed future approvals strategy and schedule is achievable if the stated key risks and considerations are adequately addressed and resolved by Talison within the proposed project approvals timeline. However, RPM recommends that the proposed future approvals program/schedule should be compared against a confirmed detailed integrated project schedule/mine plan, so that timing limitations on the individual storage facility capacities can be compared against the approvals schedule. 22.5 Water The water supply system for the Operation relies entirely on rainfall (predominantly during winter) and surface water runoff to a network of relatively small dams. A small component of groundwater inflow to mine pits or water supply dams can be considered to be delayed delivery of rainfall runoff and is insignificant relative to other flows. The current water supply is limited. The water supply system is only just adequate for the current rate of processing with projects underway to be able to support expansion of production when CGP3 comes online. The current water management strategy is to operate plants at full capacity until the water supply is unable to meet demand. This presents a material risk to the LOM plan. | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | Page 176 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 23. Recommendations 23.1 Geology and Mineral Resources ▪ Complete a detailed review of the fractionation and zonation of the pegmatites and compare to both grade profile and geometallurgical ore types. ▪ Review the reconciliation performance against the geological model to determine key issues and shortfalls outside of the typical norms of the style of mineralization. ▪ Update the geological model based on the new drilling each year; of note is the drilling completed outside the current LOM Pit. Upon update of this model additional drilling is recommended if the outcomes of the mining studies are positive. 23.2 Mining ▪ Conduct further analysis to evaluate strip ratio optimizations by investigating the potential for steepening pit batters and enhancing the eastern footwall sheared pegmatite contact zone. ▪ Develop a scope to evaluate the feasibility of mechanical ore sorters and assess the potential economic benefits of processing contaminated ore with grades between 0.5% and 0.7%. ▪ Establish an operational excellence steering committee to guide and oversee improvements in operational efficiency and support the LOM ramp-up of production. ▪ Develop a scope for assessing operational rain immunity projects to mitigate the effects of wet weather on production and site performance. ▪ Finalize the underground mining studies and undertake open cut and underground trade-off studies. 23.3 Processing ▪ Undertake a comprehensive geometallurgical drilling program using full-core diamond drilling across future ore sources. Analyze drill core samples through detailed geometallurgical evaluation, including mineralogical detection techniques (e.g., scanning electron microscopy and X-ray diffraction), comminution studies, and multi-element scanning. The program should aim to develop a geometallurgical model that supports future ore characterisation and processing optimization. ▪ Create a detailed geometallurgical model for current and future processing areas. Move beyond standard chemical analysis by incorporating mineralogical data to classify ore types, waste, and contact zones. Integrate these insights with geological and mining models to predict process plant impacts and identify opportunities to optimize recovery, reduce costs, and increase throughput. ▪ Identify and address "low-hanging fruit" opportunities in each processing facility to improve plant performance and marginal revenue. If bottlenecks involve equipment, develop business cases for upgrades. Alternatively, engage external consultants to review operations and recommend ways to enhance efficiency, reduce costs, and increase marginal revenue. ▪ Form a dedicated team to optimize water recovery from processing circuits. Explore options such as upgrading, replacing, or duplicating tailings thickeners at all processing plants, and adding dedicated thickeners before active tailings dams. These initiatives should aim to reduce water losses across the site. ▪ Conduct regular mass balance surveys of each processing plant, incorporating minor element assays and mineralogical analysis of feed, product, and tailings streams. Use this data to benchmark performance and develop a real-time digital twin model for enhanced process control and simulation. ▪ Perform regular end-of-month mineralogical and elemental analyses of plant feed, product, and tailings streams. Use these results to provide feedback to mining teams and identify optimization opportunities within processing circuits. ▪ Engage with downstream customers to understand current and future quality expectations. Anticipate changes in concentrate offtake agreements, including potential limits or penalties, and adjust processing strategies to meet evolving requirements.

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23.4 Infrastructure

- Complete and execute the design to expand water storage and distribution. There is still a high probability of water shortages, and the mine needs to continue to focus on improving water supply security. The most recent analysis suggests that the probability of water demand exceeding supply is high, starting as early as the first half of 2025, with shortfalls continuing even after additional water supplies are included.
- Execute the Salt Water Gully (SWG) Expansion Project as per Section 15.7 as it is key to the LOM plan in the 0-5 year time horizon. The Operation is required to increase waste rock storage, a highway crossing to facilitate rock transport across the South Western Highway and provide additional water storage and associated pipelines.

23.5 ESG

- Continue with and expand as required, the implementation of the stakeholder engagement program.
- Carefully monitor and amend as required, the implementation of the proposed future approval strategy and schedule. Take into consideration the comments that RPM has made on the proposed future approval strategy and schedule in this review.
- Compare the proposed future approval program/schedule against a confirmed detailed integrated project schedule/mine plan, so that timing limitations on the individual storage facility capacities can be compared against the approvals schedule.

23.6 Tailings Storage

- RPM recommends further planning and design to ensure sufficient tailings storage capacity is confirmed for the current processing needs and future expansion. This planning needs to thoroughly consider the storage capacity of TSF 1 and TSF 4 as well as other alternative technology such as dry stack of tailings.
- An integrated approach will ensure long-term tailings storage needs are addressed and prioritized. Current reserves are constrained by tailings and waste rock storage. The addition of CGP3 will accelerate the requirement to expand these facilities.

23.7 Water

- Further planning and design to ensure sufficient water is available to support the LOM plan. RPM recommends the integration of GoldSim modelling with LOM planning to accurately forecast water supply and demand.
  - Optimization of processing plant water usage to reduce overall water use through recycling and maximizing tailings discharge density.
  - Development of additional water storage.
  - Securing a third-party external water supply and pipeline.
- RPM recommends the development of a "Trigger Action Response Plan" to reflect the operating rules the Operation will apply should water security become compromised. Modeling using GoldSim can support strategic decision-making to reflect what site operations will need to do should severe water shortages occur.
- It would also be useful for the mine to prepare and maintain an operational Water Management Plan, a living document focused on ensuring that all staff understand the most important operational issues on site related to water. The focus of an operational Water Management Plan is on ensuring water supply security, management of excess water in times of heavy rain and management of contaminated water that cannot be discharged from site.

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | Page 177 of 183 |

This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025

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24. References

- GHD (2024), Review of Security of Process Water Supply, Memo Report 12607061-REP-1
- Studies by Biologic Environmental Survey (Biologic):
  - 2011 Greenbushes Level 1 Fauna Survey.
  - 2018 Greenbushes Targeted Vertebrate and SRE Invertebrate Fauna Survey.
  - 2018 Greenbushes Vertebrate, SRE and Subterranean Fauna Desktop Assessment.
- Studies by Tony Kirkby (Kirkby):
  - 2018 Black Cockatoo Survey, Talison Mining, Greenbushes.
  - 2018 Additional Black Cockatoo Survey at the Mine Services Area, Proposed Mining Expansion, Greenbushes.
- Studies by Greg Harewood (Harewood):
  - 2018a Greenbushes Black Cockatoo Tree Hollow Review, Talison Lithium Pty Ltd.
  - 2018 Greenbushes – Preliminary Western Ringtail Possum Surveys.
- Studies by Onshore Environmental:
  - 2018 Western Ringtail Possum – Desktop Regional Habitat Mapping.
  - 2018 Targeted Western Ringtail Possum Survey Greenbushes Mine.
  - Black Cockatoo Habitat Tree Assessment Greenbushes Mine Access Road.
- Bennelongia Environmental Consultants (Bennelongia) – 2020 Greenbushes Subterranean Fauna Desktop Review and Assessment.
- Fastmarkets_Lithium Market Study_Albemarle_Full_10182024
- Fastmarkets_Lithium Market Study_Albemarle_Summary_Li Carbonate and Li Hydroxide_10252024
- Fastmarkets_Lithium Market Study_Albemarle_Summary_Spodumene Concentrate_10252024
- JMD Engineering Salt water Gully Pumping Study 2024
- Aurecon Salt Water Gully Expansion FEL 2 Phase 1 – Study Report 2024
- ADV-DE-702-01 Greenbushes_Infrastructure RFI (Annotated)
- Mine Services Area (MSA) drawings
- SEC Technical Report Summary, Pre-Feasibility Study, Greenbushes Mine, February 9, 2024
- Albemarle supply network memorandum, August 27, 2024.
- 2312 - Board Paper - Upgrade 22kV Network, December 2023
- TLA-BUS-CON-0520 Electricity Transfer Access Contract Western Power - Fully Signed 2024 Renewal

Report Title	Provider	Year
Mining Proposal_63657_Chem Grade 2.pdf	Department of Energy, Mines, Industry Regulation & Safety	2017
Mining Proposal_747_Greenbushes Upgrade of Hard Rock Mining.pdf	Department of Energy, Mines, Industry Regulation & Safety	1991
Mining Proposal_3131_Continuation of Hard Rock Mining.pdf	Department of Energy, Mines, Industry Regulation & Safety	1999
Mining Proposal_3384_Underground Mining.pdf	Department of Energy, Mines, Industry Regulation & Safety	2000
Mining Proposal_4870_TSF Extension.pdf	Department of Energy, Mines, Industry Regulation & Safety	2004
Mining Proposal_5221_TSF 3 Rehab Trial.pdf	Department of Energy, Mines, Industry Regulation & Safety	2006
Mining Proposal_15064_Lithium Carbonate Plant.pdf	Department of Energy, Mines, Industry Regulation & Safety	1994

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | Page 178 of 183 |

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Report Title	Provider	Year
Mining Proposal_15785_Expansion to IP Waste DuMining Proposal.pdf	Department of Energy, Mines, Industry Regulation & Safety	1996
Mining Proposal_15942_ Extension of Tantalum Pit Wall.pdf	Department of Energy, Mines, Industry Regulation & Safety	1997
Mining Proposal_45382_Continuation of Hardrock Mining III.pdf	Department of Energy, Mines, Industry Regulation & Safety	2014
Mining Proposal_80328_Chem Grade 3&4 and TRP.pdf	Department of Energy, Mines, Industry Regulation & Safety	2019
Mining Proposal_92728_TSF 4 and Remining TSF 1.pdf	Department of Energy, Mines, Industry Regulation & Safety	2021
Mining Proposal_95694_2021 Infrastructure Propoposal.pdf	Department of Energy, Mines, Industry Regulation & Safety	2021
Mining Proposal_96748_TSF 2 Butressing.pdf	Department of Energy, Mines, Industry Regulation & Safety	2022
Mining Proposal_101871_ Infrastructure Proposal.pdf	Department of Energy, Mines, Industry Regulation & Safety	2023
Mining Proposal_102901_TSF 4 Design.pdf	Department of Energy, Mines, Industry Regulation & Safety	2023
Mining Proposal_111238_Greenbushes 10Y Mine Plan.pdf	Department of Energy, Mines, Industry Regulation & Safety	2023
Mining Proposal_115689_Cowan Brook Dam Raise and Accommodation Village.pdf	Department of Energy, Mines, Industry Regulation & Safety	2023
Mining Proposal_119573_TSF 4 Rev6 Ver 1.pdf	Department of Energy, Mines, Industry Regulation & Safety	2023
Mining Proposal_121641_Solar Array.pdf	Department of Energy, Mines, Industry Regulation & Safety	2024
Mining Proposal_122355_Cowan Brook Dam Raise and Accommodation Village.pdf	Department of Energy, Mines, Industry Regulation & Safety	2024
Mining Proposal_124309_Salt Water Gully.pdf	Department of Energy, Mines, Industry Regulation & Safety	2024
Memo: CGP1 Rougher Tail Refloat Tests - Progress Memo	Talison Lithium	2018
CGP2 Ore Commissioning Test Summary Report	Talison Lithium	2022
Talison Lithium Pty Ltd Geometallurgy Program - Progress Report	Minsol Engineering	2023
Memo: Derric Test Work for CGP4 Rev 3	Talison Lithium	2023
Memo: Ore Optical Sorter Testwork	Talison Lithium	2023
CGP4 Three Way Ore Sorting Mass Balance	Orway Mineral Consultants	2023
Test Report - Wet Screening	Derreck Corporation	2023
Ore Sorter Optical Testwork 2023	Talison Lithium	2023
Memo: Geomet Program - Low Grade Blends	Minsol Engineering	2024
Memo: Geomet Program - Scavenger Conditioning	Minsol Engineering	2024
Memo: Technical and High-Level Financial Assessment of CGP4 Flowsheet Changes	Talison Lithium	2024
Testwork Report: Primary Classifier, CG4 - Process Development	Talison Lithium	2024
Memo: Routine Mineralogy Progress Memo	Talison Lithium	2022
Memo: Weathered Ore Mineralogy	Talison Lithium	2022
Greenbushes Lithium Operations NI43-101 Technical Report	Behre Dolbear Australia	2012
Co-Processing Agreement	Global Advanced Metals	2022
Talison Lithium & Tianqi Group - Distribution Agreement (TLA03D)	Talison Lithium	2014
Talison Lithium & Rockwood Lithium - Distribution Agreement (TLA81)	Talison Lithium	2014
Presentation: Plant Block Flow Models	Talison Lithium	2024

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | Page 179 of 183 |

This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025

RPMGLOBAL

Report Title	Provider	Year
Presentation: Yield Models	Talison Lithium	2024
Spreadsheet: Process Plant Capacities	Talison Lithium	2024
Spreadsheet: Greenbushes Mining 2025 Budget V1.2 Extra Mill Elements Physicals Only	Talison Lithium	2024
Spreadsheet: Greenbushes Annual Production Performance – 2024	Talison Lithium	2024
Spreadsheet: 24 Yield Curves	Talison Lithium	2024
Spreadsheet: 2021 Day 3 Review Charts	Talison Lithium	2024
Spreadsheet: 2022 Day 3 Review Charts	Talison Lithium	2024
Spreadsheet: 2023 Day 3 Review Charts	Talison Lithium	2024
Spreadsheet: 2024 Day 3 Review Charts	Talison Lithium	2024

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | Page 180 of 183 |

This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | Page 181 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 25. Reliance on Information Provided by Registrant This Technical Report Summary has been prepared by RPM for Albemarle as the Client. The estimates, conclusions, opinions and information contained in this TRS are based on information and data provided by the Company, which was validated following industry practices and deemed appropriate for use as at the date of this Report. RPM fully relied on Albemarle or the Company for information in relation to the following subsections. RPM considers it reasonable to rely on Albemarle or the Company for this information as they have been the owner of the Operation for many years and have experience with the operation of lithium mines in Western Australia. 25.1 Macroeconomic Trends Information relating to inflation, interest rates, foreign exchange rates and taxes. This information was used in Section 19 for the economic analysis and supports the Mineral Resource Estimate in Section 11 and the Mineral Reserve Estimate in Section 12. 25.2 Marketing Information relating to marketing and sales contracts, marketing studies and strategies, product valuation, product specifications, refining and treatment charges, transportation costs, and material contracts. The information relied upon in this Report has been provided by Fastmarkets (a marketing expert). This information was used to support the Mineral Resources Estimate in Section 11 and the Mineral Reserve Estimate in Section 12. It has been used when discussing the contract information in Section 16, Commodity Price in Section 12 and analysis of the economics in Section 19 . 25.3 Legal Matters Information relating to mineral rights, approvals and permits to mine, mineral tenures (concessions, payments to retain, obligation relating to work programs), ownership interests, surface rights, easements, rights of way, violations, fines, ability and timing to obtain and renew permits, monitoring requirements, royalties, water rights and bonding requirements. This information has been used to discuss property ownership in Section 3, tenure, permits and closure matters in Section 3.2, economic analyses in Section 19 and supports the Mineral Resource Estimate in Section 11 and the Mineral Reserve Estimate in Section 12. This information was provided by Company and is confirmed reliable given the ongoing operations at the assets. 25.4 Environmental Matters Information relating to environmental permitting and monitoring requirements, ability to maintain and renew permits, emissions controls, closure planning, baseline studies for environmental permitting, closure bond and binding requirements and compliance with requirements for protected species and areas. This information has been used to discuss property ownership, tenure, permits and closure matters in Section 3.2, economic analyses in Section 19 and supports the Mineral Resource Estimate in Section 11 and the Mineral Reserve Estimate in Section 12. This information was provided by Company and is confirmed reliable given the ongoing operations at the assets.. The majority of documents were prepared by subject matter experts and can be relied upon to support the information contained in this Report. 25.5 Stakeholder Accommodations Information relating to community relations plan, non-governmental organizations, social and stakeholders baseline and supporting studies. This information is used in the social and community discussions in Section 17 and the economic analysis in Section 19. It supports the Mineral Resource estimate in Section 11 and the Mineral Reserve Estimate | ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | Page 182 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 in Section 12. This information was provided by the Company and is confirmed reliable given the ongoing operations at the assets. 25.6 Governmental Factors Information relating to Government royalty and taxation and governmental monitoring, violations and enforcement action and bond requirements. This information was used in Section 4 for discussion of royalty requirements and encumbrances on the Property, the mine closure and permitting in Section 17, the economic analysis in Section 19, and supports the Mineral Resources Estimate in Section 11 and the Mineral Reserves Estimate in Section 12. This information was provided by the Company and is confirmed reliable given the ongoing operations at the assets.

| ADV-DE-00702-01 | Technical Report Summary, Greenbushes Mine, Western Australia | | | Page 183 of 183 | This report has been prepared for Albemarle Corporation and must be read in its entirety and is subject to all assumptions, limitations and disclaimers contained in the body of the report. © RPM Global USA, Inc 2025 26. Date and Signature Page The report titled ‘‘Technical Report Summary, Greenbushes Mine, Western Australia”’ with an effective date of 10 February 2025 was prepared by RPMGlobal USA Inc. (RPM) as a third-party firm in accordance with Title 17 Subpart 229.1302(b)(1) of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300). References to the Qualified Person or QP are references to RPM and not to any individual employed or engaged by RPM. Dated 10 February 2025 RPMGlobal USA, Inc. 7887 East Belleview Avenue, Suite 1100 Denver, Colorado, 80111 USA